EXHIBIT 10.22
EXECUTION VERSION

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of December 9, 2015

among

Cenveo Corporation,

Cadmus Printing Group, Inc.,

Cadmus KnowledgeWorks International, Ltd.

and

WestRock Converting Company

		Page
	ARTICLE I
	PURCHASE AND SALE OF SHARES AND MEMBERSHIP
	INTERESTS
	2

1.1	Purchase and Sale; Working Capital	2
1.2	Closing	3
1.3	Deliveries at the Closing	3
1.4	Closing Working Capital Adjustment	6
1.5	Withholding Rights	9
1.6	Sale by Washburn Graphics	9

	ARTICLE II
	REPRESENTATIONS AND WARRANTIES AS
	TO THE SELLERS
	10

2.1	Organization and Good Standing; Authority	10
2.2	Ownership of Transferred Securities; Title.	10
2.3	No Conflict.	11
2.4	Governmental Consents and Approvals.	11
2.5	Litigation	12
2.6	Brokers	12

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES
	REGARDING THE COMPANIES
	12

3.1	Organization and Good Standing of the Companies	12
3.2	Subsidiaries	13
3.3	Capitalization of the Companies	13
3.4	No Conflict.	16
3.5	Financial Statements; Undisclosed Liabilities	16
3.6	Business Since the Interim Balance Sheet Date	18
3.7	Compliance with Law; Litigation; Injunctions	18
3.8	Contracts and Agreements; Defaults	18
3.9	Employee Benefit Plans	21
3.10	Employment-Related Matters	24
3.11	Taxes	24
3.12	Permits	27
3.13	Real Property	27
3.14	Title; Sufficiency of Assets; Condition of Assets	29
3.15	Related Parties	29
3.16	Intellectual Property	30
3.17	Insurance	31

i

(Continued)

(Continued)

		Page

5.17	Environmental Insurance; Escrow Covenant	53
5.18	Environmental Permit	54
5.19	Toledo Air Permit Compliance	55

	ARTICLE VI
	CONDITIONS TO THE OBLIGATIONS OF THE
	SELLERS
	56

6.1	Representations; Warranties; Covenants	56
6.2	Proceedings	56
6.3	HSR Act	56
6.4	Closing Purchase Price Payment	57
6.5	Deliveries	57

	ARTICLE VII
	CONDITIONS TO THE OBLIGATIONS OF
	BUYER
	57

7.1	Representations; Warranties; Covenants	57
7.2	Proceedings	58
7.3	HSR Act	58
7.4	Company Material Adverse Effect	58
7.5	Deliveries	58
7.6	Minority Interests in Certain Foreign Subsidiaries	58

	ARTICLE VIII
	TERMINATION
	58

8.1	Termination of Agreement	58
8.2	Liabilities Upon Termination	59

	ARTICLE IX
	SURVIVAL; INDEMNIFICATION
	60

9.1	Survival	60
9.2	Indemnification	60

	ARTICLE X
	CERTAIN TAX MATTERS
	69

10.1	Filing Returns	69
10.2	Additional Tax Matters	70

(Continued)

Exhibits

Exhibit A - Defined Terms
Exhibit B - Transferred Membership Interests Assignment
Exhibit C - Supply Agreement
Exhibit D - TSA
Exhibit E - Mutual Release
Exhibit F - Indenture Release
Exhibit G - Credit Agreement Release
Exhibit H - Referral Agreement
Exhibit I - Escrow Agreement
Exhibit J - Working Capital

v

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (together with the Company Disclosure Letter, Schedules and Exhibits attached hereto and as the same may be amended, supplemented or modified in accordance with the terms hereof, the “Agreement”), dated as of December 9, 2015, by and among Cenveo Corporation, a Delaware corporation (“Cenveo Corp”), Cadmus Printing Group, Inc., a Virginia corporation (“Cadmus Printing”), Cadmus KnowledgeWorks International Ltd., a Mauritius private company with limited liability (“Cadmus Knowledge” and, together with Cenveo Corp and Cadmus Printing, the “Sellers”), and WestRock Converting Company, a Georgia corporation (“Buyer”).

WHEREAS, Buyer desires to purchase all of the outstanding (x) membership interests of Cenveo Commercial Ohio, LLC, a Colorado limited liability company, (“Cenveo Commercial”), Rex 2010, LLC, a Florida limited liability company (“Rex 2010”), and 136 Eastport Road, LLC, a Delaware limited liability company (“136 Eastport”), and (y) shares of capital stock of Washburn Graphics, Inc., a North Carolina corporation (“Washburn Graphics”), and Cenveo McLaren Morris and Todd Company, a Nova Scotia unlimited liability company (“MMT” and, together with Cenveo Commercial, Rex 2010, 136 Eastport and Washburn Graphics, the “Companies”), and the Sellers desire to sell such shares and membership interests, as applicable, to Buyer on the terms and conditions hereinafter set forth;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Sellers to enter into this Agreement, WestRock Company, a Delaware corporation (“WestRock Company”), has delivered to the Sellers a guarantee, dated as of the date of this Agreement, in favor of the Sellers with respect to the obligations of Buyer under this Agreement (the “Buyer Guaranty”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, the Persons listed on Schedule I (each, a “Minority Holder”) have each delivered to Buyer a purchase and sale agreement (the “Minority Holder Purchase Agreements”), requiring, simultaneously with the consummation of the closing of the sale of the Sellers’ equity interests in the applicable entity under this Agreement, such Minority Holder to sell to a Person designated by Buyer, all of the outstanding capital stock of Cadmus Packaging Company Limited or Cadmus de Honduras, S.A., as applicable, owned beneficially and of record by such Minority Holder; and

WHEREAS, the definitions of certain defined terms used herein are set forth in Exhibit A hereto.

Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:

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ARTICLE I

PURCHASE AND SALE OF SHARES AND MEMBERSHIP INTERESTS

1.1    Purchase and Sale; Working Capital.

(a)Sale by Cenveo Corp. Upon the terms and subject to the conditions set forth in this Agreement, Cenveo Corp shall sell to Buyer, and Buyer shall purchase from Cenveo Corp: (i) 100% of the membership interests (as defined in the Colorado Act) of Cenveo Commercial (the “Cenveo Commercial Membership Interests”); (ii) 100% of the membership interests (as defined in the Florida Act) of Rex 2010 (the “Rex 2010 Membership Interests”); (iii) 100% of the limited liability company interests (as defined in the Delaware Act) of 136 Eastport (the “136 Eastport Membership Interests” and, collectively with the Cenveo Commercial Membership Interests and Rex Membership Interests, the “Transferred Membership Interests”); and (iv) 100% of the issued and outstanding common shares of MMT (the “MMT Common Shares” and, collectively with the Transferred Membership Interests, the “Cenveo Corp Transferred Equity”).

(b)Sale by Cadmus Printing. Upon the terms and subject to the conditions set forth in this Agreement, Cadmus Printing shall sell to Buyer, and Buyer shall purchase from Cadmus Printing, 100% of the issued and outstanding shares of the common stock of Washburn Graphics, par value $1.00 per share (the “Washburn Graphics Shares”).

(c)Sale by Cadmus Knowledge. Upon the terms and subject to the conditions set forth in this Agreement, Cadmus Knowledge shall sell to Buyer, and Buyer shall purchase from Cadmus Knowledge, 100% of the outstanding preferred shares of MMT (the “MMT Preferred Shares” and, together with the MMT Common Shares, the “MMT Shares” and, together with the Cenveo Commercial Membership Interests, the Rex 2010 Membership Interests, the 136 Eastport Membership Interests and the Washburn Graphics Shares, the “Transferred Securities”).

(d)The applicable Seller shall sell to Buyer, and Buyer shall purchase from the applicable Seller, the Transferred Securities for an aggregate purchase price equal to the Final Purchase Price.

(e)No less than five (5) Business Days prior to the Closing Date, Cenveo Corp shall prepare and deliver to Buyer a schedule (the “Estimate Schedule”) setting forth the Estimated Closing Working Capital (which may, in Cenveo Corp’s sole discretion, be updated (subject to the proviso to the final sentence of this Section 1.1(e)) to reflect the results of the physical inventory of certain sites to be jointly conducted by Buyer and Cenveo Corp to the extent completed immediately prior to the Closing) and the Note Liability. Cenveo Corp shall give Buyer and its representatives reasonable access to the work papers used in connection with the preparation of the Estimate Schedule; provided that if Cenveo Corp employs a firm of independent accountants in connection with the preparation of the Estimate Schedule, then Cenveo Corp shall cause such independent accountants to give Buyer and its representatives reasonable access to any computations and work papers used in the preparation of the Estimate Schedule (provided, that Buyer and any of its representatives requesting any computations or

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work papers prepared by any independent accounting firm shall have executed and delivered any non-reliance release or other agreements reasonably required by the independent accounting firm that has prepared such computations or work papers). Cenveo Corp and its representatives will consider in good faith Buyer’s comments to the Estimate Schedule (if any) and arrange for a meaningful consultation with Buyer and its representatives with respect thereto prior to the Closing Date; provided, however, that the failure to include in the Estimate Schedule any changes proposed by Buyer (including any update or change in connection with the jointly conducted physical inventory), or the acceptance by Buyer of the Estimate Schedule, or the consummation of the Closing, shall not limit or affect Buyer’s remedies under this Agreement (other than in respect of the determination of the Estimated Closing Working Capital), including Buyer’s right to include such changes or other changes in the Buyer’s Closing Schedule or constitute an acknowledgement by Buyer of the accuracy of the Estimate Schedule. For the avoidance of doubt, whether or not the results of the physical inventory are reflected in the Estimated Closing Working Capital, such results shall be used in calculating the Closing Working Capital.

1.2    Closing. Unless Cenveo Corp and Buyer shall agree in writing upon a different location, time or date, the closing of the sale and purchase of the Transferred Securities (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004 at 10:00 a.m. on the date which is: (i) five (5) Business Days after the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to ARTICLE VI and ARTICLE VII hereof (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing, but subject to the satisfaction or waiver in accordance herewith of those conditions) if such date of such satisfaction or waiver is more than ten (10) calendar days prior to the end of the then-current calendar month; or (ii) the date which is the first Business Day of the next calendar month following the date that is no less than two (2) calendar days after the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to ARTICLE VI and ARTICLE VII hereof (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing, but subject to the satisfaction or waiver in accordance herewith of those conditions) if such date of satisfaction or waiver is within ten (10) calendar days of the end of the then-current calendar month (provided that the Closing shall not be prior to February 1, 2016 without the mutual agreement of Cenveo Corp and Buyer), or on such other date as is mutually agreed to by Cenveo Corp and Buyer. If on any date set for the Closing pursuant to the prior sentence or pursuant to this sentence the Closing is not consummated because all of such conditions to the obligations of the parties hereto have not been satisfied or waived, then Cenveo Corp and Buyer shall agree upon a new date for the Closing in accordance with such prior sentence. The transactions consummated at the Closing shall be deemed effective at 12:01 a.m. on the Closing Date (the “Effective Time”).

1.3    Deliveries at the Closing. Subject to the conditions set forth in this Agreement, at the Closing:

(a)    The Sellers shall deliver or cause to be delivered to Buyer the following:

(i)Cenveo Corp shall deliver or cause to be delivered to Buyer (or Buyer’s designated Affiliate): (A) the membership interest assignment and assumption

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agreement in the form attached hereto as Exhibit B (the “Transferred Membership Interests Assignment”), duly executed by Cenveo Corp; (B) certificates (or affidavits of loss or similar instruments under applicable Law with customary indemnities and in form reasonably acceptable to Buyer) representing all of the MMT Common Shares accompanied by stock powers duly executed by Cenveo Corp; and (C) a certificate certifying that Cenveo Corp is not a foreign person within the meaning of Section 1445 of the Code, duly executed by Cenveo Corp;

(ii)Cadmus Printing: (A) shall deliver or cause to be delivered to Buyer: (1) certificates (or affidavits of loss or similar instruments under applicable Law with customary indemnities and in form reasonably acceptable to Buyer) representing all of the Washburn Graphics Shares accompanied by stock powers duly executed in blank by Cadmus Printing; and (2) a certificate certifying that Cadmus Printing is not a foreign person within the meaning of Section 1445 of the Code, duly executed by Cadmus Printing; and (B) shall cause Washburn Graphics to deliver to Buyer (or Buyer’s designated Affiliate) the certificates (or affidavits of loss or similar instruments under applicable Law with customary indemnities and in form reasonably acceptable to Buyer) representing all of the outstanding capital stock of Cadmus Packaging Company Limited held by Washburn Graphics accompanied by stock powers duly executed in blank by Washburn Graphics;

(iii)Cadmus Knowledge shall deliver or cause to be delivered to Buyer certificates (or affidavits of loss or similar instruments under applicable Law with customary indemnities and in form reasonably acceptable to Buyer) representing all of the MMT Preferred Shares accompanied by stock powers duly executed in blank by Cadmus Knowledge;

(iv)	the certificate referred to in Section 7.1(c), duly executed by each
Seller;

(v)a certificate of the Secretary of each Seller certifying as to: (A) the full force and effect of the Organizational Documents of such Seller attached thereto as exhibits; and (B) the full force and effect of resolutions of such Seller’s board of directors attached thereto as exhibits authorizing such Seller to enter into this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby;

(vi)duly executed resignations, effective as of the Closing, of the directors, managers and officers, as applicable, of each of the Companies and the Company Subsidiaries listed in Section 1.3(a)(vi) of the Company Disclosure Letter;

(vii)(A) consents, in form and substance reasonably acceptable to Buyer, with respect to the transactions contemplated by this Agreement under the Contracts listed in Section 1.3(a)(vii)(A) of the Company Disclosure Letter (as amended in accordance with Section 5.16(a)); and (B) (x) Replacement Contracts, or (y) assignment and assumption agreements in form reasonably acceptable to Buyer (the “Assignments”) with respect to the Designated Shared Contracts listed in Section 1.3(a)(vii)(B) of the Company Disclosure Letter (as amended in accordance with Section 5.16(a)), in each case, in accordance with Section 5.16(b); provided, however, that with respect to the Contracts listed on the foregoing schedules with an asterisk (*), notwithstanding the failure to obtain such consent, Assignment or

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Replacement Contract in respect of such Contract, such delivery requirement for purposes of this Section 1.3(a)(vii) and Section 7.5 shall be deemed fulfilled for purposes of this Agreement if Sellers cure such failure by arranging for a Contract on substantially similar terms (including with another party) with respect to such leased equipment, or otherwise by securing the equipment leased under such Contracts for use by the applicable Company or Company Subsidiary;

(viii)a good standing or similar certificate of the Companies and the Sellers, in each case, that are organized in the United States, and a status certificate with respect to MMT from their respective jurisdictions of formation dated within seven (7) days prior to the Closing Date;

(ix)	the Section 338(h)(10) Forms, duly executed by Cenveo;

(x)if in the possession of the Sellers, any Affiliate of any Seller or the applicable Company or Company Subsidiary, the minute books and stock ledger (if applicable) and any other material books and records of each Company and Company Subsidiary, but in any event, all such books and records as are necessary for Buyer to operate the Companies and Company Subsidiaries after Closing in substantially the same manner as they were operated by the Sellers prior to the Closing;

(xi)a supply agreement, substantially in the form attached hereto as Exhibit C (the “Supply Agreement”), duly executed by Cenveo Corp;

(xii)a transition services agreement substantially in the form attached hereto as Exhibit D (the “TSA”), duly executed by Cenveo Corp;

(xiii)	the Referral Agreement, duly executed by Cenveo Corp;

(xiv)a mutual release in the form attached hereto as Exhibit E (the “Mutual Release”), duly executed by each Seller, Company and Company Subsidiary;

(xv)a full release of any obligations of the Companies and Company Subsidiaries and the Liens on the equity and assets of the Companies and Company Subsidiaries, in each case, pursuant to the Indentures, in the respective form attached as Exhibit F (the “Indenture Release”), duly executed by The Bank of New York Mellon, as trustee and collateral agent under the respective Indentures (as defined in the definition of Indentures in Exhibit A), and duly executed by U.S. Bank National Association, as trustee under the respective Indenture (as defined in the definition of Indentures in Exhibit A);

(xvi)a full release of any obligations of the Companies and Company Subsidiaries and the Liens on the equity and assets of the Companies and Company Subsidiaries, in each case, pursuant to the Credit Agreement, in the form attached as Exhibit G (the “Credit Agreement Release”, and together with the Indenture Release, the “Lien Releases”), duly executed by Bank of America, N.A., as administrative agent under the Credit Agreement;

(xvii)evidence of the payment by or on behalf of Cenveo Corp of any bonus, “stay pay” or similar compensation payable to a Continuing Employee as a result of or in

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connection with the consummation of the Closing pursuant to the terms of an Employment Agreement in effect prior to the Closing with such Continuing Employee (whether such payments are payable before, at or after the Closing) including those payments set forth in Section 1.3(a)(xvii) of the Company Disclosure Letter;

(xviii)	the Escrow Agreement, duly executed by Cenveo Corp.; and

(xix)	the Canadian Tax Agreement, duly executed by the Sellers and the
Canadian Tax Agent.

(b)     (i)     Subject to Section 1.5, Buyer shall: (A) pay and deliver to Cenveo Corp an amount in cash equal to the Closing Purchase Price minus the Note Liability (by wire transfer of immediately available funds to a bank account specified in writing by Cenveo Corp); and (B) substantially simultaneously with the consummation of the Closing, make a capital contribution into, and cause MMT to pay and deliver to Cenveo Corp, an amount in cash equal to the Note Liability in full satisfaction and discharge of the Intercompany Note.

(ii)    In addition to the payments and deliveries set forth in subsection 1.3(b)(i) hereof, Buyer shall deliver or cause to be delivered to Cenveo Corp the following:

(A)	the Transferred Membership Interests Assignment, duly
executed by Buyer;

(B)	the certificate referred to in Section 6.1(c), duly executed by Buyer;

(C)	a certificate of the Secretary of Buyer certifying as to:
(A)the full force and effect of the Organizational Documents of Buyer attached thereto as exhibits; and (B) the full force and effect of resolutions of Buyer’s board of directors attached thereto as exhibits authorizing Buyer to enter into this Agreement and the other Transaction Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby;

(D)    the Supply Agreement, duly executed by Buyer;

(E)    the TSA, duly executed by Buyer;

(F)    the Referral Agreement, duly executed by Buyer;

(G)    the Section 338(h)(10) Forms, duly executed by Buyer;

(H)    the Canadian Tax Agreement, duly executed by Buyer and
the Canadian Tax Agent; and

(I)    the Escrow Agreement, duly executed by Buyer.

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1.4    Closing Working Capital Adjustment.

(a)    As promptly as practicable after the Closing Date, but in no event later than sixty (60) days thereafter, Buyer shall prepare and deliver to Cenveo Corp a schedule (the “Buyer’s Closing Schedule”) setting forth in reasonable detail Buyer’s calculation of the Closing Working Capital along with a copy of the computations used in connection therewith. Buyer shall give Cenveo Corp and its representatives reasonable access to the work papers used in connection with the preparation of the Buyer’s Closing Schedule; provided that if Buyer employs a firm of independent accountants in connection with the preparation of the Buyer’s Closing Schedule, then Buyer shall cause such independent accountants to give Cenveo Corp and its representatives reasonable access to any computations and work papers used in the preparation of the Buyer’s Closing Schedule (provided, that Cenveo Corp and any of its representatives requesting any computations or work papers prepared by any independent accounting firm shall have executed and delivered any non-reliance release or other agreements reasonably required by the independent accounting firm that has prepared such computations or work papers). Buyer and its representatives will also give, upon reasonable prior notice, Cenveo Corp and its representatives reasonable access, during the normal business hours of Buyer and the Companies and Company Subsidiaries, to personnel responsible for, or with knowledge regarding, information used in the preparation of the Buyer’s Closing Schedule and books and records of the Companies and Company Subsidiaries used in the preparation or reasonably related to the calculation of Closing Working Capital, in each case, as reasonably requested by Cenveo Corp to assist it (if necessary) in the preparation of the Sellers’ Dispute Notice. Cenveo Corp will notify Buyer in writing (the “Sellers’ Dispute Notice”) within thirty (30) days after receiving the Buyer’s Closing Schedule if Cenveo Corp disagrees with Buyer’s calculation of the Closing Working Capital as set forth in the Buyer’s Closing Schedule, which notice shall set forth in reasonable detail the name of the Company(ies) or Company Subsidiary(ies) to which the disputed calculation relates, the basis for such disagreement and dollar amount of each dispute and Cenveo Corp’s calculation of the Closing Working Capital. If no Sellers’ Dispute Notice is received by Buyer within such thirty (30)-day period, then Buyer’s calculation of the Closing Working Capital as set forth in the Buyer’s Closing Schedule shall be final and binding upon the parties hereto.

(b)    Upon receipt by Buyer of the Sellers’ Dispute Notice, Cenveo Corp and Buyer shall negotiate in good faith to resolve any disagreement with respect to Closing Working Capital as set forth in the Sellers’ Dispute Notice (each such disagreement being referred to as a “Disputed Item”). Any Disputed Item resolved and agreed to in writing by Buyer and Cenveo Corp shall be deemed final and binding when such writing is executed by Buyer and Cenveo Corp. To the extent Buyer and Cenveo Corp are unable to agree with respect to the Closing Working Capital within thirty (30) days after receipt by Buyer of the Sellers’ Dispute Notice, Buyer and Cenveo Corp shall promptly engage McGladrey LLP or, if McGladrey LLP is unable or unwilling to accept such engagement, then an internationally recognized independent accounting firm mutually and reasonably acceptable to Buyer and Cenveo Corp (the “Accounting Firm”), and submit their dispute to the Accounting Firm for a binding resolution. The fees and expenses of the Accounting Firm pursuant to this Section 1.4 shall be borne, in their entirety, by the party whose calculation of the Final Purchase Price based upon its calculation of Closing Working Capital as initially submitted to the Accounting Firm (in accordance with Section 1.4(c) below) is furthest away from the Final Purchase Price based upon

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the Closing Working Capital as determined by the Accounting Firm. The fees and expenses of Buyer’s independent auditors (if any), attorneys (if any) or any other advisors incurred in connection with the issuance of the Buyer’s Closing Schedule and any dispute resolution procedure relating thereto shall be borne by Buyer, and the fees and expenses of the independent auditors (if any), attorneys (if any) or any other advisors of Cenveo Corp incurred in connection with their review of the Buyer’s Closing Schedule and issuance of the Sellers’ Dispute Notice and any dispute resolution procedure relating thereto shall be borne by Cenveo Corp.

(c)    Not later than thirty (30) days after the engagement of the Accounting Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), unless other procedures are agreed upon at such time, Cenveo Corp and Buyer shall submit simultaneous briefs to the Accounting Firm (with a copy to the other party or parties) setting forth their respective positions regarding any Disputed Item, and not later than thirty (30) days after the submission of such briefs, Cenveo Corp and Buyer shall submit simultaneous reply briefs (with a copy to the other party or parties). If an additional briefing, a hearing or other information is required by the Accounting Firm, the Accounting Firm shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30)-day period, and the applicable parties shall promptly respond with a view to minimizing any delay in the decision date. Cenveo Corp and Buyer shall instruct the Accounting Firm to render its decision resolving such dispute within thirty (30) days after submission of the reply briefs or, in the event an additional briefing, a hearing or other information is required, within thirty (30) days after the completion of such additional briefing, the completion of such hearing, or the submission of such additional information, as the case may be. In resolving any Disputed Item, the Accounting Firm: (i) shall act as an accounting expert and not as an arbitrator; (ii) shall be bound by the provisions of this Section 1.4 and the definitions of Closing Working Capital and the definitions included therein; (iii) shall limit its review to matters still in dispute as specifically set forth in the Sellers’ Dispute Notice (and only to the extent such matters are still in dispute at the commencement of such thirty (30)-day period, it being understood that matters covered in offers made in proposed settlement shall be treated as in “dispute” unless the proposed settlement offer specifies otherwise at the time made); and (iv) shall further limit its review solely to whether the Buyer’s Closing Schedule has been prepared in accordance with this Section 1.4. The determination of any item that is a component of Closing Working Capital, and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Buyer’s Closing Schedule or the Sellers’ Dispute Notice (or, if closer to the value claimed in the Sellers’ Dispute Notice or the Buyer’s Closing Schedule, respectively, the value claimed by the relevant party at the commencement of such thirty (30)- day period (it being understood and agreed that any value for any item proposed in an effort to reach an agreement with respect to the value of such item shall not be deemed to be “claimed” for purposes of this sentence if the proposing party specifies so at such time). The Sellers and Buyer each agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Closing Working Capital as agreed upon by Cenveo Corp and Buyer, as deemed agreed upon pursuant to the last sentence of Section 1.4(a) or as determined by the Accounting Firm in accordance with Sections 1.4(b) and 1.4(c), shall be termed the “Final Closing Working Capital.”

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(d)     Buyer and Cenveo Corp agree to make the payments, as applicable, set forth below in Section 1.4(d)(i) or 1.4(d)(ii), as the case may be. Buyer and Cenveo Corp agree that any payment required to be made pursuant to Section 1.4(d)(i) or 1.4(d)(ii), as the case may be, shall be made within five (5) Business Days after the Final Closing Working Capital becomes final and binding on the parties hereto (the date the Final Closing Working Capital becomes final and binding being referred to as the “Final Closing Working Capital Date”) by wire transfer in immediately available funds to a bank account or bank accounts designated by Cenveo Corp or Buyer, as the case may be, to the other party or parties, as applicable.

(i)    Cenveo Corp shall pay to Buyer the excess, if any, of the Estimated Closing Working Capital over the Final Closing Working Capital together with interest at the Applicable Rate compounded daily beginning on the date that is five (5) Business Days after the Final Closing Working Capital Date.

(ii)    Buyer shall pay to Cenveo Corp the excess, if any, of the Final Closing Working Capital over the Estimated Closing Working Capital together with interest at the Applicable Rate compounded daily beginning on the date that is five (5) Business Days after the Final Closing Working Capital Date.

(iii)    Any interest payable pursuant to subsections (d)(i) and (d)(ii) hereof shall be due and payable at the same time as the payment as to which it relates is paid and shall be calculated daily based on a year of three hundred sixty-five (365) days and the actual number of days elapsed.

(e)    Buyer agrees that, following the Closing through the Final Closing Working Capital Date, it shall not, and will cause each such Company and Company Subsidiary, not to, take any actions with respect to any accounting books, records, policies or procedures on which the Closing Working Capital is to be based that would make it impossible or impracticable to calculate the Closing Working Capital in the manner and utilizing the methods required hereby. Without limiting the generality of the foregoing, for purposes of calculating the Closing Working Capital, no changes shall be made in any reserve or other account existing as of the Interim Balance Sheet Date except (i) as a result of events occurring after such date and, in such event, only in a manner consistent with practices of the applicable Companies or Company Subsidiaries prior to the Closing Date and (ii) as necessary to correct any computational error or errors in applying the Accounting Principles.

1.5    Withholding Rights. Subject to Section 10.6, each Seller acknowledges that Buyer will deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Laws, and Buyer shall timely pay over to the appropriate Governmental Authority any amounts so withheld. To the extent that such amounts are so withheld and timely paid over to or deposited with the relevant Governmental Authority by Buyer and the amount and reason for such deduction and withholding is promptly reported to the Person to whom such amounts would otherwise have been paid, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

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1.6    Sale by Washburn Graphics. Immediately prior to the purchase and sale of the Transferred Securities, but subject to the consummation of the Closing, Cadmus Printing shall cause Washburn Graphics to sell to one or more Persons designated by Buyer, 996 shares of the outstanding capital stock of Cadmus Packaging Company Limited, such amount being 100% of the equity in Cadmus Packaging Company Limited owned beneficially and of record by Washburn Graphics (i.e., other than the Minority Holders’ equity), and such portion of the Purchase Price as Cenveo and Buyer shall agree (based on an independent valuation) shall be paid by the Person or Persons designated by Buyer to Washburn Graphics for such capital stock, and Washburn Graphics shall immediately distribute such proceeds to Cadmus Printing prior to the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS

Subject to the first three sentences of Section 12.11, the Sellers, jointly and severally, represent and warrant to Buyer as follows:

2.1    Organization and Good Standing; Authority. Cenveo Corp is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Cadmus Printing is duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Virginia. Cadmus Knowledge is duly incorporated and validly existing and in current standing under the Laws of the Republic of Mauritius. Each Seller has the requisite corporate or company power and corporate or company authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation of each Seller of the transactions hereby and thereby have been duly authorized by all requisite corporate or company action on the part of each Seller. This Agreement constitutes and, when executed and delivered at the Closing, the other Transaction Documents to which each Seller is a party will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms except as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or equity).

2.2    Ownership of Transferred Securities; Title.

(a)Cenveo Corp is the sole record and beneficial owner of the Cenveo Commercial Membership Interests, the Rex 2010 Membership Interests, the 136 Eastport Membership Interests and the MMT Common Shares. Cenveo Corp has, and shall transfer to Buyer at the Closing, good title to the Cenveo Corp Transferred Equity free and clear of all Liens and restrictions on transfer except for the Cenveo Existing Liens (which will be released upon or

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prior to the consummation of the Closing) and Liens and restrictions on transfer imposed by foreign, federal and state securities Laws or by this Agreement.

(b)Cadmus Printing is the sole record and beneficial owner of the Washburn Graphics Shares. Cadmus Printing has, and shall transfer to Buyer at the Closing, good title to the Washburn Graphics Shares free and clear of all Liens and restrictions on transfer except for the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing) and Liens and restrictions on transfer imposed by foreign, federal and state securities Laws or by this Agreement.

(c)Cadmus Knowledge is the sole record and beneficial owner of the MMT Preferred Shares. Cadmus Knowledge has, and shall transfer to Buyer at the Closing, good title to the MMT Preferred Shares free and clear of all Liens and restrictions on transfer except for the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing) and Liens and restrictions on transfer imposed by foreign, federal and state securities Laws or by this Agreement.

(d)Except for the Organizational Documents of the Sellers, the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing), this Agreement, foreign, federal and state securities Laws and as set forth in Section 2.2(d) of the Company Disclosure Letter, there are no Contracts, understandings or restrictions, including voting trusts, stockholder agreements or proxies, to which any Seller is a party or by which any Seller is bound relating to the capital stock, membership interests, limited liability company interests or other equity interests of any of the Companies, whether or not outstanding.

2.3    No Conflict. Except as set forth in Section 2.3 of the Company Disclosure Letter, and for such exceptions with respect to subclauses (b) or (c) below as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of each of the Sellers to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which it is or at the Closing will be a party, the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party, do not, and the performance by each Seller of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party and the consummation by each Seller of the transactions contemplated hereby and thereby do not and will not: (a) violate any provision of the Organizational Documents of any Seller; (b) violate any Law, Permit, or Order applicable to any Seller, or any of their respective assets, properties or businesses; (c) except with respect to the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing), with or without the passage of time or the giving of notice, or both, result in a breach of, constitute a default under, require any consent under, or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of any Contract to which such Seller is a party or is bound; or (d) result in the creation of any Lien on any of the Sellers’ Transferred Securities or the assets of any Company or Company Subsidiary.

2.4    Governmental Consents and Approvals. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which each Seller is, or at the Closing will be, a party do not, and the performance by each Seller of this Agreement and the

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other Transaction Documents to which each Seller is, or at the Closing will be, a party and the consummation by each Seller of the transactions contemplated hereby and thereby do not and will not, require any Governmental Authorization or any action by, filing with or notification of any Governmental Authority, except for compliance with the applicable requirements of the HSR Act and the other Governmental Authorizations set forth in Section 2.4 of the Company Disclosure Letter and as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of each Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which each Seller is or at the Closing will be a party.

2.5    Litigation. There is no Action pending or, to the Sellers’ Knowledge, threatened against, the Sellers have not received written notice of any pending Investigation against, and, to the Sellers’ Knowledge, there is no Investigation pending against, any Seller, and no Seller is a party to, or subject to or bound by, any Order which, in each case, is reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party.

2.6    Brokers. Except for amounts payable to Barclays Capital Inc. by Cenveo Corp, none of the Sellers, nor any of their respective directors, officers, employees or Affiliates, have incurred, or will incur, any broker’s, finder’s or similar fees, commissions or expenses required to be paid by any Company or Company Subsidiary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Subject to the first three sentences of Section 12.11, the Sellers, jointly and severally, represent and warrant to Buyer as follows:

3.1    Organization and Good Standing of the Companies. Cenveo Commercial is a limited liability company duly organized and validly existing as a limited liability company in good standing under the laws of the State of Colorado. Rex 2010 is a limited liability company duly organized and validly existing as a limited liability company in good standing under the laws of the State of Florida. 136 Eastport is a limited liability company duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware. Washburn Graphics is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of North Carolina. MMT is an unlimited liability company duly incorporated and validly existing as an unlimited liability company in good standing under the laws of Nova Scotia, Canada. Each Company has the requisite corporate or company power and corporate or company authority to own, operate and lease the properties and assets now owned, operated or leased by it and to carry on its business as now being conducted. Section 3.1 of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each of the Companies and Company Subsidiaries, a complete and correct list of each jurisdiction in which such Company or Company Subsidiary is licensed or qualified to do business as a foreign entity, and except as set forth in Section 3.1 of the Company Disclosure Letter, each Company or Company Subsidiary is duly qualified to do business and is

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in good standing as a foreign entity in each jurisdiction in the United States where qualification as a foreign entity is required, except: (i) as set forth in Section 3.1 of the Company Disclosure Letter; and (ii) for such failures to be qualified and in good standing, if any, that when taken together with all other such failures would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Sellers have previously delivered to Buyer true, correct and complete copies of each Company’s and Company Subsidiary’s Organizational Documents, including all amendments thereto, and any stockholders’, governance or similar agreements governing any Company or Company Subsidiary. None of the Companies or Company Subsidiaries is in default under, or in violation of, its Organizational Documents.

3.2    Subsidiaries. Section 3.2-1 of the Company Disclosure Letter sets forth the authorized capital stock, limited liability company interests, membership interests or other equity interests of each of the Company Subsidiaries, and the outstanding capital stock, limited liability company interests, membership interests or other equity interests of each such Company Subsidiary and record and beneficial owners thereof. Except for the Company Subsidiaries set forth in Section 3.2-1 of the Company Disclosure Letter, no Company or Company Subsidiary owns of record or beneficially, or controls, directly or indirectly, any capital stock, partnership, membership or similar equity interest (or securities convertible into, or exercisable or exchangeable for, any such capital stock, partnership, membership or similar equity interest) in, or is under any obligation to form or participate in, provide funds to or make any loan, capital contribution or other investment in, any Person. All of the issued and outstanding equity securities of the Company Subsidiaries are duly authorized and validly issued. Each Company owns good title to all the issued and outstanding capital stock, limited liability company interests, membership interests or other equity interests in its Company Subsidiaries (as applicable) free and clear of all Liens and restrictions on transfer except for: (a) the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing); (b) Liens disclosed in Section 3.2-2 of the Company Disclosure Letter; and (c) Liens or restrictions on transfers imposed by foreign, federal and state securities Laws or this Agreement. None of such equity interests in each Company Subsidiary have been issued in violation of any preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer (other than restrictions under federal or state securities Laws) or in violation of federal or state securities Laws. Except as set forth in Section 3.2-3 of the Company Disclosure Letter, there is no security, option, warrant, right, call, subscription, put, Contract or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (x) calls for the acquisition, redemption, issuance, sale, pledge or other disposition of any capital stock, limited liability company interests, membership interests or other equity interests of any Company Subsidiary, or any securities convertible into, or other rights to acquire, any capital stock, limited liability company interests, membership interests or other equity interests of any Company Subsidiary; (y) relates to the voting or control of any capital stock, limited liability company interests, membership interests or other equity interests of any Company Subsidiary; or (z) obligates any Company or Company Subsidiary to grant, offer or enter into any of the foregoing.

3.3    Capitalization of the Companies.

(a)The Cenveo Commercial Membership Interests: (i) constitute all the issued and outstanding membership interests (as defined in the Colorado Act) or other equity

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(b)interests of Cenveo Commercial; and (ii) have been duly and validly authorized and have not been issued in violation of any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer (other than restrictions under federal or state securities Laws) or in violation of any federal or state securities Law. Except for as specified in the Organizational Documents of Cenveo Commercial, the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing) and this Agreement, there is no security, option, warrant, right, call, subscription, put, Contract or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (x) calls for the acquisition, redemption, issuance, sale, pledge or other disposition by Cenveo Commercial of any membership interests or other equity interests of Cenveo Commercial or any securities convertible into, or other rights to acquire, any membership interests or other equity interests of Cenveo Commercial; (y) relates to the voting or control of any membership interests or other equity interests of Cenveo Commercial; or (z) obligates Cenveo Commercial to grant, offer or enter into any of the foregoing. There are no outstanding or authorized stock appreciation, phantom stock, performance-based equity rights or similar rights with respect to the membership interests or other equity interests of Cenveo Commercial.

(c)The Rex 2010 Membership Interests: (i) constitute all the issued and outstanding membership interests (as defined in the Florida Act) or other equity interests of Rex 2010; and (ii) have been duly and validly authorized and have not been issued in violation of any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer (other than restrictions under federal or state securities Laws) or in violation of any federal or state securities Law. Except for as specified in the Organizational Documents of Rex 2010, the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing) and this Agreement, there is no security, option, warrant, right, call, subscription, put, Contract or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (x) calls for the acquisition, redemption, issuance, sale, pledge or other disposition by Rex 2010 of any membership interests or other equity interests of Rex 2010 or any securities convertible into, or other rights to acquire, any membership interests or other equity interests of Rex 2010; (y) relates to the voting or control of any membership interests or other equity interests of Rex 2010; or (z) obligates Rex 2010 to grant, offer or enter into any of the foregoing. There are no outstanding or authorized stock appreciation, phantom stock, performance-based equity rights or similar rights with respect to the membership interests or other equity interests of Rex 2010.

(d)The 136 Eastport Membership Interests: (i) constitute all the issued and outstanding limited liability company interests (as defined in the Delaware Act) or other equity interests of 136 Eastport; and (ii) have been duly and validly authorized and have not been issued in violation of any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer (other than restrictions under federal or state securities Laws) or in violation of any federal or state securities Law. Except for as specified in the Organizational Documents of 136 Eastport, the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing) and this Agreement, there is no security, option, warrant, right, call, subscription, put, Contract or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (x) calls for the acquisition, redemption, issuance, sale, pledge or other disposition by 136 Eastport of any limited liability company interests or other equity interests of 136 Eastport or any securities convertible into, or

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other rights to acquire, any limited liability company interests or other equity interests of 136 Eastport; (y) relates to the voting or control of any limited liability company interests or other equity interests of 136 Eastport; or (z) obligates 136 Eastport to grant, offer or enter into any of the foregoing. There are no outstanding or authorized stock appreciation, phantom stock, performance-based equity rights or similar rights with respect to the limited liability company interests or other equity interests of 136 Eastport.

(e)The authorized capital stock of Washburn Graphics consists of 100,000 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding, and the Washburn Graphics Shares constitute all of the issued and outstanding capital stock of Washburn Graphics. The Washburn Graphics Shares have been duly and validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer (other than restrictions under federal or state securities Laws) or in violation of any federal or state securities Law. Except for as specified in the Organizational Documents of Washburn Graphics, the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing) and this Agreement, there is no security, option, warrant, right, call, subscription, put, Contract or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (i) calls for the acquisition, redemption, issuance, sale, pledge or other disposition by Washburn Graphics of any shares of capital stock or other equity interests of Washburn Graphics or any securities convertible into, or other rights to acquire, any shares of capital stock or other equity interests of Washburn Graphics; (ii) relates to the voting or control of any capital stock or other equity interests of Washburn Graphics; or (iii) obligates Washburn Graphics to grant, offer or enter into any of the foregoing. There are no outstanding or authorized stock appreciation, phantom stock, performance-based equity rights or similar rights with respect to the capital stock or other equity interests of Washburn Graphics.

(f)The authorized share capital of MMT consists of an unlimited number of common shares, no par value, and 6,725,000 Class A Preferred Shares, no par value, of which 101 common shares and 6,725,000 Class A Preferred Shares are issued and outstanding, and the MMT Shares constitute all of the issued and outstanding share capital of MMT. The MMT Shares have been duly and validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer (other than restrictions under federal or state securities Laws) or in violation of any securities Law. Except for as specified in the Organizational Documents of MMT, the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing) and this Agreement, there is no security, option, warrant, right, call, subscription, put, Contract or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (i) calls for the acquisition, redemption, issuance, sale, pledge or other disposition by MMT of any shares of capital stock or other equity interests of MMT or any securities convertible into, or other rights to acquire, any shares of capital stock or other equity interests of MMT; (ii) relates to the voting or control of any capital stock or other equity interests of MMT; or (iii) obligates MMT to grant, offer or enter into any of the foregoing. There are no outstanding or authorized stock appreciation, phantom stock, performance-based equity rights or similar rights with respect to the capital stock or other equity interests of MMT.

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3.4    No Conflict.

(a)    Except as set forth in Section 2.3 of the Company Disclosure Letter, and with such other exceptions with respect to subclauses (b) and (c) as are not material, the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party, do not, and the performance by each Seller of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party and the consummation by each Seller of the transactions contemplated hereby and thereby do not and will not: (a) violate any provision of the Organizational Documents of any Company or Company Subsidiary; (b) violate any Law, Permit or Order applicable to any Company or Company Subsidiary, or any of their respective assets, properties or businesses; (c) except with respect to the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing): (i) require the notice of, or action by, any Person under, result in a breach of or constitute a default under (with or without the passage of time or the giving of notice or both); (ii) require any consent under, or give to any Person any right of termination, amendment, acceleration, suspension, revocation or cancellation of any Material Contract or any other Company Contract involving annual payments to or from any Company or Company Subsidiary in excess of $100,000; or (iii) require the payment of a material penalty or material increased fees under, or result in the loss of any material benefit under, any Permit, Material Contract or any other Company Contract involving annual payments to or from any Company or Company Subsidiary in excess of $100,000; or (d) result in the creation of any Lien on any of the assets of any Company or Company Subsidiary.

(b)    The book value of the assets of the Companies in Canada is less than C$86 million and the Companies’ gross revenues from sales in or from Canada generated from those assets is less than C$86 million, all calculated as prescribed by the Competition Act (Canada) and the Notifiable Transaction Regulations made under Competition Act (Canada).

3.5    Financial Statements; Undisclosed Liabilities.

(a)    The Sellers have delivered to Buyer: (i) the unaudited combined balance sheets of the Companies and Company Subsidiaries as of December 31, 2012, 2013, and 2014 (collectively, the “Balance Sheets”), and the related unaudited combined statements of income and cash flows of the Companies and Company Subsidiaries for the fiscal years ended on such dates; and (ii) the unaudited combined balance sheets of the Companies and Company Subsidiaries as of the Interim Balance Sheet Date (the “Most Recent Balance Sheet”) and the unaudited combined statements of income and cash flows of the Companies and Company Subsidiaries for the nine (9)-month period ended on the Interim Balance Sheet Date (clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements: (A) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby; (B) have been prepared in good faith by or under the direction of management of Cenveo and are derived from the books and records of Cenveo and its Subsidiaries, which books and records are the basis of the audited consolidated financial statements and unaudited interim consolidated financial statements of Cenveo; and (C) have been prepared from, and are in accordance with, the applicable books and records of the Companies and Company Subsidiaries and present fairly, in all material respects, the combined financial position of the Companies and Company Subsidiaries as of the applicable dates, and the results of operations of the Companies

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and Company Subsidiaries for the applicable periods, except (in the case of subclauses (A), (B) and (C)): (I) as otherwise indicated in the Financial Statements; (II) as set forth in Section 3.5(a) of the Company Disclosure Letter; (III) for the lack of footnotes and statements of shareholders’ or members’ equity; and (IV) with respect to the Financial Statements referred to in clause (ii) above, for normal year-end adjustments (the effect of which, if made, would not be materially adverse to the Companies and Company Subsidiaries).

(b)    None of the Companies or Company Subsidiaries is, and since January 1, 2012, has been, a party to, or has otherwise engaged in, any securitization transaction, synthetic lease, off-balance sheet loan or similar off-balance sheet financing product or off-balance sheet transaction.

(c)    The Companies and Company Subsidiaries have made and kept for all periods covered by the Financial Statements books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Companies and Company Subsidiaries. The Companies and Company Subsidiaries have implemented and, for all periods covered by the Financial Statements, maintained accounting methods and processes that, to the Sellers’ Knowledge, provide reasonable assurances regarding the reliability of financial reporting and the preparation of their combined financial statements in accordance with GAAP. For all periods covered by the Financial Statements, none of the Companies or Company Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or internal accounting controls of the Companies or Company Subsidiaries, including any material written complaint, allegation, assertion or claim that any of the Companies or Company Subsidiaries has engaged in accounting or auditing practices which are not in accordance with GAAP.

(d)    Except as set forth in Section 3.5(d)-1 of the Company Disclosure Letter, the Companies and Company Subsidiaries do not have Funded Indebtedness. None of the Companies or the Company Subsidiaries has any liabilities or obligations other than liabilities or obligations: (i) reflected, reserved against or otherwise disclosed in the Financial Statements or any notes thereto; (ii) arising after the Interim Balance Sheet Date in the Ordinary Course of Business and similar in character to the liabilities set forth in the Most Recent Balance Sheet; (iii) reflected, reserved against or otherwise included as liabilities in the calculation of Closing Working Capital; (iv) under this Agreement or the other Transaction Documents; (v) referred to in any Section or Schedule of the Company Disclosure Letter (including Section 3.5(d)-2 of the Company Disclosure Letter); (vi) to the extent covered by third parties pursuant to indemnification, insurance, contribution, or similar contractual arrangements; (vii) relating to or arising from the subject matter of the representations and warranties in ARTICLE II or ARTICLE III of this Agreement (including for example any liabilities or obligations relating to or arising from: (w) employee benefit plans or employment-related matters, (x) Taxes, (y) Intellectual Property, or (z) environmental matters, conditions or Environmental Laws), or any certificate delivered in connection with this Agreement); or (viii) under Company Contracts (including Parent Contracts) entered into in the Ordinary Course of Business prior to the date of this Agreement or otherwise in accordance with Section 5.1 (in each case, other than in respect of a breach of such Company Contract by the applicable Company, Company Subsidiary or the Sellers).

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3.6    Business Since the Interim Balance Sheet Date. Except as contemplated by this Agreement or as disclosed in Section 3.6 of the Company Disclosure Letter, from the Interim Balance Sheet Date to the date of this Agreement:

(a)    the Companies and Company Subsidiaries have conducted their business and operations in the Ordinary Course of Business;

(b)    there has not been any Company Material Adverse Effect or any event that would be, individually or in the aggregate with any other event, reasonably expected to have a Company Material Adverse Effect; and

(c)    except as disclosed in Section 3.6 of the Company Disclosure Letter, none of the Sellers, Companies or Company Subsidiaries has taken any action which, if taken after the date of this Agreement, would require the consent of Buyer pursuant to Section 5.1 hereof.

3.7    Compliance with Law; Litigation; Injunctions. Except: (i) as set forth in Section 3.7 of the Company Disclosure Letter; and (ii) violations the existence of which and cost of remedying would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2013: (a) none of the Companies or Company Subsidiaries, has violated any Law or Order applicable to it, its business or its operations in any material respect; and (b) none of the Companies or Company Subsidiaries, has received any written notice of, or been charged in writing (or, to the Sellers’ Knowledge, orally) with, violating any such Law or Order. Except for the matters set forth in Section 3.7 of the Company Disclosure Letter: (i) there is no Action pending or, to the Sellers’ Knowledge, threatened against, the Companies or Company Subsidiaries have not received written notice of any pending Investigation against, and, to the Sellers’ Knowledge, there is no Investigation pending against, any Company or Company Subsidiary or any of their respective assets or properties or any of their respective directors or officers (in their capacities as such); and (ii) there are no Orders outstanding against or specifically binding upon any of the Companies or Company Subsidiaries or any of their respective assets or properties or any of their respective directors or officers (in their capacities as such) which, in each case of clauses (i) and (ii), is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8    Contracts and Agreements; Defaults.

(a)    Section 3.8(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Company Contracts of the types described below (the “Material Contracts”):

(i)any such Company Contract involving annual payments made to or from any Company or Company Subsidiary of $150,000 or more in the 12-month period ending September 30, 2015 or that, by its terms require payments of $150,000 or more over the 12- month period commencing on January 1, 2015, except commitments which may be terminated without liability or penalty by such Company or Company Subsidiary that is a party thereto on not more than thirty (30) days’ notice;

(ii)any such Company Contract relating to an acquisition or disposition of any business of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

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(iii)any such Company Contract under which any Company or Company Subsidiary has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Funded Indebtedness in excess of $100,000, individually or in the aggregate; (B) granted a Lien on its assets to secure Funded Indebtedness in excess of $100,000, individually or in the aggregate; or (C) extended credit to any Person, in each case, in an amount in excess of $100,000 of committed credit;

(iv)any such Company Contract relating to capitalized lease obligations, or the deferred purchase price of property, conditional sales or operating leases, except, in each case, any such Company Contract with an aggregate outstanding principal amount (or, in the case of any operating lease, an annual lease payment) not exceeding $100,000 (whether a Company or Company Subsidiary is a lessor or lessee);

(v)any such Company Contract containing any provision or covenant prohibiting or limiting the ability of any Company or Company Subsidiary to engage in any business activity (in any geographic region or otherwise) or to compete with any Person or creating any material exclusive relationship involving any of the Companies or Company Subsidiaries;

(vi)any such Company Contract that creates, or obligates any Company or Company Subsidiary to participate in, any joint venture, limited liability company, partnership or shareholders agreement;

(vii)any such Company Contract under which any Company or Company Subsidiary is obligated to sell or lease personal property (excluding sales of items of inventory in the Ordinary Course of Business) to another Person having a value in excess of
$150,000 in any calendar year;

(viii)any such Company Contract or series of related Company Contracts for the sale of any asset of any Company or Company Subsidiary requiring payment of consideration in excess of $100,000 individually, or $300,000 in the aggregate, except with respect to sales of items of inventory in the Ordinary Course of Business;

(ix)	any such Company Contract: (A) with a Significant Supplier; or
(B)with any supplier under which any Company or Company Subsidiary is obligated to purchase goods (other than capital expenditures) or services requiring payment of consideration in excess of $150,000 in any calendar year (except with respect to the purchase of items of inventory in the Ordinary Course of Business), or that is not terminable by the Company or Company Subsidiary party thereto upon notice of ninety (90) days or less;

(x)	any such Company Contract: (A) with a Significant Customer; or
(B) with any customer of any Company or Company Subsidiary under which any Company or Company Subsidiary is obligated to sell any products or services in an amount in excess of
$150,000 in any calendar year or that is not terminable by the Company or Company Subsidiary party thereto upon notice of ninety (90) days or less;

(xi)any such Company Contract under which: (A) any Company or Company Subsidiary has granted a license to any Person to use any Intellectual Property owned

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by the Company or any Company Subsidiary that is material to the operation of the business of the applicable Company or Company Subsidiary; or (B) any Company or Company Subsidiary receives a license to use any Intellectual Property owned by a third party that is material to the operation of the business of the applicable Company or Company Subsidiary, but excluding, in each instance above in this subsection, any Contract made in the Ordinary Course of Business for information technology-related products and services (including Software, hardware, data, access, internet services, platform rights and other telecommunications and networking services) that does not require annual expenditures in excess of $100,000 or that may be terminated without material penalty or payment upon notice of ninety (90) days or less);

(xii)	any Real Property Lease;

(xiii)	any collective bargaining agreement or similar labor Contract;

(xiv)any Employment Agreement or bonus agreement which is not cancellable without material penalty or upon less than ninety (90) days’ notice;

(xv)any such Company Contract with any Governmental Authority under which any Company or Company Subsidiary is required to pay more than $150,000 in any calendar year or receives benefits of more than $150,000 in any calendar year;

(xvi)any such Company Contract under which any Company or Company Subsidiary is obligated to make any payment or which otherwise becomes due as a result of the consummation of the transactions contemplated hereby (including all transaction bonuses, change of control payments, “stay” bonuses, “phantom” stock and similar payments);

(xvii)any such Company Contract that contains a “take or pay” or similar provision requiring expenditures in excess of $150,000 or that is not terminable by a Company or Company Subsidiary upon notice of ninety (90) days or less;

(xviii)any such Company Contract that requires any Company or Company Subsidiary to purchase or sell a stated portion of the requirements or outputs, respectively, of the business of such Company or Company Subsidiary;

(xix)any such Company Contract that grants to any Person an option or a right to first refusal, first-offer or similar preferential right to provide material services to, or to purchase or acquire any material properties or assets of, any Company or Company Subsidiary;

(xx)any such Company Contract obligating any Company or Company Subsidiary to sell goods containing a “most favored nation” or similar guaranteed preferential pricing terms that is not terminable by such Company or Company Subsidiary upon notice of ninety (90) days or less; and

(xxi)	any such Company Contract with a SSP.

(b)    Each Company and Company Subsidiary has provided to Buyer a true, correct and complete copy of each Material Contract (or, in the case of oral Material Contracts, a true, correct and complete written summary thereof).

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(c)    Except as set forth in Section 3.8(c) of the Company Disclosure Letter, or for such breaches, defaults or events that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Contract is a legal, valid and binding obligation of the Company or Company Subsidiary party thereto, enforceable against such Company or Company Subsidiary in accordance with its terms, and, to the Sellers’ Knowledge, the other party thereto (except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or equity)) and is in full force and effect; (ii) none of the Companies or Company Subsidiaries, nor, to the Sellers’ Knowledge, any other party to any Company Contract is in breach of or default under any Company Contract; and (iii) no event has occurred which (after notice or lapse of time or both) would become a breach or default by any Company or Company Subsidiary or would to the Sellers’ Knowledge, reasonably likely cause or permit the termination, acceleration or other change of any right or obligation or the loss of any benefit under any Company Contract.

(d)    Section 3.8(d) of the Company Disclosure Letter lists all Contracts currently in the name of any Seller or any of their Affiliates (other than the Companies or any Company Subsidiary) that are: (i) leases of real property or personal property used by the Companies or the Company Subsidiaries; (ii) supplier Contracts on behalf of the business of the Companies or the Company Subsidiaries; (iii) customer Contracts on behalf of the business of the Companies or the Company Subsidiaries; or (iv) material to, and that are used in connection with, the business of the Companies and Company Subsidiaries (collectively, the “Parent Contracts”). For all purposes of this Agreement, any reference to Material Contracts, Company Contracts or Real Property Leases shall be deemed to include the Parent Contracts (subject to any thresholds with respect to such reference, and with respect to the representations in Section 3.8(c), references to the Company or Company Subsidiary shall be deemed to refer to the applicable party to such Parent Contract).

3.9    Employee Benefit Plans.

(a)    Section 3.9(a) of the Company Disclosure Letter contains a list (under appropriate headings) as of the date of this Agreement of each Employee Plan and designates each of which is a Company Plan, Foreign Plan, Seller Plan or Canadian Multi-Employer Plan.

(b)    With respect to each Employee Plan in force on the date of this Agreement (other than the Cenveo Corporation Pension Plan and any Canadian Multi-Employer Plan), the Companies or the Sellers have made available or delivered to Buyer: (i) a copy thereof and, to the extent applicable, any related trust agreement, annuity contract or other funding instrument;
(ii) the most recent IRS determination letter or IRS opinion letter, if applicable; (iii) the most recent summary plan description and summaries of material modifications, if applicable; (iv) the most recent IRS Form 5500 or annual information statement, if applicable; (v) the most recent financial statements and actuarial valuations, if applicable; and (vi) a written description of any material Employee Plan that is not in writing. Except as provided in the foregoing documents delivered or otherwise made available to Buyer, or as permitted by Section 5.1 of this Agreement, none of the Companies or the Company Subsidiaries has: (A) formally adopted or

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approved any amendments to any existing Company Plan; or (B) formally adopted or approved any new Company Plan.

(c)    Except as listed in Section 3.9(c) of the Company Disclosure Letter: (i) each Employee Plan has been maintained in material compliance with its terms, the terms of any applicable collective bargaining agreement and the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable IRS determination letter or opinion letter, and, to the Sellers’ Knowledge, no fact or event has occurred that could adversely affect the qualified status of such Employee Plan; (iii) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened with respect to any Company Plan, and, as of the date of this Agreement, neither the Companies nor any Company Subsidiary have received written notice of any pending Investigation with respect to any Company Plan, and, to the Sellers’ Knowledge, there is no Investigation pending with respect to any Company Plan; and (iv) the Companies or Company Subsidiaries have not received written notice of any pending audit or Investigation, and, to the Sellers’ Knowledge, no audit or Investigation by the IRS, the U.S. Department of Labor or other Governmental Authority is pending or threatened, with respect to any Employee Plan; provided, however, that solely with respect to any Canadian Multi-Employer Plan, the representations and warranties in this Section 3.9(c) are deemed to be qualified by Sellers’ Knowledge.

(d)    All material contributions and premium payments that are due have been made within the time periods prescribed by ERISA, the Code and other applicable Law, and the terms of any applicable collective bargaining agreement, to each Company Plan and as of the Closing Date, all material contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. Except as listed in Section 3.9(d) of the Company Disclosure Letter, none of the Employee Plans provides health or life insurance benefits for current or future retired or terminated employees, officers, or directors of the Companies or Company Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA or other applicable Law.

(e)    There have been no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Plan, that is subject to ERISA and the Code, and no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Employee Plan that is subject to ERISA, except where any such prohibited transaction or breach is not reasonably likely to result in any material liability to the Companies and the Company Subsidiaries.

(g)Except as provided in Section 3.9(f) of the Company Disclosure Letter, no Employee Plan is: (i) subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code or a Canadian Multi-Employer Plan or a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) that contained a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada); (iii) a multiple employer plan within the meaning of Section 413(c) of the Code; or (iv) a plan described in Section 4063(a) of

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ERISA. No Employees have accrued benefits under the Cenveo Corporation Pension Plan since July 31, 2003.

(h)No amount has or will be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of a Company or Company Subsidiary or an Offeree Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Employee Plan or other agreement would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(i)No Company or Company Subsidiary has engaged in any transaction with respect to any Employee Plan that would be reasonably likely to subject a Company or Company Subsidiary to any material Taxes or material penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(j)All material filings required by ERISA, the Code and other applicable Law as to each Company Plan have been timely filed, and all material notices and disclosures to participants in a Company Plan required by either ERISA, the Code or other applicable Law have been timely provided.

(k)To the Sellers’ Knowledge, no written statement has been made with regard to any Employee Plan that was not in accordance with the terms of such Employee Plan and that would be reasonably likely to have a material adverse economic consequence to a Company or Company Subsidiary or to Buyer and its Affiliates.

(l)Except as provided in Section 3.9(k) of the Company Disclosure Letter, the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Employee to any bonus, severance, retirement or other benefit, accelerate the time of payment or vesting or require any funding (through a grantor trust or otherwise) of compensation or benefits, or increase the amount payable to any Employee pursuant to any Employee Plan.

(m)With respect to the Employees, to the Sellers’ Knowledge, no Employee has become subject to the Tax imposed by Section 409A(a)(1)(B) of the Code.

(n)Each Company and Company Subsidiary has been in material compliance with the Patient Protection and Affordable Care Act to the extent applicable in the United States, including, for all periods on and after January 1, 2015, the mandate to offer its “full-time employees” “minimum essential coverage” that provides “minimum value” and is “affordable” (within the meanings given such terms in Section 4980H of the Code, whether such coverage has been offered through Employees Plans, Company Plans or Seller Plans.

(o)The Companies’ or Company Subsidiaries’ sole funding obligation to, or in respect of, any Canadian Multi-Employer Plan is to make the required contributions to the Canadian Multi-Employer Plan in the amounts and in the manner set forth in the collective agreement, participation agreement or other agreement, as applicable, pursuant to which the Company or a Company Subsidiary is required to contribute to the Canadian Multi-Employer

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Plan and the Companies or Company Subsidiaries, as applicable, have made all contributions and premium payments that are due to, or in respect of, any Canadian Multi-Employer Plan.

3.10    Employment-Related Matters.

(a)    Except as set forth in Section 3.10(a) of the Company Disclosure Letter: (i) none of the Companies or Company Subsidiaries is a party to or bound by, and no Employees are covered by, any collective bargaining agreement or similar contract with any labor organization, union or works council; (ii) as of the date of this Agreement, there are no negotiations between any Company or Company Subsidiary and any labor organization, union or works council and, to the Sellers’ Knowledge, there are no labor negotiations, organizational campaigns, organization efforts, representations or certification proceedings or petitions affecting any Employees; (iii) as of the date of this Agreement, there are no unfair labor practice complaints pending or, to the Sellers’ Knowledge, threatened against any of the Companies or Company Subsidiaries or involving any Employees before the National Labor Relations Board, the Ontario Labor Relations Board or similar commission, board or tribunal; (iv) there are no arbitration proceedings arising out of or under any collective bargaining agreement pending against any of the Companies or Company Subsidiaries or involving any Employees; and (v) no strike, labor dispute, work picketing, work slowdown or stoppage, is pending or, to the Sellers’ Knowledge, threatened against any of the Companies or Company Subsidiaries or involving any Employees, and there have been no such activities since January 1, 2013, and as of the date of this Agreement, no grievance, is pending or, to the Sellers’ Knowledge, threatened against any of the Companies or Company Subsidiaries or involving any Employees.

(b)    Section 3.10(b) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of: (i) all Employees, indicating their: (A) position; (B) status as full-time or part-time; (C) annual salary or hourly wages, as applicable; (D) work location; and (E) length of service or date of hire; and (ii) all non-employee consultants or independent contractors of the Companies and Company Subsidiaries and their work location and rate of compensation. Section 3.10(b) of the Company Disclosure Letter also lists each Employee, as of the date of this Agreement, not actively at work due to a leave of absence (other than vacation) and the reason for such leave of absence (e.g., Family and Medical Leave Act, disability, etc.).

(c)    Neither the Companies nor the Company Subsidiaries have engaged in any plant closing or employee layoff activities that would violate or give rise to an obligation to provide any notice required under the WARN Act or any similar state or provincial Laws, and neither the Companies nor the Company Subsidiaries have plans to undertake any actions that would require the providing of any such notice.

3.11    Taxes. Except as set forth in Section 3.11 of the Company Disclosure Letter:

(a)    For United Stated federal income tax purposes: (i) each of Cenveo Commercial, Rex 2010 and 136 Eastport is treated as a disregarded entity within the meaning of Treasury Regulation § 301.7701-2(c)(2)(i); and (ii) MMT constitutes a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

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(b)    Each Company and Company Subsidiary has timely filed (or there has been filed on its behalf) all Tax Returns required to be filed by it (or in which it is required to be included), taking into account any permitted extensions, all such Tax Returns are correct and complete in all material respects, and all Taxes shown to be due on such Tax Returns or otherwise required to be paid have been timely paid.

(c)    Each Company and Company Subsidiary has complied in all material respects with all applicable Laws relating to information reporting with respect to payments made to third parties and the withholding of and payment of withheld Taxes and has timely withheld from employee wages and other payments and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under all applicable Laws.

(d)    There are no pending audits, examinations or, to the Sellers’ Knowledge, investigations or other proceedings in respect of Taxes payable by any Company or Company Subsidiary, and to the Sellers’ Knowledge, no such audit, examination or investigation or other proceeding is threatened, or proposed.

(e)    No Company or Company Subsidiary has consented in writing to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority, which extension is still in effect.

(f)    There are no Liens for unpaid Taxes on the assets of any Company or Company Subsidiary except for Permitted Liens.

(g)    No Company or Company Subsidiary has received from any Governmental Authority (including any jurisdiction in which any Company or Company Subsidiary does not file Tax Returns) any written notice of proposed adjustment, deficiency or underpayment of Taxes or any other similar written notice which has not been satisfied by payment or been withdrawn.

(h)    No Company or Company Subsidiary is a party to any Tax allocation, sharing, reimbursement or similar agreement that will remain in effect following the Closing (specifically excluding any Tax reimbursement provisions contained in any financing, lease or other commercial agreements as more specifically described in Section 3.11(i)).

(i)    No Company or Company Subsidiary has any liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any corresponding or similar provision of any other state, local or foreign Income Tax Law), other than as a member of any group consisting solely of Cenveo and/or one or more of its Subsidiaries, as a transferee or successor, by Contract, pursuant to any Law or otherwise, other than pursuant to financing, lease and other commercial agreements not primarily related to Taxes and entered into in the Ordinary Course of Business.

(j)    No Company or Company Subsidiary has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Cenveo).

(k)    No Seller other than Cadmus Knowledge is a “foreign person” as that term is used in Treasury Regulation § 1.1445-2. No Company or Company Subsidiary has received or

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requested any private letter ruling, technical advice memorandum or similar ruling from the Internal Revenue Service (or any comparable ruling from any other Governmental Authority) that will (or will if it is received) affect its Tax Liability after the Closing.

(l)    No Company or Company Subsidiary has entered into, or otherwise participated (directly or indirectly) in, any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation § 1.6011-4(b)(2).

(m)    No Company or Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the past two years.

(n)    No property owned by any Company or Company Subsidiary is
(i)required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended,
(ii)subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(p)Section 3.11(o) of the Company Disclosure Letter sets forth all foreign jurisdictions in which any Company or Company Subsidiary is subject to Tax, is engaged in business or has a permanent establishment.

(q)Section 3.11(p) of the Company’s Disclosure Letter sets forth a list, as of the date of this Agreement, of each jurisdiction in which each Company and each Company Subsidiary files or is presently required to file a Tax Return and the type of Tax Return filed, and, as except as set forth thereon, no Governmental Authority in any jurisdiction where any Company or Company Subsidiary does not file one or more types of Tax Returns has made a claim or assertion which has not yet been resolved that any Company or Company Subsidiary is or may be subject to any such type of Tax by that jurisdiction or is or may be required to file in such jurisdiction any such type of Tax Return. The Sellers have delivered or made available to Buyer copies of all Tax Returns (or, in the case of consolidated, combined or unitary Tax Returns, proforma Tax Returns), examination reports and statements of deficiencies assessed against or agreed to by any Company or Company Subsidiary filed or received with respect to all Tax periods ending on or after December 31, 2011.

(r)Washburn Graphics and each of its domestic Subsidiaries are members of a “selling consolidated group” within the meaning of Section 338(h)(10) of the Code, of which Cenveo is the common parent eligible to make the Section 338(h)(10) Election.

(s)All income and sales (including goods and services, harmonized sales and provincial or territorial sales) of MMT have been assessed by the relevant Governmental Authorities and notices of assessment have been issued to MMT by the relevant Governmental Authorities (i) in the case of income tax, for all taxation years ending on or before December 31, 2014 and (ii) in the case of sales tax, for all periods ending on or before September 30, 2015.

(t)None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the Tax legislation of any province or any other

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jurisdiction within Canada, have applied or will apply to MMT at any time up to and including the Closing.

(u)MMT has not acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Income Tax Act (Canada).

(v)MMT is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax.

3.12    Permits. With such exceptions as are set forth in Section 3.12 of the Company Disclosure Letter, or as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (a) each Company and Company Subsidiary currently owns, possesses, has, or otherwise lawfully uses in the operation of its business, all Permits that are required for: (i) the conduct of its business as it is currently being conducted; or (ii) the ownership and use of the assets and properties (other than Intellectual Property or Real Property) it currently owns or uses; (b) none of the Companies or Company Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time, or both, would reasonably be expected to constitute a default or violation) of any term, condition or provision of any such Permit to which it is a party; and (c) since January 1, 2013, none of the Companies or Company Subsidiaries has received any written notice from any Governmental Authority threatening the termination, revocation, suspension or restriction of any such Permit.

3.13    Real Property.

(a)    Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all real property owned by any Company or any Company Subsidiary (collectively, and together with all buildings, improvements and fixtures thereon, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the owner thereof and the street address of such Owned Real Property. The Sellers have provided to Buyer a true, correct and complete copy of each title policy (and the exceptions thereto) and survey with respect to the Owned Real Property in their possession as of the date of this Agreement.

(b)    Section 3.13(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by any Company or any Company Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”) and, for each parcel of Leased Real Property, identifies the lessor and lessee thereof and the street address of such Leased Real Property. On or prior to the date of this Agreement, the Sellers have provided to Buyer a true, correct and complete copy of each Real Property Lease, including any amendments, subleases, guaranties, related agreements and assignments thereof.

(c)    Except as set forth in Section 3.13(c) of the Company Disclosure Letter, with respect to each of the Real Property Leases, (i) the applicable Company or Company

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Subsidiary set forth in Section 3.13(b) of the Company Disclosure Letter is the owner and holder of the applicable leasehold or subleasehold estate created by its respective Real Property Lease; (ii) each of the Real Property Leases are in full force and effect; (iii) none of the Companies or Company Subsidiaries has received any written notice that any security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (iv) none of the Companies or Company Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (v) the Companies and Company Subsidiaries do not owe, any brokerage commissions or finder’s fee with respect to any Real Property Lease; and (vi) except with respect to the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing), none of the Companies or Company Subsidiaries has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(d)    The Companies or Company Subsidiaries (as applicable) have good and valid fee simple title to all Owned Real Property listed as owned by such Companies or Company Subsidiaries in Section 3.13(a) of the Company Disclosure Letter, and, to the Sellers’ Knowledge, have valid leasehold estates in and enjoy peaceful and undisturbed possession of all Leased Real Property (as applicable), in each case free and clear of all Liens. Other than the rights of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(e)    Except for: (i) the Real Property Leases; and (ii) Permitted Liens none of the Real Property is subject to any lease, sublease, license or other agreement granting to any Person (other than a Company or any Company Subsidiary) any right to the use or occupancy of such Real Property or any part thereof.

(f)    Since January 1, 2013, none of the Companies or Company Subsidiaries has received written notice from any Government Authority of any condemnation, expropriation, eminent domain or taking Action that materially affects any of the Owned Real Property and, to the Sellers’ Knowledge, no such Action is pending or threatened against any Owned Real Property.

(g)    Except as set forth in Section 3.13(g) of the Company Disclosure Letter, the Real Property is in good operating condition and in a state of good maintenance and repair (ordinary wear and tear and routine maintenance excepted).

(h)    To the Sellers’ Knowledge, the building systems and utilities serving the Real Property are operating and sufficient to continue to be used and operated in all material respects in the manner currently being used and operated in the Ordinary Course of Business and to permit the conduct of the business of the Companies and Company Subsidiaries as currently conducted. To the Sellers’ Knowledge, there are no pending or threatened moratoriums or restrictions which are reasonably likely to materially adversely affect the cost or availability of any public utilities at any parcel of the Real Property.

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(i)    Except as set forth in Section 3.13(i) of the Company Disclosure Letter and except as to Environmental Matters, which are covered by the representations and warranties in Section 3.18, to the Sellers’ Knowledge, the occupancy, operation and use of the Real Property (together with all buildings, improvements and fixtures thereon) comply in all material respects with: (i) all applicable Permits, Orders and Laws; and (ii) all Permitted Liens.

(j)    Except as set forth in Section 3.13(j) of the Company Disclosure Letter, there are no pending Tax appeals with respect to any real estate taxes related to the Owned Real Property, and, to the Sellers’ Knowledge, none are pending with respect to the Leased Real Property.

(k)    Except for Environmental Matters, which are covered by the representations and warranties in Section 3.18, since January 1, 2013 through the date of this Agreement no Company or Company Subsidiary has received any notifications from any Governmental Authority recommending improvements to the Real Property or any other required actions relative to the Real Property.

3.14    Title; Sufficiency of Assets; Condition of Assets. Except: (a) with respect to the Cenveo Existing Liens (which will be released upon or prior to the consummation of the Closing); or (b) as set forth in Section 3.14 of the Company Disclosure Letter: (i) each of the Companies and Company Subsidiaries has good and valid title to, or, to the Sellers’ Knowledge, a valid leasehold interest in, all personal property used in the operation of its respective business and that it owns or leases; (ii) all such properties and assets (including leasehold interests) are free and clear of Liens, other than Permitted Liens; and (iii) all such properties and assets are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear and routine maintenance excepted). To the Sellers’ Knowledge, the Real Property, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies and Company Subsidiaries are adequate for the uses to which they are being put. The Real Property, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other material items of tangible personal property currently owned or leased by the Companies and Company Subsidiaries (taking into account the Assignments, the Replacement Contracts, the rights under the TSA and otherwise as set forth in Section 3.14 of the Company Disclosure Letter), constitute all of the material real and tangible personal property and contract rights necessary for the continued conduct of the businesses of the Companies and Company Subsidiaries after the Closing in substantially the same manner as currently conducted.

3.15    Related Parties. Except as disclosed in Section 3.15 of the Company Disclosure Letter: (a) none of the Sellers nor any of their respective officers, directors or Affiliates (other than any Company or Company Subsidiary): (i) is a party to any Company Contract; or (ii) has any right in or to any of the assets and properties which are owned, used or held for use in the conduct by any Company or Company Subsidiary of its respective business as currently conducted; and (b) none of the managers, members, directors or officers of any of the Companies or Company Subsidiaries nor, to the Sellers’ Knowledge, any of their respective Affiliates: (i) is involved in any business arrangement or relationship with any of the Companies or Company Subsidiaries, other than employment arrangements and severance arrangements entered into in

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the Ordinary Course of Business; or (ii) owns any property or right, tangible or intangible, which is used by any Company or Company Subsidiary.

3.16    Intellectual Property.

(a)    Except as set forth in Section 3.16(a) of the Company Disclosure Letter: (i) each Company or Company Subsidiary owns free and clear of any Liens, other than Permitted Liens, or has the right to use pursuant to a valid and enforceable Contract, all Intellectual Property (including the Listed Intellectual Property) owned, used or held for use by such Company or Company Subsidiary in the operation of its business as presently conducted (collectively, the “Company Intellectual Property”), subject to limitations contained in any applicable Contract pertaining to the Company Intellectual Property; and (ii) other than Intellectual Property with respect to services to be provided pursuant to the TSA and the marks “Cenveo”, “CMS” or “Cadmus”, the Company Intellectual Property constitutes all of the Intellectual Property necessary in all material respects for the conduct of the business of the Companies and the Company Subsidiaries as presently conducted.

(b)    Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of: (i) all trademarks, trade names, service marks and patents owned by any Company or Company Subsidiary which have been duly registered in the United States Patent and Trademark Office (“PTO”), the states of the United States or the corresponding offices of other jurisdictions; (ii) all copyrights owned by any Company or Company Subsidiary which have been duly registered in the United States Copyright Office (“Copyright Office”) or the corresponding offices of other jurisdictions; (iii) all trademark, trade name, service mark and patent applications owned by any Company or Company Subsidiary which have been filed by any Company or Company Subsidiary and are pending in the PTO, the states of the United States or the corresponding offices of other jurisdictions; (iv) all copyright applications owned by any Company or Company Subsidiary that have been filed by any Company or Company Subsidiary and are pending in the Copyright Office or the corresponding offices of other jurisdictions; and (v) all Internet domain name registrations owned by any Company or Company Subsidiary, (the “Listed Intellectual Property”).

(c)    Except as set forth in Section 3.16(c) of the Company Disclosure Letter, to the Sellers’ Knowledge, none of the Companies or Company Subsidiaries currently infringe or misappropriate, or has infringed or misappropriated in the past six (6) years, in any material respect the Intellectual Property rights of any Person in the conduct of any of their respective businesses. Except as set forth in Section 3.16(c) of the Company Disclosure Letter, no claims are pending before any Governmental Authority or, to the Sellers’ Knowledge, threatened in writing against any Company or Company Subsidiary by any other Person alleging that the conduct of any Company’s or Company Subsidiary’s respective business as currently conducted infringes on the Intellectual Property rights of any Person.

(d)    Except as set forth in Section 3.16(d) of the Company Disclosure Letter, the Listed Intellectual Property is to the Sellers’ Knowledge, valid and enforceable in all material respects. Except as set forth in Section 3.16(d) of the Company Disclosure Letter, no claims are pending before any Governmental Authority or, to the Sellers’ Knowledge, threatened in writing

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against any Company or Company Subsidiary by any other Person challenging or questioning the validity, use, ownership, enforceability, registrability or patentability of any Listed Intellectual Property (other than claims, challenges or questions by governmental Intellectual Property office examiners as part of the application process).

(e)    Except as set forth in Section 3.16(e) of the Company Disclosure Letter, to the Sellers’ Knowledge, no Person in any material respect is infringing on, misappropriating or otherwise violating any Intellectual Property right of any Company or Company Subsidiary with respect to any Listed Intellectual Property.

(f)    Except as set forth in Section 3.16(f) of the Company Disclosure Letter, the computer systems, including the Software, firmware, hardware, networks, interfaces and related systems owned, held for use or used by the Companies and Company Subsidiaries in the conduct of their respective businesses are sufficient in all material respects for the software- based operations of the Companies and Company Subsidiaries as currently conducted.

(g)    The Companies and Company Subsidiaries have made commercially reasonable efforts to maintain and preserve, the Listed Intellectual Property, and other of their respective Intellectual Property, material to the conduct of the Company’s and the Company Subsidiaries’ respective businesses, and prevent the unauthorized disclosure or unauthorized use of any confidential Listed Intellectual Property and other confidential Intellectual Property owned by any Company or Company Subsidiary material to the conduct of the Company’s and the Company Subsidiaries’ respective businesses, including by: (i) using commercially reasonable anti-virus software designed to protect against computer viruses; (ii) entering into appropriate Intellectual Property assignment or confidentiality/non-disclosure agreements with:
(X) current employees of the Companies and Company Subsidiaries who may have developed or created Listed Intellectual Property, and other of their respective Intellectual Property, material to the conduct of the Company’s and the Company Subsidiaries’ respective businesses; and (Y) any other Person to whom trade secrets or confidential information material to the conduct of the Company’s and the Company Subsidiaries’ respective businesses was disclosed; and (iii) making all required filings and all required payments of all maintenance or similar fees to any Governmental Authority for any Listed Intellectual Property.

(h)    This Section 3.16 contains all of the representations and warranties of the Sellers with respect to matters involving Intellectual Property.

3.17    Insurance. Section 3.17 of the Company Disclosure Letter contains a list of each insurance policy maintained by any Seller, Company or Company Subsidiary or any of their respective Affiliates as of the date of this Agreement with respect to the properties, assets, employees, products, operations and businesses of the Companies and Company Subsidiaries, and no such policies are separately maintained by any of the Companies or Company Subsidiaries (collectively, the “Policies”). All such Policies are in full force and effect, and as of the date of this Agreement no notice of cancellation or termination (or intent to cancel or terminate) has been received by any Seller, any of its Affiliates or any of the Companies or Company Subsidiaries with respect to any such Policy. None of the Sellers or any of their respective Affiliates is in default with respect to its obligations under any such Policy or bond, and, since the date which is two (2) years prior to the date of this Agreement and until such date,

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none of the Sellers or any of their respective Affiliates has been denied insurance coverage (which shall not include the failure of any insurer to provide a quote in response to a request for bids). As of the date of this Agreement, none of the Sellers or any of their respective Affiliates has received, since January 1, 2013, any written notice from the insurer under any Policy disclaiming coverage, reserving rights with respect to a particular claim or such Policy in general or canceling or amending any such Policy. Except as set forth in Section 3.17 of the Company Disclosure Letter, none of the Sellers or their Affiliates has any self-insured or co-insurance programs for any of the Companies or Company Subsidiaries.

3.18    Environmental Matters.

(a)    Except as set forth in Section 3.18(a) of the Company Disclosure Letter, the Companies and Company Subsidiaries are currently and have been in compliance in all material respects with all applicable Environmental Laws. None of the Companies nor any Company Subsidiary has received from any Governmental Authority or any Person since January 1, 2000: (i) an Environmental Notice or Environmental Claim, or (ii) request for information or other notification relating to any non-compliance with, or Liability or potential Liability under, Environmental Law which, in either case, is pending or remains unresolved, or is or will be the source of ongoing obligations or requirements as of the Closing Date.

(b)    Except as set forth in Section 3.18(b) of the Company Disclosure Letter, the Companies and Company Subsidiaries: (i) have obtained all Environmental Permits (each of which is disclosed in Section 3.18(b)(i) of the Company Disclosure Letter) required for the ownership, lease, operation or use of their respective business or assets; and (ii) are, and to the Sellers’ Knowledge have been, in compliance with all such Environmental Permits, and all such Environmental Permits are in full force and effect. Except as set forth in Section 3.18(b) of the Company Disclosure Letter, since January 1, 2000, none of the Companies or Company Subsidiaries has received any Environmental Notice regarding any change in the status or terms and conditions of any Environmental Permits. There is no pending or, to the Sellers’ Knowledge, threatened revocation, modification or limitation of any such Environmental Permit except as set forth in such Environmental Permit.

(c)    The Companies and Company Subsidiaries are and have been in compliance with the environmental terms, conditions and obligations set forth in the Real Property Leases (the “Environmental Lease Obligations”), and none of the Companies or Company Subsidiaries has received any Environmental Notice or Environmental Claim from any Governmental Authority or any Person regarding a condition that would constitute, or is reasonably likely to give rise to, a breach or default of any Environmental Lease Obligations, including, without limitation, any Environmental Notice or Environmental Claim alleging that the Companies or any of the Company Subsidiaries is responsible for conducting an environmental assessment, audit, investigation or cleanup of any Leased Real Property, which is pending or remains unresolved, and which is or will be the source of ongoing obligations or requirements as of the Closing Date.

(d)    Except as set forth in Section 3.18(d) of the Company Disclosure Letter, to the Sellers’ Knowledge, none of the following are present in or on any of the Real Property or any real property formerly owned, operated, leased or used by any of the Companies or the

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Company Subsidiaries: (i) underground storage tanks; (ii) landfills, dumps, waste stockpiles, pits, ponds or lagoons; (iii) equipment containing polychlorinated biphenyls; (iv) friable or damaged asbestos or asbestos-containing material; or (v) lead-based paint; and (vi) mold or other fungal contamination.

(e)    Except as set forth in Section 3.18(e) of the Company Disclosure Letter and, except for any Release that has been remediated and as to which there has been received a written “no further action” or similar closure determination from each Governmental Authority with appropriate jurisdiction or would not be reasonably likely to result in ongoing obligations or requirements of the Company or Company Subsidiaries as of the Closing Date, or would not be reasonably likely to result in a violation of an applicable Law, including any Environmental Law: (i) there has been no Release of Hazardous Materials on or under any Real Property; (ii) to the Sellers’ Knowledge, there has been no Release of Hazardous Materials on or under any real property formerly owned, operated or leased by the Companies or any of the Company Subsidiaries; and (iii) none of the Companies or Company Subsidiaries has received any Environmental Notice or Environmental Claim relating to a Release of Hazardous Materials on any Real Property or any real property formerly owned, operated or leased in connection with the business of any of the Companies or Company Subsidiaries (including soils, groundwater, sediments, and surface water) that has been contaminated with any Hazardous Materials.

(f)    Section 3.18(f) of the Company Disclosure Letter contains a complete and accurate list of all off-site Hazardous Materials treatment, storage or disposal facilities used by any of the Companies or Company Subsidiaries (the “Disposal Facilities”) since January 1, 2010. To the Sellers’ Knowledge, since January 1, 2010, none of the Disposal Facilities currently or formerly used by any of the Companies or Company Subsidiaries is listed on any of the following: the National Priorities List; the Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS) database; any similar state list of contaminated or hazardous waste sites; or any similar list of contaminated sites located in the Dominican Republic or Canada.

(g)    Except as set forth in Section 3.18(g) of the Company Disclosure Letter, none of the Companies or Company Subsidiaries has retained or assumed, by Contract, any Liabilities or obligations of third parties under Environmental Law that have not been fully satisfied or performed.

(h)    The Company has provided or otherwise made available to Buyer prior to the date of this Agreement: (i) any and all environmental reports, studies, audits, sampling data, site assessments, risk assessments and other similar documents with respect to the Real Property or any real property formerly owned, operated or leased by the Company or Company Subsidiaries which are in the possession of any of the Companies or Company Subsidiaries; and (i) any and all documents which are in the possession of any of the Companies or the Company Subsidiaries concerning planned capital or other expenditures in excess of $100,000 required to reduce, offset, limit or otherwise control pollution, discharges and/or emissions, manage waste, ensure compliance with Environmental Laws, Environmental Permits or any Environmental Lease Obligations (including, costs of remediation, pollution control equipment and operational changes), or address any Environmental Notice, Environmental Claim, or any environmental

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Liability or potential Liability with respect to the business or the assets of any of the Companies or Company Subsidiaries.

(i)Except as set forth in Section 3.18(i) of the Company Disclosure Letter, to the Sellers’ Knowledge, other than in the Ordinary Course of Business, no work, repair, maintenance, replacement, construction or expenditures in excess of $100,000 are required (or are planned by any of the Companies or Company Subsidiaries) with respect to the business or assets of any of the Companies or Company Subsidiaries in order to comply with applicable Environmental Laws, Environmental Permits or Environmental Lease Obligations or address an Environmental Notice, Environmental Claim or any environmental Liability, nor has any Company or Company Subsidiary received any notice of such requirement from a Governmental Authority or any Person.

(j)    All boilers and process heaters required for the conduct of the business of the Companies and the Company Subsidiaries prior to the date hereof are or will be in full compliance with the requirements of the National Emissions Standards for Hazardous Air Pollutants for Major Sources: Industrial, Commercial, and Institutional Boilers and Process Heaters, 40 C.F.R. Part 63, Subpart DDDDD or the National Emissions Standards for Hazardous Air Pollutants for Area Sources: Industrial, Commercial, and Institutional Boilers and Process Heaters, 40 C.F.R. Part 63, Subpart JJJJJJ, as applicable.

(k)    The Identified Environmental Conditions are excepted from the representations and warranties contained in this Section 3.18. This Section 3.18 contains all of the representations and warranties of the Sellers with respect to all matters involving any Environmental Law, Environmental Claims, Environmental Notices, and Environmental Permits.

(l)    For the purposes of this Section 3.18, any representation covering an Environmental Notice, Environmental Claim, or request for information, or any other notice or request, shall be deemed, with respect to oral Environmental Notices, Environmental Claims, or requests for information, or other notices or requests, to be a representation qualified by “the Sellers’ Knowledge.”

3.19    Brokers. Except for amounts payable to Barclays Capital Inc. by Cenveo Corp, none of the Companies or Company Subsidiaries, nor any of their respective directors, officers, employees or Affiliates, have incurred, or will incur, any broker’s, finder’s or similar fees, commissions or expenses required to be paid by any Company or Company Subsidiary.

3.20    Significant Customers. Section 3.20 of the Company Disclosure Letter sets forth a complete and correct list of the ten (10) largest (by dollar volume) customers of the Companies and Company Subsidiaries (collectively), based on aggregate payments made by such customer to the Companies and Company Subsidiaries during each of the twelve (12)-month periods ended on December 31, 2013, and December 31, 2014 (each, a “Significant Customer”). During the period from January 1, 2015, until the date of this Agreement, except as set forth in Section 3.20 of the Company Disclosure Letter, no Significant Customer has cancelled or otherwise terminated or threatened in writing to cancel or terminate its relationship with the applicable Company or Company Subsidiary.

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3.21    Significant Suppliers. Section 3.21 of the Company Disclosure Letter sets forth a complete and correct list of the ten (10) largest(by dollar volume) suppliers of the Companies and Company Subsidiaries (collectively), based on aggregate payments made by any of the Companies and Company Subsidiaries to such supplier during each of the twelve (12)-month periods ended on December 31, 2013, and December 31, 2014 (each, a “Significant Supplier”). During the period from January 1, 2015, until the date of this Agreement, except as set forth in Section 3.21 of the Company Disclosure Letter, no Significant Supplier has cancelled or otherwise terminated or threatened in writing to cancel or terminate its relationship with the applicable Company or Company Subsidiary.

3.22    Rebates. Except as set forth in Section 3.22 of the Company Disclosure Letter, none of the Companies or Company Subsidiaries has entered into, or offered to enter into, any Contract pursuant to which any such Company or Company Subsidiary, as of the date of this Agreement, will be obligated to make any rebates, prebate, payment of earned income, discounts, promotional allowances or similar payments or arrangements, in each case, in excess of $50,000 to any single customer on a per annum basis.

3.23    Illegal Payments. None of the Companies or Company Subsidiaries nor, to the Sellers’ Knowledge, any SSP or any director, officer, agent, employee or Affiliate or any other Person acting on behalf of any Company, Company Subsidiary or SSP: (a) has violated or is in violation of any provision of any Anti-Corruption Laws; (b) has taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (c) has made any bribe, rebate, payoff, influence payment, kickback or other similar payment prohibited by Law; or (d) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity. Since January 1, 2010, and until the date of this Agreement, none of the Companies or Company Subsidiaries has: (i) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti- Corruption Laws; or (ii) received any written notice, request or citation for any actual or potential noncompliance with any Anti-Corruption Laws. Each Company and Company Subsidiary has instituted and maintains and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws.

3.24    Bank Accounts. Section 3.24 of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of each bank account, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any Company or Company Subsidiary has an account, safe deposit or lock box and the names of all Persons authorized to draw on it or to have access to it.

3.25    Products Liability. Except as set forth in Section 3.25 of Company Disclosure Letter, during the past five (5) years: (a) no product liability, recall or similar claims have been made in writing against any Company or Company Subsidiary; and (b) no Company or Company Subsidiary has received (in connection with any product manufactured, sold or distributed by, or in connection with any service provided in connection with, the business of any Company or Company Subsidiary) written notice of any: (i) claim or allegation of personal injury, death or

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property or economic damages; (ii) product recall; (iii) claim for punitive or exemplary damages,
(iv) claim for contribution or indemnification; or (v) claim for injunctive relief.

3.26    Inventory. Except as set forth in Section 3.26 of the Company Disclosure Letter, the inventory of the Companies and Company Subsidiaries: (a) consists, in all material respects, of items that are good and merchantable in the Ordinary Course of Business (subject to appropriate reserves); and (b) is of a quality and quantity presently usable or saleable in the Ordinary Course of Business (subject to appropriate reserves). The quantities and types of inventory are in the Companies’ good faith judgment reasonable in the present circumstances of the Companies and Company Subsidiaries and are not materially different than normal inventory levels necessary to conduct their business in the Ordinary Course of Business during the last twelve months. Except as set forth in Section 3.26 of the Company Disclosure Letter, none of the Companies or Company Subsidiaries is in possession of any inventory not owned by it, including goods already sold and no inventory is held on consignment by any Company or Company Subsidiary or consigned to any third party (excluding any deemed consignment in respect of the Cenveo Existing Liens and Permitted Liens).

3.27    Accounts Receivable. Except as set forth in Section 3.27 of the Company Disclosure Letter, the accounts receivable reflected on the Most Recent Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the Companies and Company Subsidiaries involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) subject to the reserve for doubtful accounts reflected on the Most Recent Balance Sheet or, with respect to accounts receivable arising after the date of the Most Recent Balance Sheet, on the accounting records of the Companies and Company Subsidiaries, constitute only valid claims of the Companies and Company Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than discounts, writedowns and writeoffs accrued or offered in the Ordinary Course of Business.

ARTICLE IV
REPRESENTATION AND WARRANTIES OF BUYER

Subject to the first three sentences of Section 12.11, Buyer hereby represents and warrants to the Sellers as follows:

4.1    Organization and Good Standing of Buyer. Buyer is a corporation duly incorporated and validly existing as a corporation in good standing under the Laws of the State of Georgia. Buyer has the requisite corporate power and corporate authority to own, operate and lease the properties and assets now owned, operated or leased by it and to carry on its business as now being conducted.

4.2    Authority. Buyer has the requisite corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by

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Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes and, when executed and delivered at the Closing, the other Transaction Documents to which Buyer is a party will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms except as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or equity).

4.3    No Conflict. Except for such exceptions with respect to subclauses (ii) and (iii) below as would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party do not, and the performance by Buyer of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not: (i) violate any provision of the Organizational Documents of Buyer; (ii) violate any Laws, Permit or Order applicable to Buyer, or any of its assets, properties or businesses; or (iii) with or without the passage of time or the giving of notice, or both, result in a breach of, constitute a default under, require any consent under, or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which Buyer is a party or is bound.

4.4    Governmental Consents and Approvals. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party do not, and the performance by Buyer of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not, require any Governmental Authorization or action by, filing with or notification of any Governmental Authority, except: (i) for compliance with the applicable requirements of the HSR Act; and (ii) as would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.5    Litigation. There is no Action pending or, to Buyer’s Knowledge, threatened against, Buyer has not received written notice of any pending Investigation against, and, to Buyer’s Knowledge, there is no Investigation pending against, Buyer, and Buyer is not a party to, or subject to or bound by, any Order which, in each case, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.6    Investment Intent, Etc. The following representations and warranties are made by Buyer with the express understanding that they in no way limit its rights to enforce this Agreement and pursue all available remedies in the event of any breach by the Sellers of any representation, warranty, covenant or other provision in this Agreement (including its right to indemnity as set forth in ARTICLE IX):

(a)The Transferred Securities are being acquired for Buyer’s own account, and not for the account of any other Person, and not with a view to, or for sale in connection with, any distribution or resale to others within the meaning of Section 2(11) or Rule 502(d) promulgated under the Securities Act. The sale of the Transferred Securities is intended to be

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exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators. Buyer acknowledges that the Transferred Securities are not registered under the Securities Act, as amended, or any state securities Laws, and that the Transferred Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Transferred Securities for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b)Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies and Company Subsidiaries, and acknowledges that the Sellers have provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Companies and Company Subsidiaries for such purpose. Buyer has not relied on the Sellers or any of its Affiliates or representatives for any tax or legal advice in connection with the purchase of the Transferred Securities.

(c)Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Companies and Company Subsidiaries and of making an informed investment decision.

(d)	Buyer is a “WTO investor” within the meaning of the Investment Canada
Act.

4.7    Sufficient Funds. As of the date of this Agreement, WestRock Company has access to available funds (through existing credit arrangements or otherwise), and at the Closing, Buyer will have, sufficient cash in immediately available funds for the payment of all the amounts payable by Buyer pursuant to Section 1.3 and all of its fees and expenses in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party. Buyer is acquiring the Transferred Securities and incurring its obligations hereunder and under the other Transaction Documents without any intent to hinder, delay or defraud creditors. Buyer confirms that it is not a condition to Closing or any of its other obligations under this Agreement for Buyer to obtain financing for or in connection with the transactions contemplated by this Agreement.

4.8    Brokers. None of Buyer or any of its directors, officers, employees or Affiliates has employed any broker, finder or Person fulfilling a similar role or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

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ARTICLE V COVENANTS

5.1    Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement: (x) the Sellers shall cause the Companies and the Company Subsidiaries to conduct their respective businesses in all material respects in the Ordinary Course of Business; and (y) unless Buyer has previously consented in writing (which consent shall not be unreasonably withheld or delayed), and except as set forth in Section 5.1 of the Company Disclosure Letter, the Sellers shall not permit any of the Companies or the Company Subsidiaries to, do any of the following:

(a)(i) declare, set aside, make or pay any non-cash distributions in respect of any of the Companies’ or the Company Subsidiaries’ equity interests; or (ii) purchase, redeem or otherwise acquire any shares of capital stock of or any other equity or voting interests in or other securities of any of the Companies or Company Subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares of capital stock or other equity or voting interests;

(b)transfer, issue, sell, pledge, encumber or dispose of any securities, or other equity interests in, or securities convertible into, or exchangeable for, such securities or other interests in, any of the Companies or any of the Company Subsidiaries, or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of, any of the Companies or the Company Subsidiaries, including any convertible or exchangeable securities or any restricted stock units, stock appreciation right or other similar rights or securities;

(c)effect any recapitalization, reclassification, stock split, combination or like change in the capitalization or adopt any plan of liquidation, dissolution or merger of any of the Companies or the Company Subsidiaries, or amend the terms of any outstanding securities of any of the Companies or the Company Subsidiaries;

(d)acquire (by merger, consolidation, acquisition or equity interests or assets, or otherwise), directly or indirectly, any business or any Person;

(e)incur or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions to, or other investments in, any other Person, other than in the Ordinary Course of Business;

(f)initiate, settle or compromise any Action or Investigation for an amount in excess of $150,000;

(g)amend any Organizational Document of any of the Companies or the Company Subsidiaries;

(h)enter into any Company Contract with any Seller or any officer, director or Affiliate of any Seller that would be required to be disclosed in Section 3.15 of the Company

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Disclosure Letter if such Contract had been entered into prior to the date of this Agreement, except for such Company Contracts that are terminated in accordance with Section 5.13;

(i)except as required pursuant to the terms of any Company Plan, the terms of any applicable collective bargaining agreement or the terms of any material Contract in effect on the date of this Agreement or as required by Law: (i) increase or agree to increase in any manner the rate or terms of compensation payable by any of the Companies or any of the Company Subsidiaries to any of their respective directors, managers, officers or employees or by Cenveo Corp to any of the Offeree Employees; or (ii) enter into, establish, adopt, terminate or amend any Company Plan other in the case of any such entrance, establishment, adoption, termination or amendment that does not materially increase the cost to the Companies or any of the Company Subsidiaries or with respect to any changes in connection with 2016 annual enrollment in health and welfare plans;

(j)sell, assign, lease, license, transfer or otherwise dispose of the assets of any of the Companies or the Company Subsidiaries, if such assets, in the aggregate, have a fair market value of more than $150,000, except for sales in the Ordinary Course of Business, transfers among the Companies or the Company Subsidiaries, or dispositions of obsolete inventory or machinery in the Ordinary Course of Business, or mortgage, pledge or subject to any Lien (other than Permitted Liens and Liens that will be terminated on or prior to the Closing Date) any assets of any of the Companies or the Company Subsidiaries;

(k)change any accounting policies of any of the Companies or the Company Subsidiaries, other than as required by GAAP or Canadian GAAP (as applicable);

(l)enter into any Company Contract that if entered into prior to the date of this Agreement would constitute a Material Contract or materially amend, cancel or terminate any Material Contract, in each case, other than in the Ordinary Course of Business;

(m)except for repairs and replacements as reasonably necessary to maintain a consistent equipment base in the Ordinary Course of Business that are fully paid as of the Closing or are included as a current liability in the calculation of Closing Working Capital, make any capital expenditure or expenditures, or incur any Liabilities in connection therewith, which, individually, is in excess of $100,000, or, in the aggregate, are in excess of $500,000;

(n)except as otherwise required by applicable Law, amend or terminate, other than for cause, any existing Employment Agreement or enter into any new Employment Agreement that provides for annual base compensation in excess of $100,000 or is not terminable upon less than ninety (90) days’ notice;

(o)purchase any, or enter into any lease, sublease or license of, real property (whether as an owner, lessor, sublessor, lessee, sublessee, licensor, licensee or any similar status or capacity) or modify, amend or exercise any right to renew any Real Property Lease or license of real property, acquire any interest in real property or otherwise increase its obligations with respect to any real property;

(p)in a manner outside the Ordinary Course of Business or contrary to generally accepted industry practices, engage in: (i) any trade loading practices or any other

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promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods; (ii) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods; (iii) any practice which would have the effect of postponing to post-Closing periods payments by any Company or Company Subsidiary that would otherwise be expected (based on past practice) to be made in pre-Closing periods; or (iv) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity;

(q)	form a Subsidiary;

(r)terminate any Employee (other than for cause) if such termination would cause the Sellers’ WARN Cap to be exceeded; or

(s)	make any commitment to take any of the actions prohibited by this
Section 5.1.

5.2    Efforts; Cooperation; Regulatory Matters.

(a)    Subject to the terms and conditions of this Agreement, each of the Sellers and Buyer shall cooperate with each other and use (and Cenveo Corp shall cause the Companies and the Company Subsidiaries to use) commercially reasonable efforts: (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the consummation of the transactions contemplated by this Agreement, and, subject to the conditions set forth in ARTICLE VI and ARTICLE VII (as applicable) to consummate such transactions as promptly as practicable; and to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts to obtain, as soon as practicable after the date of this Agreement, all necessary Governmental Authorizations necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including those required under the HSR Act. The Sellers shall, and shall cause the Companies and the Company Subsidiaries to, use commercially reasonable efforts to obtain the third-party consents described in Section 2.3 of the Company Disclosure Letter.

(b)    In furtherance and not in limitation of the foregoing, Buyer and the Sellers shall, and shall cause their respective Affiliates to: (i) make or cause to be made all filings with the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) required of each of them under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable, and, in any event, within ten (10) Business Days after the date hereof (such filing, the “HSR Filing”); (ii) use commercially reasonable efforts to timely provide all supplemental information requested by the FTC or DOJ in connection with any investigation of the transactions contemplated hereby pursuant to the HSR Act; and generally cooperate with each other in connection with any such HSR filing in order to resolve any investigation initiated by, or any objections of, the FTC or DOJ under the HSR Act, and ensure the expiration of all waiting periods under the HSR Act. Notwithstanding the

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provisions of this Section 5.2 or anything to the contrary contained in this Agreement, none of the parties nor any of their Affiliates shall be required to: (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any of their assets or business (or portion thereof); (ii) agree to any conditions relating to, or changes or restrictions in, the conduct or operation of or investment in or control over any of their assets or business (or portion thereof) in any manner; (iii) litigate, pursue or defend any action challenging any of the transactions contemplated hereby as violative of any Laws applicable to them; or (iv) take any other action that would, or would reasonably be expected to, materially and adversely affect them. Buyer shall be responsible for all filing fees in connection with all filings under the HSR Act.

(c)    To the extent that Buyer or the Sellers determine after the Closing that any Intellectual Property materially necessary for the conduct of the business of any Company or Company Subsidiary was not included in the Listed Intellectual Property and is not a “Cenveo,” “CMS” or “Cadmus” mark, reasonably promptly after Buyer’s written request: (i) if such Intellectual Property is used only in connection with the Companies’ and Company Subsidiaries’ business, then the Sellers (at their sole expense) shall execute any documents necessary to transfer and assign such Intellectual Property to Buyer free and clear of all Liens (other than Permitted Liens); and (ii) if such Intellectual Property is used in connection with the Companies’ and Company Subsidiaries’ business and in other of the Sellers’ business, then the Sellers shall execute any documents necessary to permit the use of such Intellectual Property by the Companies and Company Subsidiaries; provided however, that Sellers shall not be obligated to transfer, assign or permit the use of any Intellectual Property hereunder to the extent a third party consent to such action is necessary or such action is not permitted under Law; and provided further, that with respect to clause (ii), Buyer shall pay any out-of-pocket costs or expenses in connection with any such action requested by Buyer.

5.3    Access; Continuing Confidentiality.

(a)    The Sellers shall, and shall cause the Companies and Company Subsidiaries to: (x) provide to Buyer and its representatives reasonable access to the senior officers, properties, books and records of the Companies and the Company Subsidiaries, (y) provide to Buyer and its representatives reasonable access to the facilities of the Companies and Company Subsidiaries and make an attempt to arrange (without any liability or obligation in the event any or all SSPs refuse) for Buyer and its representatives to have reasonable access to the SSP facilities, provided, that Buyer and its representatives sign a confidentiality agreement with substantially the same protections as the Confidentiality Agreement for the benefit of such SSP; and (z) furnish promptly such information concerning the Company and the Company Subsidiaries as Buyer may reasonably request; provided, that in each case of subclauses (x), (y) and (z), such access and information shall be provided at reasonable times and upon reasonable notice under the supervision of the Sellers’ personnel and Buyer and its representatives shall conduct any such activities in such a manner as not to unreasonably or unnecessarily interfere with the normal operation of the businesses of the Sellers, Companies or Company Subsidiaries and their employees duties (it being agreed that such access shall in no way include any Phase II environmental investigation or other invasive procedure or investigation, including any sampling, testing or the removal of materials from the offices or properties of any Company or Company Subsidiary). Notwithstanding any provision of this Agreement to the contrary, no Seller shall be required to provide access to or to disclose information if, in such Seller’s

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reasonable discretion, such access or disclosure would: (i) cause significant competitive harm (including if the value of any trade secret would be compromised) to any Seller, Company or Company Subsidiary or their respective businesses if the transactions contemplated by this Agreement are not consummated; (ii) violate or prejudice the rights of its or any Company’s or Company Subsidiary’s customers, suppliers or employees (including with respect to any disclosure of personnel records of any Seller, Company or Company Subsidiary relating to medical histories); (iii) violate a third-party confidentiality obligation; (iv) jeopardize any work product privilege or attorney-client privilege (or similar privilege) of the institution in possession or control of such information; (v) contravene any Law (including antitrust Laws), fiduciary duty or agreement entered into prior to the date of this Agreement or otherwise in accordance with Section 5.1. The Sellers shall, and shall cause the Companies and the Company Subsidiaries to, cooperate in good faith with Buyer to identify and implement alternative means for Buyer to be granted access to any senior officers, properties, books and records, data or information to which Buyer is not granted access pursuant to this Section 5.3(a) due to limitations under applicable Law, attorney-client privilege or other privilege or the terms of any confidentiality or similar agreements, including, for example and without limitation, entering into a common interest agreement, seeking third-party consent under contracts, establishing a process that, through the use of steps such as targeted redactions, provision of information to counsel to review and, to the extent permitted by applicable Law, to summarize for its client or use of a “clean room” environment for analysis and review of information accessible to limited Persons (such as external advisors) which will be designed to the extent feasible to provide Buyer with timely access to the substance of the information described in this Section 5.3(a) in a manner that allows compliance with contracts and applicable Law and preserve the attorney-client or other privilege, as the case may be. No investigation by Buyer of other information received by Buyer or its Affiliates or representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers hereunder. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, without the prior written consent of Cenveo Corp, which may be withheld, conditioned or delayed for any reason or no reason, neither Buyer, nor any of its Affiliates or representatives, shall engage in any discussion with any suppliers to, or customers of, any Company or Company Subsidiary, except in the ordinary course of such Person’s business unrelated to the transactions contemplated by this Agreement or the other Transaction Documents, without reference to or use of any Confidential Information (as defined in the Confidentiality Agreement), and without referencing Cenveo or any of its Subsidiaries (including any Company, Company Subsidiary or the Sellers). Notwithstanding the foregoing, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers will reasonably cooperate with Buyer to make introductions to the customers, suppliers, lessors, licensors and other business associates maintaining business relationships with the Companies and the Company Subsidiaries (or with the Sellers on behalf of the Company or Company Subsidiaries) prior to the date of this Agreement in order to facilitate the transition of the business conducted by the Companies and the Company Subsidiaries to the Buyer from and after the Closing.

(b)    The terms of the Confidentiality Agreement between Rock-Tenn Company and Cenveo, dated June 12, 2015 (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect until the consummation of the Closing, at which time the Confidentiality Agreement and the obligations of Buyer under this Section 5.3 shall terminate; provided, however, that the Confidentiality

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Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) relating to the Companies and Company Subsidiaries. If this Agreement is, for any reason, terminated prior to the Closing, then the Confidentiality Agreement shall nonetheless continue in full force and effect.

(t)From and after the Closing, each of the Sellers shall not disclose, and shall cause their Affiliates (for the avoidance of doubt, other than the Companies or the Company Subsidiaries) to not disclose, any confidential and proprietary information of the Companies and the Company Subsidiaries, including the Companies’ and the Company Subsidiaries’ customer lists, supplier lists, details of consultant and employment contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans (including identified acquisition targets), technical processes, designs and design projects, processes, trade secrets, inventions, software, source codes, object codes and research projects, to any other Person other than Cenveo or any of its Subsidiaries; provided, however, this Section 5.3(c) shall not apply to any information: (i) which is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.3(c); (ii) lawfully received by a Seller after the Closing Date from a third-party not known to such Seller (after reasonable inquiry) to be under any obligation of confidentiality with respect to such information; or (iii) which is required to be disclosed by applicable Law, or in connection with any legal proceeding, discovery, any subpoena or civil investigative demand, or the use of which is reasonably necessary to the defense of such Seller in any such proceeding, in which case, unless prohibited by Law, such Seller shall provide Buyer with reasonably prompt notice of such required disclosure so that Buyer may seek (at its sole cost) to obtain a protective order or other reasonable assurance that such disclosure shall be treated confidentiality.

5.4    Public Announcements. From the date hereof until the Closing, no party shall make, or cause to be made, and each party shall not permit its Affiliates to make, any press release or public announcement in respect of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, or otherwise communicate with any news media with respect thereto without the prior written consent of Buyer and Cenveo Corp (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided that a party (or its Affiliate) may, without the prior written consent of the other parties, make such press release or public announcement as may be required or advisable under Law or any listing agreement with or rule of any securities exchange or association.

5.5    Non-Compete; Non-Solicitation.

(a)    For a period of four (4) years beginning on the Closing Date, none of the Sellers will, and Cenveo Corp will cause Cenveo and its Affiliates (collectively, “Cenveo Restricted Parties”) not to, directly or indirectly (but in any event, with respect to clause (x), solely in North America, Central America and the Caribbean (the “Restricted Territory”)): (x) engage or participate in, render services to, or have an equity interest in any Person engaged in, the manufacturing, marketing, selling or distributing of any folded or folding cartons, shrink sleeve packaging, or litho laminated display packaging solutions,

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including all types of printed topsheets (the “Business”), in each case, in the Restricted Territory; or (y) sell any folded or folding cartons, shrink sleeve packaging, or litho laminated display packaging solutions, including all types of printed topsheets, to any current customer (or customer within the 12 month period prior to the Closing Date) of any of the Companies or Company Subsidiaries, including those listed in Section 5.5(a)-1 of the Company Disclosure Letter outside of the Restricted Territory. It is expressly acknowledged that the following activities shall not be a violation of this Section 5.5(a): (i) the provision of goods or services unrelated to the Business to any Person; or (ii) the purchase or acquisition of any entity that derives less than 25% of its total annual revenue in its most recent full fiscal year from the Business; provided that such Cenveo Restricted Party divests such Business division within twelve (12) months of the closing of such purchase or acquisition.

(b)    For a period of four (4) years beginning on the Closing Date, none of the Sellers will, and Cenveo Corp will cause the Cenveo Restricted Parties not to, directly or indirectly (but in any event, with respect to clause (x), solely in Canada, and with respect to clause (y), solely in the United States): (x) engage or participate in, render services to, or have an equity interest in any Person engaged in, the manufacturing, marketing, selling or distributing of any cut and stack labels in Canada; or (y) sell cut and stack labels in the United States to any current customer (or customer within the 12 month period prior to the Closing Date) of any of the Companies or Company Subsidiaries, including those listed in Section 5.5(b) of the Company Disclosure Letter (such customers, the “Continuing Cut and Stack Customers”). It is expressly acknowledged that the following activities shall not be a violation of this Section 5.5(b): (i) the provision of goods or services unrelated to cut and stack labels to any Person; (ii) the sale of cut and stack labels outside of Canada to any customers other than sales in the United States to the Continuing Cut and Stack Customers; or (iii) the purchase or acquisition of any entity that derives less than 25% of its total annual revenue in its most recent full fiscal year from the sale of cut and stack labels; provided that such Cenveo Restricted Party divests such cut and stack labels division within twelve (12) months of the closing of such purchase or acquisition.

(c)    For a period of four (4) years beginning on the Closing Date, none of the Sellers will, and Cenveo Corp will cause the Cenveo Restricted Parties not to, directly or indirectly (but in any event, solely in Canada) sell commercial print applications or direct mail products to any Person in Canada, except to Canadian Subsidiaries of customers of any Cenveo Restricted Party with headquarters in the United States (such customers, from time to time, the “Cenveo US-Sub Customers”). It is expressly acknowledged that the following activities shall not be a violation of this Section 5.5(c): (i) the provision of goods or services unrelated to commercial print applications or direct mail products to any Person; (ii) manufacturing, marketing, selling or distributing commercial print applications or direct mail products outside of Canada; or (iii) the purchase or acquisition of any entity that derives less than 25% of its total annual revenue in its most recent full fiscal year from the sale of commercial print applications or direct mail products in Canada; provided that such Cenveo Restricted Party divests such commercial print applications or direct mail products division within twelve (12) months of the closing of such purchase or acquisition.

(d)    For a period of two (2) years beginning on the Closing Date, none of the Sellers will, and Cenveo Corp will cause the Cenveo Restricted Parties not to, directly or indirectly: (i) solicit for employment; or (ii) hire, either as an employee or a consultant, any employee of a Company or any Company Subsidiary who was an employee of a Company or any Company Subsidiary as of the date hereof or the Closing Date; provided, however, that: (x)

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non-targeted general solicitations of employment (including the use of employment agencies not directed at employees of a Company or any Company Subsidiary) conducted by or on behalf of any Cenveo Restricted Party shall not constitute a solicitation in violation of this Section 5.5(d), and the hiring of such Person shall not constitute a hiring in violation of this Section 5.5(d); (y) the restrictions in this Section 5.5(d) do not apply to any employee whose employment was terminated by the applicable Company or Company Subsidiary prior to the solicitation (and/or hiring) by the applicable Cenveo Restricted Party.

(e)    Notwithstanding anything to the contrary contained in this Section 5.5, in no event shall a Cenveo Restricted Party be restricted from: (i) manufacturing, marketing, selling or distributing envelopes; (ii) taking actions permitted by the Referral Agreement in the form attached hereto as Exhibit H (the “Referral Agreement”); (iii) except with respect to the Business, marketing the businesses of the Cenveo Restricted Parties, or soliciting clients and customers, through non-targeted general advertisements (including trade magazines or web- based advertisements via Google Adsense and similar programs) or Cenveo Restricted Party websites, in each case not directed at, or targeted to: (1) in connection with the Business, the Restricted Territory; (2) in connection with cut and stack labels, Canada or the Continuing Cut and Stack Customers in the United States; or (3) in connection with commercial print applications or direct mail products, except for targeted marketing or solicitation of Cenveo US- Sub Customers, Canada, provided that the Cenveo Restricted Partners do not render any services or manufacture, sell or distribute any of the specified products (referred to in Sections 5.5(a)-(c)) in connection with or as a result of such non-targeted general advertisements or websites in breach the provisions of Sections 5.5(a)-(c) hereof; (iv) holding or purchasing any equity interests in NuLabel Technologies, Inc., a Delaware corporation (“NLT”), and any successor thereto (provided, that Cenveo Restricted Partners do not participate in the business of such entity to the extent such business would breach the provisions of Sections 5.5(a)-(c); provided, further, that Cenveo holding a minority ownership in, and the participation of a Cenveo representative on the Board of Directors of, NLT shall not be deemed to constitute participation in the business in breach of the foregoing clause); (v) the purchase or ownership of securities in any mutual fund registered under the Investment Company Act of 1940, as amended; and (vi) the purchase or ownership of not more than 5% of the outstanding equity of any entity; provided, that the Cenveo Restricted Party does not actively participate in the business of such entity.

(f)    For purposes of Section 5.5, the parties acknowledge and agree that the restrictions contained in this Section 5.5 are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement and the other Transaction Documents without receiving the additional consideration offered by the Cenveo Restricted Parties in binding themselves to these restrictions, as applicable. In the event of a breach or a threatened breach by a Cenveo Restricted Party of such applicable restrictions, Buyer will be entitled to an injunction restraining such Cenveo Restricted Party(ies) from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach. The time period during which the prohibitions set forth in this Section 5.5 are in effect shall be tolled and suspended for a period equal to the

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aggregate time during which any Cenveo Restricted Party is in violation of such prohibitions in any respect.

5.6    Indemnification and Exculpation. Buyer agrees that all rights of the individuals who on or prior to the Closing Date were directors, managers, officers or employees of any Company or Company Subsidiary (collectively, the “Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of any Company or Company Subsidiary as in effect as of the date of this Agreement, and any indemnification agreements or arrangements of any Company or Company Subsidiary as in effect as of the date of this Agreement that are set forth in Section 5.6 of the Company Disclosure Letter, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would materially adversely affect the rights of the Indemnitees for a period of six (6) years after the Closing Date, unless such modification is required by Law (or unless Buyer provides comparable rights to such Indemnitees). Buyer agrees not to and to not permit any Company or Company Subsidiary to bring any suit, action or proceeding asserting, any breach of fiduciary duty or any breach of any other duty owed to any Company or Company Subsidiary against any Indemnitee for acts or omissions prior to the Closing Date whether filed derivatively on behalf of any Company or Company Subsidiary or otherwise.

5.7    No Solicitation. From the date of this Agreement until the earlier of: (a) the Closing; and (b) the termination of this Agreement, the Sellers shall not, and shall cause the Companies and Company Subsidiaries and their respective Affiliates to not (and the Sellers shall not, and shall cause the Companies and Company Subsidiaries to instruct their respective advisors, agents or other representatives to not), directly or indirectly: (i) solicit, initiate or encourage any inquiry, proposal or offer from any Person or enter into any agreement or accept any offer relating to any: (A) reorganization, liquidation, dissolution or recapitalization of any of the Companies or Company Subsidiaries; (B) merger or consolidation involving any of the Companies or Company Subsidiaries; (C) purchase or sale of the capital stock or other equity or debt securities of any of the Companies or Company Subsidiaries or in excess of 5% of the assets of any of the Companies or Company Subsidiaries; or (D) similar transaction or business combination involving any of the Companies or Company Subsidiaries (the foregoing items (A) through (D) collectively referred to herein as a “Business Sale”); or (ii) discuss, negotiate, authorize, facilitate, or furnish any information with respect to, assist or participate in any effort or attempt by any Person to do or seek to do any of the foregoing. Each Seller represents and warrants that: (x) neither such Seller nor any of the Companies or Company Subsidiaries is party to or bound by any agreement with respect to a Business Sale other than this Agreement; and (y) it has terminated all discussions with third parties regarding any of the foregoing.

5.8    Notice of Certain Matters.

(a)    The Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Sellers, in each case after obtaining knowledge thereof, of the occurrence or non-occurrence of: (i) any event the occurrence or non-occurrence of which would reasonably be expected to result in any representation or warranty contained in this Agreement made by the Sellers (with respect to such notice given by the Sellers) or Buyer (with respect to such notice

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given by Buyer) to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); and (ii) any failure of any party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that: (x) the breach by any Seller (with respect to such notice given by the Sellers) or Buyer (with respect to such notice given by Buyer) hereto of the covenant set forth in the immediately preceding clause (i) shall not permit any other party hereto to refuse to consummate the transactions contemplated by this Agreement unless the failure of the applicable representation or warranty to be true and correct would result in the condition set forth in Section 6.1(a) and Section 7.1(a), as applicable, not being satisfied as of the Closing Date; and (y) notwithstanding anything to the contrary in this Agreement including ARTICLE IX, the delivery of, or failure to deliver, any notice pursuant to this Section 5.8(a) shall not limit or otherwise affect the remedies available hereunder to the party receiving or not receiving such notice (or any Losses with respect thereto).

(b)    Each party shall give prompt notice to the other parties of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any Action or to the Sellers’ Knowledge, Investigation relating to or involving or otherwise affecting any of the Sellers, the Companies or the Company Subsidiaries, on the one hand, or Buyer, on the other hand, that relates to the transactions contemplated by this Agreement; and (iv) any change that is likely to impair in any material respect the ability of any party to consummate the transactions contemplated by this Agreement.

5.9    Data Room Record. Reasonably promptly after the Closing Date, the Sellers shall deliver to Buyer a copy of a CD or DVD-ROM containing a true, correct and complete copy of the Data Room.

5.10    Insurance Matters.

(a)    If, following the Closing, any of the Companies or any Company Subsidiaries suffers any Losses which Buyer reasonably believes are covered under any of the Policies maintained by the Sellers or any of their Affiliates that provides coverage with respect to such Losses (collectively, the “Seller Insurance Policies”), which claim is based on an incident, event, occurrence or accident that took place prior to the Closing (each, a “Pre-Closing Insured Event”), then the Sellers agree to provide, and to cause their Affiliates and their insurance brokers, agents and third party administrators (collectively, the “Insurance Advisors”) to provide, reasonable cooperation and assistance (at the applicable Company’s or Company Subsidiary’s expense with respect to any out-of-pocket costs or expenses but not with respect to any raised premiums) to the Companies and Company Subsidiaries in connection with the submission, adjustment and resolution of any claim made by any Company or Company Subsidiary on or under such Seller Insurance Policies. Such cooperation by the Sellers, their Affiliates and the Insurance Advisors shall include providing reasonable access to books, records and documents (including electronically stored information) as the Companies or Company Subsidiaries reasonably may require in connection with such claims. At any of the Companies’ or Company

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Subsidiaries’ request, pursuant to written notice to the Sellers and/or their applicable Affiliates and/or the Insurance Advisors shall provide notice or the Sellers will submit a claim under any such applicable Seller Insurance Policy on behalf of the applicable Company or Company Subsidiary (and at the Company’s or such Company Subsidiary’s sole cost, including with respect to any deductible thereunder or other out-of-pocket costs or expenses with respect thereto other than raised premiums), and the Sellers shall, or shall cause their applicable Affiliates or Insurance Advisors to, use commercially reasonable efforts to collect claim amounts requested thereunder, and subject to the terms of the applicable Seller Insurance Policy, to follow the reasonable and lawful directions of the applicable Company or Company Subsidiary in the prosecution of such claim and cause any such claim proceeds collected to be paid to such Company or Company Subsidiary, as applicable. In addition, the Sellers shall not, and shall cause their Affiliates not to, amend, modify or terminate any Seller Insurance Policy with respect to any Pre-Closing Insured Event in any manner detrimental to any Company or Company Subsidiary or to waive, settle, release or subrogate any claim of any Company or Company Subsidiary without its consent. Notwithstanding the foregoing, at the Sellers’ option, in its sole discretion, the Sellers may elect to pay or reimburse the applicable Company or Company Subsidiary for the claim relating to a Pre-Closing Insured Event in lieu of a claim being filed with respect to the applicable Policy. Nothing in this Section 5.10 amends, modifies or limits the Sellers’ indemnification obligations under ARTICLE IX of this Agreement, provided that in no event shall Buyer, any Company or any Company Subsidiaries be entitled to a double recovery as to any such claim. The provisions of this Section 5.10(a) shall not apply to workers’ compensation claims or policies which are instead addressed in Section 5.10(b) hereof.

(b)    The Sellers shall, or shall cause their Affiliates to, be fully responsible for and shall pay, through any applicable workers’ compensation policy of the Sellers or their Affiliates or otherwise, all claims by an Employee in the United States for workers’ compensation which arise out of or are based on an occupational injury, illness or death occurring or arising prior to the Closing, without regard to whether such claims were made prior to or following Closing; except solely to the extent (i) such claims are covered by an applicable workers’ compensation policy maintained by the Companies or Company Subsidiaries as of the Closing as set forth in Section 3.17 of the Company Disclosure Letter; provided, however, that Sellers shall be responsible for any deductible or other out of pocket costs or expenses with respect to any claim covered by any such policy and for any amounts not covered by such policy, or (ii) such claims involve injuries occurring after the Closing.

(c)    The Sellers shall, or shall cause their Affiliates (other than the Companies and Company Subsidiaries) to, be fully responsible for and shall pay, through the Seller Plans that are group health plans or otherwise, any of the Companies’ or Company Subsidiaries’ liabilities with respect to Employee claims incurred but not reported prior to the Closing under any Seller Plans that are group health plans.

5.11    Financial Statements; Access to Financial Information. The Sellers shall furnish to Buyer within ten (10) days after the end of each month and within fifteen (15) days after the end of each fiscal quarter ending between the date hereof and the Closing Date the unaudited statement of income and expense of each operating plant operated by the Companies and Company Subsidiaries for the applicable month and/or quarter just ended as prepared by the Companies and Company Subsidiaries in the Ordinary Course of Business (and subject to

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adjustments for estimates included in such statements) and such other financial information as Buyer may reasonably request and which is prepared in the Ordinary Course of Business.

5.12    Cooperation on Title Insurance and Surveys.

(a)Prior to the Closing, the Sellers will use their commercially reasonable efforts to cooperate with Buyer in connection with Buyer’s obtaining, at Buyer’s sole cost and expense, title insurance commitments and reports for the Owned Real Property (to the extent title insurance is available in the applicable jurisdictions) from a title company designated by Buyer and updated surveys with respect to the Owned Real Property.

(b)Prior to Closing, the Sellers shall use commercially reasonable efforts to obtain the consents to this transaction required by the Real Property Leases for the Leased Real Property listed in Section 3.13(b) that require written consent, and cooperate with Buyer’s efforts to obtain with respect to such Leased Real Properties estoppels and/or nondisturbance agreements from lessors as reasonably required by Buyer (provided that upon making an attempt to arrange a discussion between such lessor(s) and Buyer or the provision of the contact information for such lessor to Buyer, Buyer’s failure to obtain any such estoppels or agreements shall not be deemed a breach hereunder and the Sellers shall have no liability or obligation with respect to such cooperation if such lessors refuse). Prior to the Closing, the Sellers shall cause the applicable Company or Company Subsidiary to use commercially reasonable efforts to transfer and facilitate the transfer of any material Permits to the extent required by applicable Law in connection with the consummation of the transactions contemplated hereby.

5.13    Obligations of Affiliates. Except for the Transaction Documents or as set forth in Section 5.13 of the Company Disclosure Letter, on or before the Closing Date, the Sellers shall terminate, or shall cause their Affiliates to terminate: (a) any ongoing Contracts or understandings between any Seller, Cenveo and/or any of their Affiliates on the one hand, and any of the Companies or Company Subsidiaries, on the other hand, so that following the Closing Date the Companies and Company Subsidiaries shall have no obligations of any kind or nature to Cenveo or any of their Affiliates (except pursuant to the Transaction Documents and including the Note Liability to be paid in accordance with Section 1.3(b)(i)(B)); and (b) all debts and other obligations: (i) owed or required to be performed by the Sellers, Cenveo or their Affiliates to the Companies and Company Subsidiaries; or (ii) owed or required to be performed by any Company or Company Subsidiary to any Seller, Cenveo or any of their Affiliates shall be discharged in full (except for the Note Liability to be paid in accordance with Section 1.3(b)(i)(B)). The Sellers shall deliver to Buyer at Closing evidence of such terminations reasonably satisfactory to Buyer.

5.14    Change of Name, Etc.

(a)Buyer acknowledges and agrees (including, without limitation, for purposes of Section 5.1) that immediately prior to the consummation of the Closing, the Sellers intend to cause the Companies and Company Subsidiaries to file an amendment to change their names in their respective jurisdictions of organization and any jurisdictions where such Company is registered to do business and with all other applicable Governmental Authorities, to eliminate any reference to the word “Cenveo,” “CMS” or “Cadmus” from their names, and from and after

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the consummation of the Closing, the Companies, Company Subsidiaries, Buyer and its Affiliates shall cease and desist from all further use of the name and mark “Cenveo”, “Cadmus” or any name, mark, design or logo similar or related thereto or employing the words “Cenveo”, “Cadmus” or any part or variation or simulation of any of the foregoing or any confusingly similar marks; provided, that the Companies and Company Subsidiaries may sell inventory labeled with, and may operate their businesses with signage including, such names, marks, designs or logos included on such inventory or signage prior to the Closing Date, but Buyer shall: (i) within 180 days after the Closing Date, remove from the inventory of the businesses of the Companies, Company Subsidiaries and Buyer and its Affiliates all remaining inventory and packaging materials that include the “Cenveo,” “CMS” or “Cadmus” name, mark, design or logo or any name, mark, design or logo similar or related thereto or employing the words “Cenveo”, “Cadmus” or any part or variation or simulation of any of the foregoing or any confusingly similar marks; and (ii) within ninety (90) days after the Closing Date, remove the “Cenveo” and “Cadmus” name, mark, design or logo, or any name, mark, design or logo similar or related thereto or employing the words “Cenveo,” “Cadmus” or any part or variation or simulation of any of the foregoing or any confusingly similar marks, from the signage of all of the Owned Real Properties or Leased Real Properties or other properties of Buyer; and in no event, shall Buyer advertise or hold itself out (or permit any Affiliate of Buyer to advertise or hold itself out to be) an affiliate of, or party of a group with, “Cenveo,” “CMS” or “Cadmus”.

(b)For the purposes of clarity, the parties hereto acknowledge and agree that nothing herein shall prohibit any of the Sellers from using, registering or otherwise exploiting: (i) the terms “Cenveo” or “Cadmus,” whether alone, or in combination with other words or marks; and (ii) any trademarks, service marks, trade names, business names, corporate names, copyrights, product names, brand names, or logos owned or controlled by any of the Sellers or their Subsidiaries (other than the Companies and the Company Subsidiaries, without regard to the “Cenveo,” “CMS” or “Cadmus” names) and any derivations thereof.

5.15    Access to Books and Records; Confidential Information.

(a)As soon as practicable, but in any event within sixty (60) days after the (i) Closing or (ii) with respect to books and records relating to or required in connection with the TSA, the termination of the TSA, the Sellers shall use commercially reasonable efforts to deliver or cause to be delivered to Buyer all of the material books and records then in the possession of any Seller or any of their Affiliates relating primarily to the business of the Companies and the Company Subsidiaries. If any time thereafter, if any Seller or any of their Affiliates discovers that it is in possession of any books and records relating primarily to the business of the Companies and the Company Subsidiaries, then such Seller or Affiliate thereof shall deliver or cause to be delivered to Buyer such discovered books and records. If any of the books and records to be provided to Buyer pursuant to this Section 5.15 includes information relating to the business other than the business of the Companies and the Company Subsidiaries, then the Sellers or their Affiliates may redact and/or retain such information.

(b)With respect to any confidential or proprietary information of the Companies and Company Subsidiaries that is in the possession of the Sellers and their Affiliates, as soon as practicable, but in any event within sixty (60) days after the termination of the TSA, the Sellers shall use commercially reasonable efforts, to the extent practical with respect to

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electronic records and in any event in substantially the same manner as Cenveo Corp effects destruction of records in accordance with its document retention policies: (i) if such information is not in the possession of any Company or Company Subsidiary, to deliver such information to a Company or Company Subsidiary; and (ii) if such information is duplicative of information in the possession of any Company or Company Subsidiary, to destroy such information. If any confidential or proprietary information of the Companies or Company Subsidiaries includes information relating to the Sellers’ or their Affiliates’ business other than the business of the Companies and Company Subsidiaries, then the Sellers and their Affiliates may redact and/or retain the information that relates to such other business or such permitted use.

(c)For the purposes of clarity, the parties hereto acknowledge and agree that nothing in this Section 5.15 shall prohibit any of the Sellers from using, registering or otherwise exploiting: (i) the terms “Cenveo,” or “Cadmus”, whether alone, or in combination with other words or marks; and (ii) any trademarks, service marks, trade names, business names, corporate names, copyrights, product names, brand names, or logos owned or controlled by any of the Sellers or their Subsidiaries (other than the Companies and the Company Subsidiaries, without regard to the “Cenveo,” “CMS” or “Cadmus” names) and any derivations thereof.

5.16    Parent Contracts.

(a)At any time prior to Closing, the Sellers shall have the right to add (upon delivery of written notice to Buyer including the revised schedule) additional Parent Contracts to Section 3.8(d) of the Company Disclosure Letter solely to provide notice to Buyer of such Parent Contracts for the sole purpose of this Section 5.16 and, in such case, Buyer shall have the right within five (5) Business Days of receipt of notice of any such proposed addition to add (upon delivery of written notice to the Sellers including the revised schedule) such Parent Contract to Section 1.3(a)(vii)(B) of the Company Disclosure Letter.

(b)The Sellers, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to (i) cause the rights and obligations under the Parent Contracts noted with an asterisk in Section 3.8(d) of the Company Disclosure Letter (the “Designated Shared Contracts”) that relate to the Companies or Company Subsidiaries to be assigned to a Company, Company Subsidiary, Buyer or Buyer Affiliate insofar as they relate to the Companies or Company Subsidiaries or (ii) if the counterparty to such Designated Shared Contract does not permit such assignment, cause the counterparty to such Designated Shared Contract to enter into a replacement Contract with a Company, Company Subsidiary, Buyer or Buyer Affiliate containing the rights not materially less beneficial and obligations not materially more burdensome under such Designated Shared Contract than are currently in effect and, in all cases, necessary in all material respects for the continued conduct of the businesses of the Companies and Company Subsidiaries after the Closing in respect of such Designated Shared Contract as currently conducted (the “Replacement Contracts”). Buyer and the Sellers shall cooperate and provide each other with reasonable assistance in effecting such Assignment or separation of the Designated Shared Contracts into a Replacement Contract prior to the Closing, and if such Assignments or Replacement Contracts are not obtained on or prior to the Closing, then the Sellers, on the one hand, and Buyer, on the other hand, shall continue, and shall cause their respective Affiliates to continue, to use their commercially reasonable efforts to obtain such Assignments or Replacement Contracts with

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respect to each applicable Designated Shared Contract for the duration of the term thereof. Buyer and the Sellers shall hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Designated Shared Contracts, or the Assignments or Replacement Contracts referred to herein relating to the respective businesses of the other Party (or its respective Affiliates), including with respect to the business of the Companies or the Company Subsidiaries, forwarding any monies or other benefits with respect to the period prior to the Closing to the Sellers, or with respect to the period following the Closing, to the Buyer.

(c)Buyer shall use commercially reasonable efforts to obtain from the respective counterparties to the Designated Shared Contracts (insofar as such obligations under Designated Shared Contracts relate to the Companies or Company Subsidiaries), and the beneficiary(ies) under any guarantees, sureties or other credit support or similar obligations provided by Cenveo or its Subsidiaries (other than the Companies or the Company Subsidiaries) in connection with or under the Real Property Leases or Parent Contracts that are set forth in Section 5.16(c) of the Company Disclosure Letter (such obligations of Cenveo or its Subsidiaries (other than the Companies or the Company Subsidiaries), collectively, the “Parent Obligations and Guarantees”), in form and substance reasonably satisfactory to Cenveo Corp, valid and binding written unconditional releases of such applicable Persons (the “Parent Releases”), including by the provision of a substitute guarantee of Buyer or WestRock Company (or any of its Affiliates); provided, that Buyer shall have no Liability for the failure to obtain any Parent Release and the failure to obtain any Parent Release will not result in the failure of any condition set forth in ARTICLE VI.

5.17    Environmental Insurance; Escrow Covenant.

(a)The Sellers shall use commercially reasonable efforts to obtain a Qualified Environmental Insurance Policy covering the Pre-Existing Conditions on the Real Property set forth in Section 5.17 of the Company Disclosure Letter (“Listed Real Property”), and Buyer shall use commercially reasonable efforts to assist the Sellers in connection therewith. If the Sellers do not obtain a Qualified Environmental Insurance Policy prior to the Closing, then at the Closing, Five Million Dollars ($5,000,000) of the Purchase Price shall be deposited into escrow pursuant to the terms of the Escrow Agreement in the form attached hereto as Exhibit I (the “Escrow Agreement”). In such event, and subject to the terms of the rest of this Section 5.17, the Sellers shall continue to use commercially reasonable efforts to obtain a Qualified Environmental Insurance Policy (and Buyer will reasonably cooperate with the Sellers in connection therewith). If the Sellers do not obtain a Qualified Environmental Insurance Policy within 90 days after the Closing (such 90-day period, as it may be extended in accordance herewith, the “Environmental Insurance Period”), or, if the Sellers have not obtained a policy notwithstanding such efforts but believe in good faith that they can obtain such a policy with a 30-day extension, then the Sellers shall have another 30 days to obtain the policy, but if the Sellers do not obtain a Qualified Environmental Insurance Policy during such extended Environmental Insurance Period, then (i) Three Million Dollars ($3,000,000) of the escrow shall be released to Buyer as a reduction in the Purchase Price; and (ii) Two Million Dollars ($2,000,000) shall remain in escrow to reimburse Buyer Indemnified Parties for any Losses arising out of or based upon the Pre-Existing Environmental Conditions (and to satisfy any claims for indemnification by Buyer Indemnified Parties for Losses arising out of or based upon a breach of, or any inaccuracy in, the

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representations in Section 3.18 or a claim for indemnification pursuant to Section 9.2(a)(v)) in accordance with the provisions of the Escrow Agreement. The escrow shall be held until the later of: (x) five (5) years from the Closing or (y) until each claim made on the escrow during such period is finally resolved; provided, that at the end of the five-year period, the balance of the escrow, less any amount that is subject to a pending claim, will be released to the Sellers. If the Sellers obtain a Qualified Environmental Insurance Policy during the Environmental Insurance Period, then the escrow fund, less $500,000, shall be released to the Sellers and the remaining $500,000 shall remain in escrow throughout the ten-year term of the Qualified Environmental Insurance Policy to be utilized for the payment of the retention or deductible amount relating to the first claim made on such Qualified Environmental Insurance Policy. If Sellers do not obtain a Qualified Environmental Insurance Policy within the Environmental Insurance Period but are able to obtain an insurance policy that Buyer is otherwise willing to accept in its sole discretion, then Sellers and Buyer will negotiate in good faith a mutually acceptable amendment to the Escrow Agreement to address the use and release the escrow fund thereunder. If the Sellers obtain a Qualified Environmental Insurance Policy on or prior to the Closing, then at the Closing Five Hundred Thousand Dollars ($500,000) of the Purchase Price shall be deposited into escrow pursuant to the Escrow Agreement and shall be used to satisfy the retention under such policy (and the form of Escrow Agreement attached hereto shall be revised accordingly).

(b)For the avoidance of doubt, the purchase of a Qualified Environmental Insurance Policy shall not limit any of the indemnification rights of Buyer Indemnified Parties with respect to any Losses other than those Losses arising out of, or based upon, a breach of, or inaccuracy in, the representations in Section 3.18 as to the Identified Environmental Conditions. It is understood and agreed that if a Qualified Environmental Insurance Policy is obtained and thereafter the insurance carrier fails or refuses to pay, or denies coverage of a claim, Buyer has no recourse to the Sellers, except to the extent that the insurance carrier’s failure or refusal to pay a claim or its denial of coverage of a claim arises from an act or omission by any of the Sellers, including the Sellers’ failure to pay in a timely manner any deductible or retention or the Seller’s failure to disclose information or data to the insurance carrier.

5.18    Environmental Permit. As soon as practicable following the date hereof, Sellers shall retain an environmental consulting firm reasonably acceptable to Buyer to review Washburn Graphic’s 2007 environmental permit application for the DR Facility and to determine whether such application accurately reflects the operations at the DR Facility, meets the requirements of all applicable Laws, and whether the application should be updated, corrected or modified in any way. Sellers shall cause the consultant to generate a report with such recommendations and, promptly upon receipt of such report, shall deliver such report and any related documentation to Buyer. Sellers shall cause Washburn Graphics to amend the existing environmental permit application, or file a new application, and/or take such other actions recommended by the consultant required in order to obtain the permit all in accordance with the recommendations of the consultant. Any new or amended environmental permit application filed by the Washburn Graphics or other action taken by Washburn Graphics based upon the recommendation of the consultant shall be in a form reasonably acceptable to Buyer and comply with all applicable Laws. Sellers will take, and will cause Washburn Graphics to take, commercially reasonable efforts to diligently prosecute the environmental permit application and obtain such permit prior to the Closing and, if not obtained prior to the Closing,

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then Sellers, at their cost, will cooperate with Buyer to obtain such permit following the Closing. At Buyer’s request, Sellers shall, jointly with Buyer, notify appropriate Governmental Authorities having jurisdiction over such environmental permit application of the contemplated purchase by Buyer or its Affiliates of the equity of Washburn Graphics pursuant to this Agreement. Sellers also shall use their commercially reasonable efforts to facilitate transfer of the environmental permit application process to Buyer as of the date of Closing, including, without limitation, executing such documents and providing such correspondence with Government Authorities as Buyer may request to facilitate such transfer and to complete the application process. Sellers shall pay any and all consulting fees, filing fees or other costs and expenses in connection with the foregoing provisions. For the avoidance of doubt, the foregoing provisions do not limit in any way the indemnification rights of the Buyer Indemnified Parties under Section 9.2(a)(v) or the rights of Buyer pursuant to Section 5.17 hereof, including the rights pursuant to the Escrow Agreement; provided, that in no event shall Buyer, any Company or any Company Subsidiary be entitled to a double recovery with respect to any amounts paid by Sellers hereunder.

5.19    Toledo Air Permit Compliance. As soon as practicable following the date hereof, Buyer shall retain (at the Sellers’ sole cost and expense) an environmental consulting firm ("Buyer's Consultant") reasonably acceptable to the Sellers, and, together with Cenveo and/or its environmental consulting firm (together, "Sellers' Consultants"), shall perform a review to determine whether Cenveo Commercial is or has been out of compliance with the Toledo Air Requirements at any time since 2010. Buyer's Consultant and Cenveo's Consultants shall utilize personnel interviews and Toledo Facility records and data, including, without limitation, operating logs and compliance inspection reports, to determine whether there have been instances where the emission control devices failed to control the emissions from the Toledo Facility resulting in an out-of-compliance condition or instances where Cenveo Commercial has otherwise failed to comply with the Toledo Air Requirements. After the review is complete, Buyer's Consultant and Sellers' Consultants shall notify Buyer and Sellers of the results of the review, and shall identify specific instances, if any, when Cenveo Commercial is or has been out of compliance with the Toledo Air Requirements at any time since 2010. If it is determined that Cenveo Commercial is or has been out of compliance with the Toledo Air Requirements at any time since 2010 and Sellers have not previously corrected an out of compliance issue, then Sellers shall use commercially reasonable efforts to complete repairs to the emission control devices and/or take all such other actions, at the Sellers' sole cost and expense, required to ensure that the cause of the out-of-compliance condition at the Toledo Facility, as identified by Buyer's Consultant and Sellers' Consultants, has been identified and corrected (the actions needed to correct the condition are the "Air Permit Remedial Actions") on or before the Closing. If the Air Permit Remedial Actions cannot be completed on or before the Closing, despite Sellers using commercially reasonable efforts to do so, Sellers shall be allowed to continue their work to complete the Air Permit Remedial Actions after Closing. If Sellers do not continue to use commercially reasonable efforts to complete the Air Permit Remedial Actions, then Buyer shall undertake to complete them and shall be entitled to be reimbursed by the Sellers for (x) all costs and expenses (including, for the avoidance of doubt and without limitation, all repair costs) in connection therewith upon Buyer’s demand therefor, and (y) all Losses, including, without limitations, fines and penalties, arising from or relating to Cenveo Commercial’s failure to comply with the Toledo Air Requirements. However, Buyer shall first allow Sellers to notify the appropriate agency to self-report an out-of-compliance condition if such condition is identified

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by Buyer's Consultant and Sellers' Consultants, and Buyer shall allow Sellers to finalize an agreement with the appropriate agency as to the amount of any fines or penalties issued by such agency, whether before or after Closing. Notwithstanding the foregoing, unless the resolution of any out-of-compliance condition involves only the payment of monetary fines and penalties, Buyer shall have the right with the cooperation of Seller to monitor the management and to approve the settlement or other resolution of such out-of-compliance condition. For the avoidance of doubt, the foregoing provisions do not limit in any way the indemnification rights of the Buyer Indemnified Parties under Section 9.2(a)(vii). Whether or not any out-of- compliance conditions are identified, prior to the Closing Sellers shall replace the catalyst where it is utilized in the emission control devices, using a qualified company experienced in maintaining such an emission control device.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

The obligations of the Sellers under this Agreement to effect the Closing are subject to the fulfillment of each of the following conditions prior to or at the Closing, each of which may be waived (as conditions to their obligations) by the Sellers in writing in their absolute discretion:

6.1    Representations; Warranties; Covenants.

(a)The representations and warranties of Buyer contained in ARTICLE IV of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein, immediately prior to the Closing (except to the extent expressly made as of an earlier date, in which case as of such date); provided, however, that if any such representation or warranty is already qualified by any concept of “material,” “in all material aspects,” “material adverse effect,” “Buyer Material Adverse Effect” or any similar qualification, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects without giving effect to the materiality qualification in this Section 6.1(a).

(b)Buyer shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)On the Closing Date, the Sellers shall have received a certificate, dated the Closing Date and duly executed by Buyer certifying that the conditions set forth in subclauses (a) and (b) of this Section 6.1 have been satisfied.

6.2    Proceedings. No Seller shall be subject to any Order or Law restraining or prohibiting the consummation of the transactions contemplated hereby.

6.3    HSR Act. Any applicable waiting period (and any extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

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6.4    Closing Purchase Price Payment. Buyer shall have paid to Cenveo Corp an amount in cash equal to the Closing Purchase Price by wire transfer of immediately available funds to a bank account specified in writing by Cenveo Corp.

6.5    Deliveries. In addition to the payment of the Closing Purchase Price to Cenveo Corp, Buyer shall have delivered or caused to be delivered to the applicable Sellers: (i) each of the documents listed in Section 1.3(b); and (ii) such other documents or instruments as any Seller may reasonably request and are reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement to effect the Closing are subject to the fulfillment of each of the following conditions prior to or at the Closing, each of which may be waived (as conditions to its obligations) by Buyer in writing in its absolute discretion:

7.1    Representations; Warranties; Covenants.

(a)The Fundamental Representations of the Sellers contained in ARTICLE II and ARTICLE III of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein immediately prior to the Closing (except to the extent expressly made as of an earlier date, in which case as of such date); provided, however, that if any such representation or warranty is already qualified by any concept of “material,” “in all material aspects,” “material adverse effect,” “Company Material Adverse Effect” or any similar qualification, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects without giving effect to the materiality qualification in this Section 7.1(a). The representations and warranties of the Sellers set forth in Section 3.6(b) shall be true and correct in all respects as though such representations and warranties were made, as written herein, immediately prior to the Closing. All of the other representations and warranties of the Sellers contained in ARTICLE II and ARTICLE III of this Agreement shall be true and correct (disregarding for these purposes all qualifications in such representations and warranties by any concept of “material,” “in all material aspects,” “material adverse effect,” “Company Material Adverse Effect” or any similar qualification) on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Solely for the purpose of determining whether the condition set forth in this Section 7.1(a) has been satisfied, the Identified Environmental Conditions will be deemed to qualify the representations and warranties set forth in Section 3.18.

(b)Each Seller shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by such Seller at or prior to the Closing.

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(c)On the Closing Date, Buyer shall have received a certificate, dated the Closing Date and duly executed by each Seller certifying that the conditions set forth in subclauses (a) and (b) of this Section 7.1 and Section 7.4 have been satisfied.

7.2    Proceedings. Buyer shall not be subject to any Order or Law restraining or prohibiting the consummation of the transactions contemplated hereby.

7.3    HSR Act. Any applicable waiting period (and any extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

7.4    Company Material Adverse Effect. Since the date of this Agreement, there has not been a Company Material Adverse Effect or any event, occurrence, fact, condition or change that is reasonably likely to result in a Company Material Adverse Effect.

7.5    Deliveries. The Sellers shall have delivered or caused to be delivered to Buyer: (i) each of the documents listed in Section 1.3(a); and (ii) such other documents or instruments as Buyer may reasonably request and are reasonably necessary to consummate the transactions contemplated hereby.

7.6    Minority Interests in Certain Foreign Subsidiaries. The closing of the transactions contemplated by the Minority Holder Purchase Agreements shall have been consummated prior to or simultaneously with the Closing of the transactions contemplated hereby, as applicable.

ARTICLE VIII TERMINATION

8.1    Termination of Agreement.

(a)This Agreement may be terminated at any time on or prior to the Closing:

(i)by the mutual consent of each of the Sellers and Buyer;

(ii)(by Buyer or Cenveo Corp if the Closing has not occurred by May 1, 2016 (the “Initial Termination Date” and, as may be extended pursuant to this Section 8.1(a)(ii), the “Termination Date”) unless the Initial Termination Date is extended by written agreement of the Sellers and Buyer in which case the Initial Termination Date shall be the date set forth in such written agreement; provided, however, that if on the Initial Termination Date, all of the conditions set forth in ARTICLE VI and ARTICLE VII have been satisfied (other than the conditions: (i) set forth in Sections 6.2, 6.3, 7.2 and 7.3 (but for purposes of Section 6.2 and 7.2 only if such Order or Law relates to the HSR Act); and (ii) that may, by their terms, only be satisfied at the Closing or on the Closing Date), Buyer or Cenveo Corp may unilaterally, in their sole discretion, extend the Initial Termination date by ninety (90) days by delivery of a written notice of such extension to the other of such party on or prior to the Initial Termination Date, and provided, further, that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been

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the primary cause of, or resulted in, the failure of the Closing to occur on or prior to the applicable Termination Date;

(iii)by Buyer or Cenveo Corp, if any court or Governmental Authority of competent jurisdiction in the United States shall have issued an Order, or taken any other action, permanently prohibiting the transactions contemplated by this Agreement through and beyond the Termination Date, and such Order, or other action, shall have become final and non- appealable;

(iv)by Cenveo Corp, by delivery of written notice of such termination to Buyer, if there has been a breach of any representation, warranty or covenant made by Buyer in this Agreement such that any condition in Section 6.1(a) or Section 6.1(b) would not be satisfied and which, if such breach is curable, has not been cured to the satisfaction of Cenveo Corp by Buyer within fifteen (15) Business Days after receipt of written notice from Cenveo Corp requesting such breach be cured; provided, that the right to terminate this Agreement pursuant to this Section 8.1(a)(iv) shall not be available to Cenveo Corp if the failure of any of the Sellers to fulfill any of their obligations under this Agreement has been the primary cause of, or resulted in, such breach; or

(v)by Buyer, by delivery of written notice of such termination to the Sellers, if there has been a breach of any representation, warranty or covenant made by the Companies or the Sellers in this Agreement such that any condition in Section 7.1(a) or Section 7.1(b) would not be satisfied and which, if such breach is curable, has not been cured by the Company or the Sellers, as applicable, within fifteen (15) Business Days after receipt of written notice from Buyer requesting such breach to be cured; provided, that the right to terminate this Agreement pursuant to this Section 8.1(a)(v) shall not be available to Buyer if the failure of Buyer to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach.

(b)If Buyer or Cenveo Corp shall terminate this Agreement pursuant to the foregoing provisions of this Section 8.1, such termination shall be effected by written notice to the other party or parties specifying the provision pursuant to which such termination is made.

8.2    Liabilities Upon Termination. In the event of termination of this Agreement pursuant to notice delivered in accordance with Section 8.1, this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto and no party shall thereafter have any Liability to the other parties hereunder, except: (a) for the rights and obligations of the parties hereto in Sections 5.3(b), 5.4, 8.2 and ARTICLE XII (other than Sections 12.3 and 12.17); and (b) nothing herein shall relieve any party hereto of any Liability for fraud or for any willful breach by such party of any provision in this Agreement occurring prior to such termination.

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ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1    Survival.    Subject to this Section 9.1 and to Section 9.2, and except for the covenants and agreements contained in Sections 5.2, 5.3(a), 5.4, 5.7, 5.8, 5.11 and 5.12 (which shall terminate immediately upon the consummation of the Closing), all representations, warranties, covenants and agreements contained in this Agreement or the other Transaction Documents shall survive (and not be affected in any respect by) the Closing. Notwithstanding the foregoing, in the event that the Closing is consummated: (a) the representations and warranties contained in or made pursuant to this Agreement or any certificate required to be delivered pursuant to this Agreement; (b) the covenants and agreements contained in Sections 5.1, 5.9 and 5.14; and (c) the indemnity obligations relating to the foregoing set forth in the applicable subsections with respect thereto in Section 9.2 shall terminate on, and no claim or Action with respect thereto may be brought after, the date that is eighteen (18) months after the Closing Date, except that: (i) the Fundamental Representations and Sections 3.13 (Real Property) (to the extent they relate solely as to matters of title of property) and 3.14 (Title; Condition of Assets) (to the extent they relate solely as to matters of title of property) shall survive indefinitely; (ii) the representations and warranties contained in Sections 3.9(c), 3.9(d), 3.9(e), 3.9(f), 3.9(h), 3.9(i), 3.9(j), 3.9(k), 3.9(l) (Employee Benefit Plans), 3.9(n) and Section 3.11 (Taxes) shall terminate thirty (30) days following the expiration of the applicable statutes of limitation (but without giving effect to 10 Del C. § 8106(c)) of the underlying subject matter of such representations (giving effect to any waiver or extension thereof) (and no claim or Action with respect thereto may be brought after such date); (iii) the representations and warranties in Section 3.18 (Environmental Matters) shall terminate five (5) years after the Closing Date (and no claim or Action with respect thereto may be brought after such date); and (iv) the representations and warranties in Sections 3.26 (Inventory) and 3.27 (Accounts Receivable) shall terminate nine (9) months after the Closing Date (and no claim or Action with respect thereto may be brought after such date). Notwithstanding the foregoing: (i) the representations, warranties, covenants, agreements and indemnity obligations which terminate pursuant to this Section 9.1, and the liability of any party hereto with respect thereto pursuant to this ARTICLE IX, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Responsible Party has been given written notice from the Indemnified Party prior to the expiration of the applicable survival period, setting forth with reasonable specificity (to the extent known at the time) and, if possible, a good faith estimate of the amount of the claim; and (ii) an Action with respect to any claim for which the Responsible Party has been given such written notice in accordance with subclause (i) above prior to the expiration of the applicable survival period may be commenced after the expiration of the applicable survival period.

9.2    Indemnification. The parties hereto shall indemnify each other as set forth below:

(a)Subject to Section 9.1 and the other provisions of this Section 9.2, from and after the Closing the Sellers hereby jointly and severally agree to indemnify and hold harmless Buyer and its Affiliates (which, after the Closing, include the Companies and the Company Subsidiaries) and their officers, directors, employees, shareholders, members, managers, partners and/or agents (each, a “Buyer Indemnitee” and, together, the "Buyer

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Indemnitees”) from and against any and all Losses incurred, sustained, suffered or paid by, or imposed upon, any of the Buyer Indemnitees based upon or arising out of:

(i)any inaccuracy in, or breach of, any representation or warranty of any Seller contained in ARTICLE II or ARTICLE III of this Agreement or in the certificate delivered pursuant to Section 7.1(c) hereof, as though made, as written herein or in such certificate, as of immediately prior to the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date); provided, however, that any inaccuracy in or breach of any representation or warranty, and any Loss resulting therefrom, shall be determined without regard to and as if all qualifications as to “materiality”, “material adverse effect”, “Company Material Adverse Effect” or other similar qualifications as to materiality contained in or applicable to such representation or warranty were deleted therefrom, except that the use of such terms in Sections 3.5(a), 3.5(c), 3.6(b), 3.6(c) (with respect to language referred to in and incorporated from Section 5.1), 3.8(a), 3.8(d)(iv), 3.9(b), 3.14 (last sentence), 3.16(a), 3.16(f), 3.16(g), the definition of “Ordinary Course of Business” and all references to “Material Contracts”, shall be given full force and effect;

(ii)any Liability of any Company, Company Subsidiary or any of their Affiliates for (x) any and all Taxes for any Pre-Closing Tax Period, except as provided in Section 10.2(a), (y) any and all Taxes of any Person other than a Company or Company Subsidiary imposed on any Company or Company Subsidiary as a transferee or successor or by Contract, (but only to the extent that the Company or Company Subsidiary became a transferee or successor or entered into the Contract prior to Closing), pursuant to any Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, and (z) any and all transfer and similar Taxes for which the Sellers are responsible pursuant to Section 10.5;

(iii)	any Funded Indebtedness or the Sellers’ Transaction Expenses;

(iv)any breach by any Seller of or failure by any Seller to perform any of its covenants or agreements contained in this Agreement;

(v)(i) the failure of any Company or Company Subsidiary to have a DR Permit at any time prior to the Closing (including any fines or penalties for any failure to have such permit), or (ii) obtaining a DR Permit or complying with (including operating within any restrictions imposed by) the terms of a DR Permit;

(vi)	any of the Actions set forth on Section 9.2(a)(vi) of the Company
Disclosure Letter; or

(vii)any failure by Cenveo Commercial to comply with the Toledo Air Requirements at any time prior to the completion of the Air Permit Remedial Actions or, for the avoidance of doubt, any failure by the Sellers to comply with their obligations under Section 5.19;

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provided, however, that

(A)the Sellers shall not be responsible for any Losses with respect to Section 9.2(a)(i): (x) (1) until the amount of such Losses relating to any individual items or aggregated items arising out of the same facts, events or circumstances exceeds $20,000 (the “Mini-Basket”), in which case the amount of all such Losses shall then count towards the Seller Basket Amount (or if the Seller Basket Amount has been exceeded, the Sellers shall be responsible for such excess in accordance with this Section 9.2); and (2) subject to subclause (1), the cumulative aggregate amount of such Losses exceeds $1,050,000 (the “Seller Basket Amount”), in which case the Sellers shall then be liable only for such Losses in excess of the Seller Basket Amount; or (y) in excess of $15,750,000;

(B)the cumulative aggregate indemnity obligation of the Sellers under this Section 9.2(a) (excluding any indemnification obligations pursuant to Section 9.2(a)(ii), 9.2(a)(iii), 9.2(a)(v), 9.2(a)(vi) or 9.2(a)(vii) or arising out of the covenants and agreements in ARTICLE X) shall in no event exceed the Final Purchase Price except that the foregoing limitation shall not apply to indemnification claims for Losses based upon or arising out of fraud;

(C)Buyer’s right to indemnification under this Section 9.2(a) for any Losses for which a specific accrual for a liability with respect to such Loss is included in the calculation of Final Closing Working Capital shall be reduced by the amount of such specific accrual;

(D)the limitations set forth in subsection (A) of this proviso in no way apply to indemnification claims for Losses relating to or otherwise in respect of any inaccuracy or breach of any of the Sellers’ representations and warranties included in the Fundamental Representations or in Sections 3.9(c), 3.9(d), 3.9(e), 3.9(f), 3.9(h), 3.9(i), 3.9(j), 3.9(k), 3.9(l), 3.9(n) and 3.11 or for any Losses caused by fraud relating to any representation or warranty contained in this Agreement (or any certificate delivered pursuant hereto); and

(E)Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be responsible for any Remediation Costs (or other Losses) arising out of or based upon a breach of, or any inaccuracy in, the representations in Section 3.18 to the extent such Remediation Costs (or other Losses) are based upon, or arising out of, the Identified Environmental Conditions, but, for avoidance of doubt, the foregoing does not limit in any way the rights of the Buyer Indemnified Parties pursuant to Section 5.17 hereof under the Escrow Agreement or a Qualified Environmental Insurance Policy.

(b)Subject to Section 9.1 and the other provisions of this Section 9.2, from and after the Closing, Buyer hereby agrees to indemnify and hold harmless each Seller and its Affiliates from, and to reimburse the Sellers and their officers, directors, employees, shareholders, members, managers, partners and/or agents (each, a “Seller Indemnitee”) from and against all Losses incurred, sustained, suffered or paid by, or imposed upon, any of the Seller Indemnitees based upon or arising out of:

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(i)any inaccuracy in, or breach of, any representation or warranty of Buyer contained in ARTICLE IV of this Agreement or in the certificate delivered pursuant to Section 6.1(c) hereof, as though made, as written herein or in such certificate, as of immediately prior to the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date); provided, however, that any inaccuracy in or breach of any representation or warranty, and any Loss resulting therefrom, shall be determined without regard to and as if all qualifications as to “materiality”, “Buyer Material Adverse Effect” or other similar qualifications as to materiality contained in or applicable to such representation or warranty were deleted therefrom;

(ii)any breach by Buyer of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement;

(iii)a “plant closing” or “mass layoff” as such terms are defined in the WARN Act or any similar triggering event under any other similar state Law effectuated by Buyer (directly or indirectly, including from and after the Closing by any Company or Company Subsidiary), affecting in whole or in part any site of employment, facility, operating unit or the Continuing Employees, or the failure by Buyer (directly or indirectly, including from and after the Closing by any Company or Company Subsidiary) to provide any required notice under the WARN Act and any other similar state Law or to otherwise comply with any such statute with respect to any such events, in each case except to the extent attributable to employment losses in excess of the Sellers’ WARN Cap occurring prior to the Closing;

(iv)any Designated Shared Contracts, Replacement Contracts or Parent Obligations and Guarantees, except to the extent attributable to any breach by Parent or any of its Affiliates (including the Companies and the Company Subsidiaries for all periods prior to the Closing); or

(v)	Taxes for which Buyer is responsible pursuant to Section 10.2(a)
or Section 10.5.

(c)If any Person entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Action or Investigation made or brought by any Person who is not a party to this Agreement, or an Affiliate of a party to this Agreement or his, her or its representative (a “Third-Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE IX, then such Indemnified Party shall promptly provide written notice to the party obligated to indemnify such Indemnified Party pursuant to Section 9.2 (such notified party, the “Responsible Party”) of such claims in reasonable detail; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations, except to and only the extent that the Responsible Party is actually prejudiced thereby. Such notice shall identify the basis (with reference to the specific provision of this Agreement) under which indemnification is sought pursuant to Section 9.2 and enclose copies of any written document furnished to the Indemnified Party by the Person that instituted the Third-Party Claim and a summary the material facts and circumstances with respect to the Third-Party Claim to the extent then known by the Indemnified Party. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party (provided that the

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parties agree that HHR shall be deemed reasonably acceptable to the parties if the Sellers are the Responsible Party) at the expense of the Responsible Party, of the settlement or defense of the Third-Party Claim, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided, that the fees and expenses of such counsel chosen by Indemnified Party shall be borne by such Indemnified Party, unless: (i) the employment of such counsel has been specifically authorized in writing by the Responsible Party; (ii) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the Responsible Party would be inappropriate due to an actual or potential conflict of interest; or (iii) the Indemnified Party shall have been advised by counsel that one or more defenses are available to the Indemnified Party that are not available to the Responsible Party and the unavailability of such defense to the Responsible Party materially impairs its ability to vigorously pursue such defenses on behalf of the Indemnified Party (provided, that the Responsible Party shall not be liable for the fees and expenses of more than one firm or counsel for all Indemnified Parties, other than local counsel). So long as the Responsible Party is diligently defending any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Responsible Party elects not to settle or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, then the Indemnified Party may pay, settle and defend such Third-Party Claim and seek indemnification for any and all Losses (including attorneys’ fees) based upon, arising from or relating to such Third-Party Claim to the extent permitted under this Agreement. The Responsible Party conducting the defense of the Third-Party Claim in accordance with this Section 9.2(c) shall not, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed), consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim unless the judgment or proposed settlement involves only the payment of monetary damages for which the Responsible Party is fully responsible and does not impose an injunction or other equitable relief or include an admission of wrongdoing. All settlements shall include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim and a statement that the settlement is not an admission of wrongdoing. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party unless the Responsible Party shall have consented to such payment or settlement in writing. This Section 9.2(c) shall not apply to the extent that it is inconsistent with Section 10.2(c).

(d)Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Responsible Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Responsible Party of its indemnification obligations, except and only to the extent that the Responsible Party is actually prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party and such notice shall identify the basis (with reference to the specific provision or provisions of this Agreement) under which indemnification is sought pursuant to Section 9.2. The Responsible Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day

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period, the Indemnified Party shall allow the Responsible Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim. If the Responsible Party: (i) rejects the claim; or (ii) does not respond within such thirty (30)-day period (in which case the Responsible Party shall be deemed to have rejected such claim), then the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)The Indemnified Party and the Responsible Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Third-Party Claim pursuant to Section 9.2(c). Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Responsible Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim; provided, however, that no Person shall be required to furnish any documentary or other evidence or provide any information that would: (i) violate a third-party confidentiality obligation; (ii) jeopardize any work product privilege or attorney-client privilege (or similar privilege) of the institution in possession or control of such information; or (iii) contravene any Law (including antitrust laws); provided, further, however, that any Indemnified Party withholding such evidence or information shall cooperate in good faith with the Responsible Party to identify and implement alternative means for such Responsible Party to be granted access to any senior officers, properties, books and records, data or information to which such Responsible Party is not granted access pursuant to this Section 9.2(e) due to limitations under applicable Law, attorney-client privilege or other privilege or the terms of any confidentiality agreements, including, for example and without limitation, entering into a common interest agreement, seeking third-party consent under contracts, establishing a process that, through the use of steps such as targeted redactions, provision of information to counsel to review and, to the extent permitted by applicable Law, to summarize for its client or use of a “clean room” environment for analysis and review of information accessible to limited Persons (such as external advisors) which will be designed to the extent feasible to provide the Responsible Party with timely access to the substance of the information described in this Section 9.2(e) in a manner that allows compliance with contracts, rights and applicable Law and preserve the attorney-client or other privilege, as the case may be.

(f)The Indemnified Party shall use reasonable efforts to mitigate any Losses for which indemnification is sought hereunder to the extent such mitigation is required by applicable Law.

(g)A Responsible Party shall not be required to indemnify any Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the fraud or willful misconduct of any such Indemnified Party.

(h)Buyer Indemnified Parties shall not be entitled to indemnification under this ARTICLE IX for Remediation Costs (or other Losses) arising out of, or based upon, a breach of, or inaccuracy in, the representations in Section 3.18 as to the Identified Environmental Conditions, and shall not be entitled to any recovery for any Remediation Costs (or other

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Losses): (i) to the extent caused, created, aggravated or exacerbated by any negligent act or omission or willful misconduct of the Buyer Indemnified Parties from and after the Closing; (ii) for which a Buyer Indemnified Party receives insurance recovery or reimbursement under any Qualified Environmental Insurance Policy; or (iii) to the extent triggered by Buyer’s post- Closing closing demolition, decommissioning or demolition of any part of a facility or structure of the Business; provided, however, Buyer Indemnified Parties shall not be deemed to have caused, created, aggravated or exacerbated any environmental condition or triggered such Remediation Costs or Losses: (A) by continuing to operate the business in a manner consistent with the Sellers’ past practices; (B) by failing to investigate, correct, fix or resolve or otherwise address any environmental condition to the extent existing as of or prior to the Closing or violation of applicable Environmental Law that existed as of the Closing Date; or (C) by taking any action (including any soil, groundwater, sediment and surface water investigation) that any Buyer Indemnified Party initiates, performs or causes or permits to be performed, including any expansion, alteration, demolition, or discontinuation of any operations on any Real Property taken in good faith for a reasonable business purpose by any Buyer Indemnified Party that would have been undertaken irrespective of the indemnification provisions set forth in this ARTICLE IX. The Buyer Indemnified Parties shall not be entitled to indemnification under this ARTICLE IX for Remediation Costs (or other Losses) arising out of, or based upon, a breach of, or inaccuracy in, the representations in Section 3.18 that arises out of the migration of any Hazardous Materials onto the Real Property from other property that is owned or operated by a third party (other than any Seller or any of its Affiliates), except for Remediation Costs or Losses arising from acts or omissions by any of the Companies, Company Subsidiaries, Sellers or their Affiliates that caused, created, aggravated, or exacerbated such environmental condition.

(i)Buyer shall not make any claim for indemnification under this ARTICLE IX with respect to the Identified Environmental Conditions. For the avoidance of doubt, this Section 9.2(i) does not limit in any way the rights of the Buyer Indemnified Parties pursuant to Section 5.17 hereof under the Escrow Agreement or a Qualified Environmental Insurance Policy.

(j)     The amount of any Loss for which indemnification is provided to an Indemnified Party under this ARTICLE IX shall be net of any amounts recovered or realized by such Indemnified Party under insurance policies with respect to such Loss (other than from any self-insurance programs) and shall be reduced to take account of any net Tax benefit realizable by the Indemnified Party arising from the incurrence or payment of any such Loss to the extent such Tax benefit is realized in the taxable year in which such Loss occurs and is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss; provided, that the amount deemed to be recovered under such insurance policies will be net of the deductible (or portion thereof) under such policies applicable to such recovery and any increase in premium (and retro-premium adjustments) for such policies, in each case, to the extent arising out of or in connection with such Loss and paid or payable by such Indemnified Party; provided further, however, that the Indemnified Party shall have no obligation to pursue or continue the pursuit of any insurance claim or collateral source. In the event any amounts are recovered under insurance policies (other than any self-insurance programs) or other collateral sources (including claims against third parties) after any claim for indemnification is paid pursuant to this ARTICLE IX, then the net amount of such recovery from such insurance policy or collateral source shall be applied first, to reimburse the applicable Indemnified Party for its out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended in

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pursuing such recovery, second, to the Indemnified Party to the extent it has Losses in excess of any indemnification payment it has received from the Responsible Party, third, to refund to the Responsible Party any payments or expenditures made for the benefit of the Indemnified Party in respect of such Indemnified Party’s claim, and fourth, any excess to the Indemnified Party.

(k)    Any payment made by Buyer or the Sellers pursuant to this Section 9.2 shall be deemed an adjustment in the Final Purchase Price for U.S., federal, state, foreign and local income tax purposes, unless otherwise required by Law.

(l)    Notwithstanding anything to the contrary herein, the Sellers shall have no obligation to indemnify Buyer Indemnitees for any Taxes for any taxable period (or portion thereof) after the Effective Time.

(m)    Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(n)    From and after the Closing, except in the case of fraud or any remedy provided in ARTICLE X, Section 12.13, Section 5.5(f) or Section 5.17, the remedies of Buyer and the Sellers under this Section 9.2 are exclusive and in lieu of any and all other rights and remedies which Buyer or the Sellers, as the case may be, may have against the other, under this Agreement or otherwise: (i) with respect to: (x) the breach of any representation, warranty, certification or other statement made (or deemed made) by the Sellers or Buyer in or pursuant to this Agreement or any certificate required to be delivered pursuant to this Agreement; or (y) any breach of, or failure to perform or comply with, any covenant or agreement set forth in this Agreement; or (ii) otherwise with respect to the transactions contemplated by this Agreement. All claims for indemnification must be asserted, if at all, in good faith and in accordance with the provisions of Section 9.2 and, to the extent applicable to such claims, within the relevant time period set forth in Section 9.1. In furtherance of the foregoing, effective as of the consummation of the Closing, Buyer and each Seller hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against a Seller or Buyer, as the case may be, arising under or based upon any Law (including any Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise) based upon events occurring prior to the Closing Date (other than rights, claims and causes of action expressly contemplated by (and enforced in accordance with) this Section 9.2) and that relate to the subject matter hereof. Notwithstanding the foregoing, this Section 9.2(l) shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) in accordance with Section 12.13, or to submit for resolution by the Accounting Firm the matters referred to in Sections 1.4, 10.1(c), 10.3 or 10.4(b) (in accordance therewith).

(o)     Notwithstanding any other provision of this Agreement, the control of any Tax audit, examination, proceeding or other claim asserted by any Governmental Authority in respect of Taxes of any Company or Company Subsidiary shall be governed exclusively by Section 10.2(c) hereof.

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(p)    The Sellers acknowledge and agree that, upon and after the Closing, the Companies and the Company Subsidiaries shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make the Buyer Indemnitees or the Seller Indemnitees whole for or on account of any Losses for any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty or the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement of the Sellers and the Sellers shall not have any right of contribution against the Companies or the Company Subsidiaries.

(q)     No representation or warranty of the Sellers contained in this Agreement (or in any certificate delivered pursuant hereto) shall be affected or deemed waived or otherwise impaired or limited by reason of any investigation or due diligence conducted by Buyer or its representatives.

(r)    Cenveo Corp shall act on behalf of the Sellers for the purposes of this
Section 9.2.

(s)    Notwithstanding anything herein to the contrary, if Buyer determines that any Remedial Action is required at any of the Real Properties, then Buyer shall control such Remedial Action subject to the limitations in the definition of Remedial Action and in this Section 9.2(s); provided, that with respect to any Remedial Action for which the Sellers are obligated to indemnify Buyer Indemnified Parties or for which Buyer Indemnified Parties are entitled to reimbursement under the Escrow Agreement, Buyer shall provide the Sellers with a reasonable opportunity to provide input with respect to any remediation plan and budget, which input, if timely made, shall be considered in good faith by Buyer. The failure by Buyer to accept any part of the Sellers’ input shall have no effect on any of Buyer’s remedies or rights under this Agreement or the Escrow Agreement. The Sellers and their Affiliates shall not engage in any communications with any Person or Governmental Authority with respect to any Remedial Action at the Real Property except in coordination with Buyer and with Buyer’s consent.

(t)    With respect to indemnification claims for Losses that constitute Remediation Costs arising out of or based upon a breach of, or any inaccuracy in, Section 3.18, or for which Buyer Indemnified Parties are entitled to reimbursement under the Escrow Agreement, Buyer’s indemnification or right to reimbursement shall be limited to Remediation Costs that reflect the Minimum Reasonable Costs.

(u)    Upon payment in full of any Losses pursuant to any Indemnification Claim, the Responsible Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery against any third party with respect to the matters to which such Indemnification Claim relates; provided, however, that Sellers shall not be subrogated to any of the Indemnified Party’s rights and shall not seek to recover from any Buyer Indemnified Party or any third party that had or has a commercial relationship with any of the Buyer Indemnified Parties, including any customer, supplier or other contractual counterparty. For the avoidance of doubt, the term “commercial relationship” shall not include any multi- employer plan any Company or Company Subsidiary participates in, or participants in a multi- employer plan with any Company or Company Subsidiary, neighbors of any Company or

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Company Subsidiary (other than neighbors who are otherwise engaged in commercial activity with any Company or Company Subsidiary), and similar non-commercial relationships.

ARTICLE X CERTAIN TAX MATTERS

10.1    Filing Returns.

(a)Consolidated Income Tax Returns. Cenveo Corp agrees that it and Cenveo shall include the income of Washburn Graphics and its domestic Subsidiaries (including any deferred items treated as income by Treasury Regulation § 1.1502-13 and any excess loss account taken into income under Treasury Regulation § 1.1502-19) on Cenveo’s consolidated federal Income Tax Returns for all periods through the Closing Date, and shall also include such income in any consolidated, combined or unitary state income Tax Returns filed by Cenveo or Cenveo Corp in which Washburn Graphics and its domestic Subsidiaries are included, and timely pay all Taxes attributable to such income. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as may be required by Law or as would not affect the Tax Liability of any Company or Company Subsidiary for periods following the Closing, or in the absence of a prior practice, in a reasonable manner. Buyer shall furnish within a reasonable period of time Tax information to Cenveo Corp as reasonably requested by Cenveo Corp to allow Cenveo and Cenveo Corp to satisfy their obligations under this Section 10.1(a).

(b)Other Tax Returns for Periods Ending on or Before the Closing Date. Cenveo Corp shall prepare or cause to be prepared all Tax Returns other than Tax Returns described in Section 10.2(a) of each Company and Company Subsidiary for all Tax periods ending on or prior to the Closing Date which are required to be filed after the Closing Date, which Tax Returns shall be prepared in a manner consistent with prior practice, except as may be required by Law or as would not affect the Tax Liability of any Company or Company Subsidiary for periods following the Closing, or in the absence of a prior practice, in a reasonable manner. Buyer shall then file such Tax Returns or cause such Tax Returns to be filed. Cenveo Corp shall permit Buyer to review and comment on each such Tax Return at least thirty (30) days prior to filing; provided, that Cenveo Corp shall not be required to make any changes to such Tax Returns, unless such changes are necessary for such Tax Returns to comply with applicable Law. Cenveo Corp shall advance to Buyer payment for Taxes of any Company or Company Subsidiary with respect to such periods not later than two (2) Business Days prior to the due date for payment thereof to the applicable Governmental Authority, but only to the extent in excess of any amount accrued for such Taxes and taken into account for purposes of the Final Closing Working Capital. Buyer shall not amend any Tax Return of any Company or Company Subsidiary for taxable periods ending on or before the Closing Date, except as may be required by Law.

(c)Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each Company and Company Subsidiary for all Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”), which Tax Returns shall be prepared in a manner consistent with prior practice, except as may be required by Law or as would not

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adversely affect the Tax liability of any Company or Company Subsidiary for any Pre-Closing Tax Period, or in the absence of a prior practice, in a reasonable manner. Buyer shall permit Cenveo Corp to review and comment on each such Tax Return at least thirty (30) days prior to filing in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns; if Cenveo Corp and Buyer are unable to agree upon the proper tax treatment of any item, the matter shall be referred to the Accounting Firm for resolution. Cenveo Corp shall advance to Buyer not later than two (2) Business Days prior to the due date for payment thereof to the applicable Governmental Authority, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date (a “Pre-Closing Straddle Period”), but only to the extent in excess of any amount accrued for such Taxes and taken into account for purposes of the Final Closing Working Capital. For purposes of this Section 10.1(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Straddle Period shall: (i) in the case of property or ad valorem Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period (provided that no portion of such Taxes on property acquired after the Closing shall be allocated to the Pre-Closing Straddle Period); and (ii) in the case of any Tax other than a property or ad valorem Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

10.2    Additional Tax Matters.

(a)Notwithstanding anything to the contrary in this Agreement, Buyer shall not, and, following the Closing, shall not permit any Company or Company Subsidiary to, take any action outside the ordinary course of business or make any tax election (except as contemplated by Section 10.3, and except for any election pursuant to Section 338(g) of the Code) after the Closing that would increase the Tax liability or the taxable income of any Seller or Affiliate of any Seller (including any Company or Company Subsidiary for any tax period (or portion thereof) ending on or before the Closing Date), and shall indemnify and hold harmless the Sellers from and against any liability for Taxes: (i) resulting from any such action or election; and (ii) resulting from any election pursuant to Section 338(g) of the Code to the extent (and only to the extent) that such liability is directly attributable to items other than those related to the recognition of “subpart F income” as defined in Section 952(a) of the Code derived by any Company or Company Subsidiary with respect to any Pre-Closing Tax Period.

(b)Any Tax allocation, sharing, reimbursement or similar agreement between any Company or Company Subsidiary and any Seller, Cenveo, or other Person (other than any Company or Company Subsidiary) shall terminate as of the Closing Date and shall have no further effect for any taxable year (specifically excluding any Tax reimbursement provisions contained in any financing, lease or other commercial agreements as more specifically described in Section 3.11(i)).

(c)Notwithstanding anything to the contrary contained in Section 9.2(c) hereof, Buyer shall not have the right to participate in any Tax audit, examination, proceeding or claim that involves a consolidated, combined or unitary group of Cenveo or any of its Affiliates or to consent to the settlement of any such Tax audit, examination, proceeding or claim. Cenveo

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Corp shall have the right to control, at its own expense, any other Tax audit, examination, proceeding or claim with respect to a taxable period ending on or before the Closing Date, and Buyer shall have the right to control, at its own expense, the defense of any Tax audit, examination, proceeding or claim relating to a taxable period beginning before, and ending after, the Closing Date. Except as provided in the first sentence hereof, the non-controlling party shall have the right to participate at its own expense in the defense of any such Tax audit, examination, proceeding or claim, and the controlling party may not settle any such Tax audit, examination, proceeding or claim without the prior written consent of the non-controlling party, such consent not to be unreasonably withheld, delayed or conditioned.

(d)The Sellers shall be entitled, without duplication, to: (i) any Tax refunds, including interest paid therewith; and (ii) any amounts attributable to any Company or Company Subsidiary that are credited against any Tax or to which any Company or Company Subsidiary becomes entitled, in each case with respect to any Tax period ending on or before the Closing Date or any Pre-Closing Straddle Period (in either such case, a “Pre-Closing Tax Period”). Any excess of the amount of Tax accrued in Final Closing Working Capital for a Pre-Closing Tax Period over the amount actually due shall be treated as a refund for purposes of this Section 10.2(d).

(e)Buyer and Cenveo Corp shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 10.1 and any audit, litigation or other proceeding with respect to Taxes pursuant to Section 10.2(c). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Cenveo Corp agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Cenveo Corp, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority; and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Cenveo Corp, as the case may be, shall allow the other party to take possession of such books and records; provided, that Cenveo Corp shall not be required to provide any consolidated, combined or unitary Tax Return that includes Cenveo, Cenveo Corp or a Subsidiary of Cenveo Corp other than the Companies or Company Subsidiaries, except to the extent necessary for Buyer to determine a Tax attribute or Liability of any Company or Company Subsidiary with respect to any Tax period (or portion thereof) beginning after the Closing Date.

(f)If, after the Closing Date, Buyer or the Company receives any notice, letter, correspondence, claim or decree relating to any Pre-Closing Tax Period from any Governmental Authority (“Tax Notice”), Buyer shall deliver a copy of such Tax Notice to Cenveo Corp within ten (10) days after receipt thereof. Similarly, if Cenveo Corp receives a Tax Notice, Cenveo Corp shall deliver a copy of such Tax Notice to Buyer within ten (10) days after receipt thereof, except in the case of any such Tax Notice with respect to consolidated, combined or unitary Income Tax Returns described in Section 10.1(a) and which could not adversely affect

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the Tax Liability of any Company or Company Subsidiary for periods following the Closing (it being understood that Cenveo Corp shall not be required to deliver any portion of a Tax Notice that could not affect such Tax Liability).

10.3    Allocation of Purchase Price among Entities. Buyer will engage KPMG LLP (the “Valuation Firm”) to determine, in consultation with Buyer and Cenveo Corp, an allocation of the Closing Purchase Price and any other items constituting consideration for U.S. federal Income Tax purposes minus the Note Liability among the Transferred Securities. Once reviewed and adjusted if and as required by Buyer’s independent financial auditors (such allocation, the “Entity Allocation”), Buyer shall deliver the Entity Allocation to Cenveo Corp prior to the Closing. So long as the Entity Allocation is reasonably acceptable to Buyer and Cenveo Corp, the parties hereto agree to report the federal, state, local and foreign income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Entity Allocation, as adjusted to reflect any differences between the Closing Purchase Price and the Final Purchase Price; otherwise (without affecting the obligations of Buyer and Cenveo Corp to make the Section 338(h)(10) Election in accordance with Section 10.4(a) below), each of the parties may report such Tax consequences in the manner it deems appropriate, provided (for the avoidance of doubt) that Buyer’s withholding obligations set forth in Section 10.6 shall be determined based on the Entity Allocation, as is specified therein.

10.4    Section 338(h)(10) Election.

(a)Buyer and Cenveo Corp agree that Buyer and Cenveo shall make a timely election under Section 338(h)(10) of the Code and any similar provision of state or local Income Tax Law (each a “Section 338(h)(10) Election”) with respect to Buyer’s purchase of Washburn Graphics and the resulting deemed purchase of Washburn Graphics’ domestic Subsidiaries. To facilitate such elections, at the Closing, Cenveo Corp shall deliver to Buyer, executed by Cenveo, Internal Revenue Service Form 8023 and any similar forms under applicable state or local Income Tax Laws), including the schedules required to be attached thereto (collectively, the “Section 338(h)(10) Forms”). Buyer shall: (i) cause the applicable Section 338(h)(10) Forms to be duly executed by an authorized person for Buyer and provide a copy of the executed Section 338(h)(10) Forms to Cenveo Corp; and (ii) duly and timely file the Section 338(h)(10) Forms as prescribed by Treasury Regulation § 1.338(h)(10)-1 or applicable provision under state or local Income Tax Law.

(b)Assuming that the Allocation has been delivered and accepted pursuant to the second sentence of Section 10.3, the Valuation Firm shall determine, in consultation with Buyer and Cenveo Corp, an allocation of the allocable portion (determined in accordance with Section 10.3) of the Final Purchase Price and any other items constituting consideration for U.S. federal Income Tax purposes, among the assets of Washburn Graphics and its domestic Subsidiaries for which a Section 338(h)(10) Election is made and the assets of Cenveo Commercial, Rex 2010, and 136 Eastport in accordance with the requirements of Sections 338 and 1060 of the Code and the Treasury Regulations thereunder. Once reviewed and adjusted if and as required by Buyer’s independent financial auditors (such allocation, the “Asset Allocation”), Buyer shall deliver the Asset Allocation to Cenveo Corp within one hundred eighty (180) days after the Closing Date. So long as the Asset Allocation is reasonably acceptable to Buyer and Cenveo Corp, Buyer and the Sellers shall file all Tax Returns and information reports

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(including IRS Forms 8594 and 8883) in a manner consistent with the Asset Allocation and any increase or decrease in the Final Purchase Price after Closing shall be allocated in the same manner, and a party may change such allocations only as may be required by a final determination as defined in Section 1313 of the Code; otherwise each of the parties may allocate purchase price among assets in the manner it deems appropriate.

10.5    Transfer Taxes. Buyer and the Sellers will each timely pay or cause to be timely paid one-half (50%) of any sales, use, transfer, stamp, documentary or similar Taxes (other than income or franchise taxes) imposed upon the sale of the Transferred Securities (including with respect to the deemed sale of any of the assets of any Company or Company Subsidiary) pursuant to this Agreement. Buyer will be responsible, upon timely receipt of the Sellers’ portion of any such Taxes due, for preparing and timely filing any forms required with respect to any such Taxes. Buyer will provide to Cenveo Corp a true copy of each such return as filed and evidence of the timely filing thereof.

10.6    Canadian Tax Clearance Certificate. If the Sellers do not provide Buyer with a certificate issued by the Minister of National Revenue under subsection 116(2) of the Income Tax Act (Canada) on or before Closing with a certificate limit at least equal to the portion of the Closing Purchase Price (the “MMT Price”) allocable to the MMT Shares in accordance with the Entity Allocation, Buyer shall withhold from the Closing Purchase Price an amount equal to 25% of the MMT Price (the “Retained Amount”) and deposit the Retained Amount in escrow pursuant to the Escrow Agreement which shall be revised to include provision for the establishment, investment and release of the Retained Amount in accordance with the provisions of this Section 10.6 and otherwise in accordance with the terms of the Escrow Agreement (the Escrow Agreement as so revised, the “Canadian Tax Agreement”). The Retained Amount shall be dealt with as follows (and the Canadian Tax Agreement shall require the Sellers, Buyer and the agent appointed by the Sellers and Buyer thereunder (the “Canadian Tax Agent”) to comply with the following terms):

(a)If the Sellers deliver to Buyer, not later than the 27th day of the month following the month in which the Closing occurs (the “Due Date”) a certificate issued by the Minister of National Revenue pursuant to subsection 116(4) of the Income Tax Act (Canada) in connection with the sale of the MMT Shares (or a certificate issued by the Minister of National Revenue under subsection 116(2) in respect of such sale with a certificate limit at least equal to the MMT Price), the Retained Amount shall be promptly paid to the Sellers;

(b)If the Sellers deliver to Buyer not later than the Due Date a certificate under subsection 116(2) of the Income Tax Act (Canada) in respect of the disposition of the MMT Shares with a certificate limit less than the MMT Price, an amount equal to 25% of the amount by which the MMT Price exceeds such certificate limit will be paid to the Receiver General for Canada within 30 days after the end of the month in which the Closing occurs and the balance of the Retained Amount shall be promptly paid to the Sellers;

(c)If a certificate under subsection 116(2) or 116(4) of the Income Tax Act (Canada) is not delivered as contemplated in paragraphs (a) or (b) above and no Comfort Letter (as defined below) is provided to Buyer by the Due Date, the Retained Amount shall be paid to

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the Receiver General for Canada within 30 days after the end of the month in which the Closing occurs; or

(d)If a certificate under subsection 116(2) or 116(4) of the Income Tax Act (Canada) is not delivered as contemplated in paragraphs (a) or (b) above but a Canadian Tax Comfort Letter (as defined below) is provided to Buyer by the Due Date, the Retained Amount shall continue to be held in escrow under the Canadian Tax Agreement and in accordance with the terms of the Comfort Letter.

In this Section 10.6, “Canadian Tax Comfort Letter” means a letter from the Canada Revenue Agency addressed to Buyer confirming to Buyer’s satisfaction, acting reasonably, that Buyer need not remit any amount in respect of the purchase and sale of the MMT Shares under subsection 116(5) of the Income Tax Act (Canada) until further notification by the Canada Revenue Agency and until such further notification will not be liable under the Income Tax Act (Canada) in respect of income taxes, interest or penalties arising from such sale. The provisions of this Section 10.6 shall apply mutatis mutandis in respect of each payment made by Buyer to the Sellers in respect of the purchase and sale of the MMT Shares pursuant to this Agreement.

ARTICLE XI

CERTAIN EMPLOYEE MATTERS

11.1    Employment and Benefits.

(a)As of the Closing Date, Buyer shall: (i) cause each of the Companies and the Company Subsidiaries, as applicable, to continue to employ on the Closing Date each person who is an employee of any Company or Company Subsidiary immediately prior to the Closing (whether or not actively at work and including those employees on an approved leave of absence or currently receiving workers’ compensation) (the “Company Employees”); and (ii) with respect to each Offeree Employee (whether or not actively at work and including those employees on an approved leave of absence or currently receiving workers’ compensation), offer, or cause its applicable Affiliate (including the Companies and Company Subsidiaries as of the Closing) to offer, employment to such Offeree Employee, effective as of immediately following the Closing, in each case, on the terms consistent with this ARTICLE XI. Each Offeree Employee who accepts such offer of employment and transfers to Buyer or one of its Affiliates (the “Transferred Employees”) shall commence employment with Buyer or one of its Affiliates immediately following the Closing. All such Company Employees who continue such employment with the Companies or Company Subsidiaries immediately following the Closing, together with the Transferred Employees, shall be referred to herein as the “Continuing Employees.” Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or restrict the right of Buyer, any of the Companies or any of the Company Subsidiaries from terminating a Continuing Employee after the Effective Time.

(b)With respect to each Continuing Employee, subject to the terms of any applicable collective bargaining agreement and except as otherwise may be required by applicable Law, for the period commencing at the Closing and ending on March 31, 2016, Buyer agrees to: (i) provide (or cause its appropriate Affiliate to provide) compensation and employee

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benefits substantially equivalent in the aggregate to that provided under the Employee Plans in which the Continuing Employees participated immediately prior to the Closing except for any defined benefit pension benefits or benefits under the Seller 401(k) Plan, or any equity or equity-based compensation), provided, however, that the wage rate or base salary level for each Continuing Employee shall be no less than the wage rate or base salary level in effect for such Continuing Employee immediately prior to the Closing; and (ii) provide (or cause its appropriate Affiliate to provide) severance benefits that are no less favorable than the Continuing Employees would have received under the terms of the severance plan, policy, practice or arrangement applicable to such Continuing Employees immediately prior to the Closing. As of the Closing, Buyer shall credit (or cause its appropriate Affiliate to credit) the service of each Continuing Employee with the Sellers and their Affiliates (including any Company or any Company Subsidiary) before the Closing Date as service with Buyer and its Affiliates for all purposes (including eligibility, vesting and benefit accrual) under all compensation and benefit plans maintained by Buyer or any of its Affiliates for any Continuing Employee after the Closing to the extent it does not result in any duplication of compensation or benefits and except with respect to benefits accruals under any defined benefit plan. Except as otherwise required by applicable Law, nothing in the preceding sentence shall preclude Buyer from terminating the employment of any Continuing Employee after the Closing.

Nothing in this Section 11.1(b) shall require that Buyer make the Continuing Employees eligible to participate in any specific compensation or benefit plan maintained by Buyer or any of its Affiliates.

11.2    Employee Benefit Transition.

(a)Effective as of the Closing, Buyer shall establish or maintain, or cause to be established or maintained, one or more group health plans which shall cover all Continuing Employees and dependents who immediately prior to the Closing were covered under any group health plan maintained by a Seller. Buyer shall waive (or cause to be waived) any pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions for any Continuing Employees under any medical, dental, disability or life insurance plan maintained or sponsored by or contributed to by Buyer for such individuals after the Closing Date. To the extent all information reasonably necessary to implement such actions has been received from the Sellers or their Affiliates, Buyer shall also apply toward any deductible requirements and out-of-pocket maximum limits under such plans any amounts paid (or accrued) by each Continuing Employee under the comparable Employee Plans of a Seller during the calendar year in which the Closing occurs.

(b)Effective as of the Closing, the Sellers shall cause all participants in the Cenveo 401(k) Savings and Retirement Plan (the “Seller 401(k) Plan”) who are Continuing Employees on the Closing Date to become 100% vested in their account balances under the Seller 401(k) Plan. Buyer shall take all steps necessary to permit each Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Seller 401(k) Plan to roll over such eligible rollover distribution and any associated participant loans as part of any lump sum cash distribution into an account under a 401(k) plan maintained by Buyer or its Affiliates within ninety (90) days of the Closing Date.

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11.3    Employee Plans. Except as otherwise provided in this ARTICLE XI or in the TSA, the Sellers shall be responsible for all benefits and liabilities under any Seller Plan. Except as may be provided in the TSA, the Sellers shall take all actions necessary to provide that as of the Closing Date: (a) all Continuing Employees shall cease to accrue benefits under the Seller Plans; and (b) the Companies and Company Subsidiaries shall withdraw from participation in any Seller Plans. Effective as of the Closing, Buyer (and its Affiliates, including the Company and Companies Subsidiaries) shall continue to be responsible for any Company Plans, and the Sellers and its Affiliates shall have no liabilities or obligations with respect to any Company Plans.

11.4    Employment Agreements. With respect to those Continuing Employees whose services are performed pursuant to an employment agreement, effective as of the Closing, Buyer shall, and shall cause the Companies and Company Subsidiaries to, honor the terms of such employment agreement, and Buyer shall, or shall cause one of its Affiliates to, assume the employment agreements listed in Section 11.4 of the Company Disclosure Letter.

11.5    Benefits under Collective Bargaining Agreements. From and after the Closing, Buyer agrees to continue to honor the terms of, and continue to provide any employee benefits required to be provided under the terms of, any applicable collective bargaining agreement covering any Continuing Employees.

11.6    Incentive Compensation. Prior to, or in connection with, the Closing, the Sellers shall pay or cause to be paid to the Continuing Employees, collectively, such aggregate amount with respect to the Sellers’ or any of its Affiliates’ (including the Companies’ or any Company Subsidiaries’) cash incentive compensation plans (exclusive of any equity or equity-based compensation plans) for the plan year in which the Closing occurs (the “Incentive Compensation Plans”) as would be accrued in Estimated Closing Working Capital if such amounts were not paid prior to Closing, less any applicable withholding.

11.7    Vacation. Effective as of the Closing, Buyer shall recognize, and assume all Liabilities for, any earned but not taken paid time off of the Continuing Employees prior to the Closing Date, to the extent such Liabilities are accrued in Final Closing Working Capital.

11.8    Cooperation. Upon reasonable request, the Sellers shall provide to Buyer, and Buyer shall provide to the Sellers, such documents, data and information as may reasonably be necessary to implement the provisions of this ARTICLE XI.

11.9    Update to Company Disclosure Letter. Not more than ten (10) days prior to the Closing, the Sellers shall update Section 3.10(b) of the Company Disclosure Letter to reflect any changes to the information contained therein occurring after the date of this Agreement but prior to the date such update is made.

11.10    WARN Schedule. Not more than ten (10) days prior to the Closing, the Sellers shall provide Buyer with a schedule setting forth the number of Employees at each work location who experienced an “employment loss” as defined in the WARN Act during the 90-day period prior to the Closing Date; provided, however, such schedule will not include more than ten (10) Employees (the “Sellers’ WARN Cap”).

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ARTICLE XII MISCELLANEOUS

12.1    Exclusivity of Representations; No Outside Reliance.

(a)THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS AND BUYER IN ARTICLE II, ARTICLE III AND ARTICLE IV OF THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS OR WARRANTIES AND CONDITIONS, INCLUDING, ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, OR OF FITNESS FOR A PARTICULAR PURPOSE OR TRADE AND ANY OTHER IMPLIED WARRANTIES OR CONDITIONS, OF THE SELLERS AND BUYER, RESPECTIVELY. EACH SELLER AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON, ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES OR CONDITIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY ANY SELLER OR ANY OTHER PERSON TO BUYER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR BY BUYER OR ANY OTHER PERSON TO ANY SELLER OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES, OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)WITHOUT LIMITING THE GENERALITY OF SECTION 12.1(A), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE II OR ARTICLE III OF THIS AGREEMENT (INCLUDING THE FINANCIAL STATEMENTS REPRESENTATIONS AND WARRANTIES AND THE FINANCIAL STATEMENTS REFERRED TO THEREIN), IT IS UNDERSTOOD AND ACKNOWLEDGED BY THE PARTIES THAT ANY COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS OR OTHER PREDICTIONS THAT MAY BE CONTAINED OR REFERRED TO IN THE COMPANY DISCLOSURE LETTER OR ELSEWHERE, AS WELL AS ANY INFORMATION, DOCUMENTS OR OTHER MATERIALS (INCLUDING ANY SUCH MATERIALS CONTAINED OR POSTED IN ANY ELECTRONIC DATA ROOM OR REVIEWED BY BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES) OR MANAGEMENT PRESENTATIONS THAT HAVE BEEN OR ARE HEREAFTER PROVIDED TO, OR MADE AVAILABLE TO, BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES ARE NOT AND WILL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF THE SELLERS, THE COMPANIES, COMPANY SUBSIDIARIES, CENVEO OR ANY AFFILIATE OF THE FOREGOING, AND NONE OF THE SELLERS, THE COMPANIES, COMPANY SUBSIDIARIES, CENVEO OR ANY AFFILIATE OF THE FOREGOING SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY SUCH ESTIMATES, PROJECTIONS, PREDICTIONS, MATERIALS OR INFORMATION PROVIDED TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

12.2    Expenses. Except as expressly set forth in Sections 1.4(b), 9.2 and 10.1, each party hereto shall bear all of its expenses incurred in connection with the transactions

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contemplated by this Agreement, including accounting and legal fees incurred in connection herewith.

12.3    Further Assurances. From time to time at and after the Closing Date, without the payment of any additional consideration except as otherwise set forth in this Agreement, each party hereto will execute all such instruments and take all such actions as the other parties, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement.

12.4    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (with receipt confirmed or followed by delivery by a nationally recognized overnight carrier), in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e- mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.

If to any Seller:

Cenveo, Inc.
200 First Stamford Place Stamford, CT 06902
Facsimile:    (203) 595-3074 Attention: Rob Burton
E-mail Address: rob.burton@cenveo.com

with a copy (which will not constitute notice) sent contemporaneously to:

Hughes Hubbard & Reed LLP One Battery Park Plaza
New York, NY 10004 Fax No: (212) 422-4726
Attention: Kenneth A. Lefkowitz
E-mail Address: ken.lefkowitz@hugheshubbard.com
If to Buyer:
c/o WestRock Company 504 Thrasher Street NW Norcross, GA 30071-1967 Attention: Ward Dickson
E-mail: ward.dickson@westrock.com

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with a copy (which will not constitute notice) sent contemporaneously to:

WestRock Company 504 Thrasher Street NW
Norcross, GA 30071-1967 Attention: Robert B. McIntosh
E-mail: bob.mcintosh@westrock.com

12.5    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder will be assignable or transferable by any party without the prior written consent of the other parties hereto; provided, however, that Buyer may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases, Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder, and no assignment hereunder shall relieve WestRock Company from its obligations under the Buyer Guaranty) and; provided, further, that any Seller other than Cenveo Corp may: (x) assign any or all of its rights, interests or obligations hereunder to another Subsidiary of Cenveo (including any assignment of rights, interests and obligations hereunder by a Seller other than Cenveo Corp to another Subsidiary of Cenveo in connection with the liquidation or dissolution of such assigning Seller, and upon any such assignment and liquidation or dissolution of such Seller, such Seller shall be released from all of its obligations under this Agreement); and (y) designate one or more of its Affiliates to perform its obligations hereunder (in which cases such Seller shall remain responsible for the performance of all of its obligations hereunder). Any assignment in violation of this Agreement shall be null and void ab initio.

12.6    Construction.

(a)Unless otherwise expressly specified herein: (i) defined terms in the singular shall also include the plural and vice versa; (ii) the words “hereof”, “herein”, “hereunder” and other similar words refer to this Agreement as a whole; and (iii) Article, Section, Schedule and Exhibit references in this Agreement (except where such references make specific reference to another agreement, instrument or other document, including references to the Sections of the Company Disclosure Letter) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.

(b)The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement other than to the extent relevant in accordance with the proviso to Section 3.5(d).

(c)All references to “days” shall be to calendar days unless Business Days are specified. If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

(d)	Unless the context otherwise requires: (i) “or” is not exclusive; and

(ii)	“including” means “including but not limited to” and “including without limitation.”

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(e)As used herein, the phrases “date of this Agreement” and “date hereof” and any other phrases of similar import shall mean December 9, 2015 (it being understood that, with respect to representations and warranties made as of the “date of this Agreement” or as of the “date hereof”, the date or time which such representations and warranties are made or deemed to have been made or as of which the accuracy or inaccuracy thereof is measured or determined shall not alter the December 9, 2015 date as of which any such representations or warranties speak).

(f)Any covenant or agreement of any Seller contained herein and requiring such Seller to cause any Company or Company Subsidiary to take or not to take any action shall apply only to any Seller who owns any Transferred Securities of such Company (or the Company to which such Company Subsidiary is a Subsidiary and to Cenveo Corp), and references to Cenveo Corp causing Cenveo and its Subsidiaries to take or not take any action shall apply to the actual Subsidiaries of Cenveo as of the time of determination with respect to such action.

(g)Whenever the words “made available to Buyer” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were provided directly to Buyer or its representatives, or otherwise available to Buyer in the Data Room prior to, and through the date of, execution of this Agreement.

(h)Whenever a party to this Agreement is required to use “commercially reasonable efforts,” such party shall not be required to incur any out-of-pocket costs or expenses (other than de minimis costs or expenses), in connection with such obligation.

12.7    Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY DISPUTES ARISING HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND ANY DISPUTES ARISING HEREUNDER, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAWS ANALYSIS THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY PROCEEDING ARISING HEREUNDER.

12.8    Waiver of Provisions. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any

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condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

12.9    Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart. Counterparts may be delivered by facsimile or other electronic transmission.

12.10    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties, and supersedes and cancels any and all prior agreements among them relating to the subject matter hereof and thereof (provided, that the Confidentiality Agreement shall survive in accordance with Section 5.3(b)) and may not be amended or modified except by a written agreement signed by the parties.

12.11    Company Disclosure Letter. Any information disclosed in any section of the Company Disclosure Letter shall be deemed fully disclosed for the purposes of qualifying the other representations and warranties hereunder if the applicability of such information included in such disclosure to such representations and warranties is reasonably apparent on its face. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in ARTICLE II, ARTICLE III or ARTICLE IV or the indemnification provisions of ARTICLE IX nor the inclusion of any items in the Company Disclosure Letter shall be deemed to constitute an admission by the parties, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular Section of the Company Disclosure Letter does not constitute an admission by the parties that such item meets any or all of the criteria set forth in this Agreement for inclusion in such Section of the Company Disclosure Letter. At any time prior to Closing, solely for informational purposes, the Sellers shall have the right to supplement, modify or amend the Company Disclosure Letter with respect to any matter first existing or occurring following the date of this Agreement that: (i) if existing or occurring at or prior to the date of this Agreement would have been required to be set forth or described in such Company Disclosure Letter; (ii) would make any representation or warranty in ARTICLE II or ARTICLE III inaccurate if such representation or warranty were made on or as of the Closing Date, or (iii) is necessary to correct any information in such Company Disclosure Letter that has been rendered inaccurate thereby. No supplement, modification or amendment to any such Company Disclosure Letter shall have any affect on the representations and warranties made in ARTICLE II or ARTICLE III or cure, or be deemed to have cured, any inaccuracy or breach of any representation or warranty contained in this Agreement for any purpose, including for purposes of indemnification or termination rights or determining whether or not conditions set forth in Section 7.1 have been satisfied.

12.12    Submission to Jurisdiction. EXCEPT WITH RESPECT TO MATTERS SUBMITTED FOR RESOLUTION BY THE ACCOUNTING FIRM PURSUANT TO SECTIONS 1.4, 10.1(C) OR 10.4(B), EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT BY

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ANY OTHER PARTY HERETO OR ITS SUCCESSORS OR PERMITTED ASSIGNS WILL BE BROUGHT AND DETERMINED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN THE CITY OF WILMINGTON, COUNTY OF NEW CASTLE (OR, IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, IN ANY APPROPRIATE DELAWARE STATE OR FEDERAL COURT), AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR ITSELF AND WITH RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, WITH REGARD TO ANY SUCH PROCEEDING. EACH OF THE PARTIES HERETO AGREES NOT TO COMMENCE ANY SUCH PROCEEDING EXCEPT IN THE COURTS DESCRIBED ABOVE IN DELAWARE, OTHER THAN PROCEEDINGS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE OR AWARD RENDERED BY ANY SUCH COURT IN DELAWARE AS DESCRIBED HEREIN. EACH OF THE PARTIES HERETO FURTHER AGREES THAT NOTICE AS PROVIDED HEREIN WILL CONSTITUTE SUFFICIENT SERVICE OF PROCESS AND THE PARTIES HERETO FURTHER WAIVE ANY ARGUMENT THAT SUCH SERVICE IS INSUFFICIENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY: (A) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE COURTS IN DELAWARE AS DESCRIBED HEREIN FOR ANY REASON; (B) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE); AND (C) THAT: (I) THE PROCEEDING IN ANY SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM; (II) THE VENUE OF SUCH PROCEEDING IS IMPROPER; OR (III) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

12.13    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained herein in any court set forth in Section 12.12, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that: (a) the other party (or parties) has (or have) an adequate remedy at law; or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereby waives any requirement under any Law to post security or a bond as a condition to obtaining equitable relief.

12.14    No Third-Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, except as set forth in Sections 5.6 (with respect to the Indemnitees), Sections 9.2(a) and 9.2(b) (with respect to

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Indemnified Parties) and 12.19 (with respect to Non-Party Affiliates), express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.15    No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

12.16    Severability. To the fullest extent that they may effectively do so under applicable Law, the parties hereto hereby waive any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof. Without limitation of the preceding sentence: (i) it is the intent of the parties hereto that, in the event that in any court proceeding, such court determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court shall have the power to, and shall: (A) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding; and (B) enforce such provision, as so modified pursuant to clause (A), in such proceeding; and (ii) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 12.16 is intended to, or shall: (x) limit the ability of any party hereto to appeal any court ruling or the effect of any favorable ruling on appeal; or (y) limit the intended effect of Section 12.7 or 12.12.

12.17    Access to Books and Records. After the Closing Date, Buyer shall, upon the Sellers’ reasonable request from time to time, and upon reasonable notice: (a) (i) provide to the authorized representatives of the Sellers full access, during normal business hours, to any and all

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premises, properties, files, books, records, documents and other information of the Companies and Company Subsidiaries relating to periods prior to the Closing; (ii) cause its officers and the officers of each Company and Company Subsidiary to furnish to the Sellers and their respective authorized representatives any and all financial data and other information pertaining to such Company relating to periods prior to the Closing; and (iii) make available to the Sellers and their representatives, personnel of Buyer and the Companies and Company Subsidiaries to consult with such personnel; and (b) make available for inspection and copying by the Sellers true and complete copies of any documents relating to the foregoing, and the reasonable out-of-pocket expenses of Buyer incurred in connection with the foregoing matters in this Section 12.17 will be paid by the Sellers. In exercising their rights under the foregoing provisions of this Section 12.17, the Sellers and their respective representatives shall not interfere with the normal operations of Buyer or any Company or Company Subsidiary. Buyer shall cause each Company and Company Subsidiary to retain the files, books, records and documents of each Company and Company Subsidiary relating to the period prior to the Closing Date for at least seven (7) years after the Closing Date and after such seventh (7th) year anniversary, to give the Sellers at least twenty (20) Business Days’ prior written notice and a reasonable opportunity to receive, at the Sellers’ cost, such files, books, records or documents prior to destroying or discarding any such files, books, records or documents.

12.18    Waiver of Conflicts Regarding Representations; Privilege.

(a)Recognizing that HHR has acted as legal counsel to the Companies and the Company Subsidiaries, and has acted from time to time as legal counsel to the Sellers and one or more of their stockholders and Affiliates prior to the consummation of the Closing, and that HHR intends to act as legal counsel to the Sellers and one or more of the Sellers’ stockholders and their Affiliates after the consummation of the Closing, each of the Sellers and Buyer hereby consents to and waives, on behalf of the Companies and the Company Subsidiaries and agrees to cause each of the Companies and the Company Subsidiaries to consent to and waive, any conflicts that may arise in connection with HHR representing the Sellers or the Sellers’ respective stockholders or any of their Affiliates after the consummation of the Closing, whether in connection with the Transaction Documents or otherwise. The parties also agree that the fact that HHR may be deemed from time to time to have acted as legal counsel to the Companies and Company Subsidiaries prior to the consummation of the Closing shall not prevent HHR from representing the Sellers or the Sellers’ respective stockholders or any of their Affiliates in connection with any matters, including any matter involving this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or any disputes between any of the parties hereto that may arise after the consummation of the Closing. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that it has consulted with counsel or have been advised they should do so in respect thereto. Communications between any Company or Company Subsidiary and HHR will become the property of the Sellers following the Closing and will not be disclosed to Buyer without the consent of the Sellers.

(b)Notwithstanding the Closing, the parties agree that none of the Companies or Company Subsidiaries nor Buyer shall have the right to assert attorney-client privilege as to pre-Closing and post-Closing communications between the Sellers, the Companies or Company Subsidiaries (for the Companies and Company Subsidiaries, only with respect to pre-Closing

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communications), on one hand, and HHR, on the other hand, to the extent that the privileged communications relate to this Agreement or any of the other Transaction Documents or to the transactions contemplated hereby or thereby. The parties agree that only the Sellers shall be entitled to assert or waive such attorney-client privilege in connection with such communications following the Closing. As of the consummation of the Closing and thereafter: (x) the client communications, work product and files generated and maintained by HHR as a result of HHR’s representation of the Sellers, the Companies and the Company Subsidiaries in connection with this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby shall be and become the exclusive property of the Sellers, and any attorney-client privilege with respect thereto may be waived on behalf of the Sellers only by Cenveo Corp; (y) HHR shall have no duty whatsoever to reveal or disclose any such communications, work product or files to Buyer or any of its Affiliates (including, after the Closing, the Companies or Company Subsidiaries) by reason of any attorney-client relationship or otherwise; and (z) in the event any dispute arises between any of the parties hereto and/or any of the Companies and/or Company Subsidiaries, whether involving this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or otherwise, Buyer agrees, on behalf of itself and the Companies and the Company Subsidiaries, that Buyer, the Companies and the Company Subsidiaries shall not offer into evidence or otherwise attempt to use or assert any attorney-client communications, files or work product in connection with such dispute and/or any Action with respect thereto. The foregoing shall not extend to: (i) any communication unrelated to this Agreement, any of the Transaction Documents or the transactions contemplated hereby or thereby; (ii) communications between the Sellers or the Companies or Company Subsidiaries, on the one hand, and any Person other than HHR, on the other hand; or (iii) any post-Closing communications between the Companies or Company Subsidiaries and HHR or any other legal counsel. Nothing in this Section 12.18 shall limit the professional obligation of confidentiality of HHR to the Companies and the Company Subsidiaries.

12.19    No Recourse. This Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, at Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS:

CENVEO CORPORATION

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Title: Director

CADMUS PRINTING GROUP, INC.

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Title: Director

CADMUS KNOWLEDGEWORKS, INTERNATIONAL, LTD

By:	/s/ Atul Goel
Atul Goel
Director

BUYER

WESTROCK CONVERTING COMPANY

By:	/s/ Robert B. McIntosh
Robert B. McIntosh
EVP and General Counsel

CERTAIN DEFINED TERMS

For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“136 Eastport” shall have the meaning specified in the recitals hereto.

“136 Eastport Membership Interests” shall have the meaning specified in Section
1.1(a).

“Accounting Firm” shall have the meaning specified in Section 1.4(b).

“Accounting Principles” means the methodologies, policies, accounting applications and assumptions as set forth on Schedule III attached hereto, or if not set forth on Schedule III, utilized in the preparation of the most recent year-end balance sheet included in the Financial Statements for each of the items reflected therein. To the extent any item to be reflected in a calculation or statement required to be prepared in accordance with the Accounting Principles was not reflected in the Financial Statements, such item shall be determined in accordance with GAAP.

“Action” means any written action, cause of action, demand, lawsuit, audit, notice of violation, citation, summons, subpoena, arbitration, claim, complaint, litigation, petition, suit or other proceeding, whether civil, administrative, regulatory or criminal, at law or in equity by or before any Governmental Authority.

“Affiliate” means, as to any specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, that references to an “Affiliate” or “Affiliates” of: (i) any of the Sellers, Companies, or Company Subsidiaries shall be deemed to refer only to Cenveo and Persons directly or indirectly controlled by Cenveo; and (ii) Buyer shall be deemed to refer only to WestRock Company and Persons directly or indirectly controlled by WestRock Company. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the preamble hereto.

“Air Laws” shall have the meaning specified in Section 5.19.

“Air Permit Remedial Actions” shall have the meaning specified in Section 5.19.

“Anti-Corruption Laws” means all Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage; including the FCPA, the U.K. Bribery Act of 2010, the Corruption of Foreign Public Official Act (Canada) and all Laws

enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Rate” means the rate of interest from time to time announced publicly by Wells Fargo Bank, N.A. as its prime rate.

“Asset Allocation” shall have the meaning specified in Section 10.4(b).

“Assignment” shall have the meaning specified in Section 1.3(a)(vii).

“Balance Sheets” has the meaning set forth in Section 3.5(a).

“Base Purchase Price” means $105,000,000.

“Base Working Capital” means $26,291,000.

“Business” shall have the meaning specified in Section 5.5(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York, or Atlanta, Georgia, are authorized or required by Law to remain closed.

“Business Sale” shall have the meaning specified in Section 5.7.

“Buyer” shall have the meaning specified in the preamble hereto.

“Buyer Guaranty” shall have the meaning specified in the recitals hereto.

“Buyer Indemnitee” or “Buyer Indemnitees” shall have the meaning specified in
Section 9.2(a).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party.

“Buyer’s Closing Schedule” shall have the meaning specified in Section 1.4(a).

“Cadmus Knowledge” shall have the meaning specified in the preamble hereto.

“Cadmus Printing” shall have the meaning specified in the preamble hereto.

“Canadian GAAP” means Canadian generally accepted accounting principles.

“Canadian Multi-Employer Plan” means any Employee Plan to which any Company or Company Subsidiary contributes or is obligated to contribute in respect of any current or former employee, director or consultant of any Company or Company Subsidiary (or their dependents or beneficiaries) or any Offeree Employee (or their dependents or beneficiaries) employed in Canada pursuant to a collective bargaining agreement, participation agreement or other agreement and which is not maintained or administered by the Company, a Company Subsidiary or a Seller.

“Canadian Tax Agent” shall have the meaning specified in Section 10.6.

“Canadian Tax Agreement” shall have the meaning specified in Section 10.6.

“Canadian Tax Comfort Letter” shall have the meaning specified in Section 10.6.

“Cenveo” means Cenveo, Inc., a Colorado corporation.

“Cenveo Commercial” shall have the meaning specified in the recitals hereto.

“Cenveo Commercial Membership Interests” shall have the meaning specified in
Section 1.1(a).

“Cenveo Corp” shall have the meaning specified in the preamble hereto.

“Cenveo Corp Transferred Equity” shall have the meaning specified in
Section 1.1(a).

“Cenveo Existing Liens” means the Liens on the Transferred Securities and other assets of the Sellers, the Company and the Company Subsidiaries pursuant to the Credit Agreement and Indentures.

“Cenveo Restricted Parties” shall have the meaning specified in Section 5.5(a).

“Cenveo US-Sub Customer” shall have the meaning specified in Section 5.5(c).

“CERCLA” shall have the meaning specified in the definition of Environmental
Laws.

“Closing” shall have the meaning specified in Section 1.2.

“Closing Date” means the date on which the consummation of the Closing occurs.

“Closing Purchase Price” means the sum of the Base Purchase Price: (i) plus an amount, if any, equal to the amount by which the Estimated Closing Working Capital exceeds the Base Working Capital, or minus an amount, if any, equal to the amount by which the Base Working Capital exceeds the Estimated Closing Working Capital; and (ii) minus the outstanding amount payable under the Specified Capital Leases as of the Closing Date.

“Closing Working Capital” means Working Capital as of 12:01 a.m., New York time, on the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Act” means the Colorado Limited Liability Company Act, as amended from time to time.

“Companies” shall have the meaning specified in the recitals hereto.

“Company Contracts” means all Contracts to which any Company or Company Subsidiary is a party.

“Company Disclosure Letter” means the disclosure letter, dated the date of this Agreement, and delivered concurrent herewith by the Sellers to Buyer.

“Company Employees” shall have the meaning specified in Section 11.1(a).

“Company    Intellectual    Property” shall have the meaning specified in Section 3.16(a).

“Company Material Adverse Effect” means any event, occurrence, development, matter, fact, condition or change, individually or in the aggregate, that is or is reasonably likely to be materially adverse to the financial condition, business, assets and liabilities, including contingent liabilities (taken as a whole) or results of operations of the Companies and Company Subsidiaries, taken as a whole or on the ability of the Sellers to consummate the transactions contemplated hereby prior to the Termination Date; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be a Company Material Adverse Effect: (1) any adverse change, effect, event, occurrence, development, matter, state of facts, series of events or circumstance (any such item, an “Effect”) arising out of or relating to: (x) United States, Canadian, or global (or any region thereof): (A) economic, credit, financial or securities market conditions, including prevailing interest rates or currency rates; or (B) regulatory or political conditions; or (y) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war), man-made disasters, natural disasters (including hurricanes) or Acts of God (except, with respect to this clause (1), only to the extent that such Effect has a disproportionate adverse effect on the Companies and the Company Subsidiaries, taken as a whole, as compared to the adverse impact such Effect has on other companies operating in the industries (including the packaging industry) or product markets in which the Companies or any of the Company Subsidiaries operates); (2) any adverse Effect arising out of or relating to factors, conditions, trends or other circumstances generally affecting any of the industries (including the paper, printing and packaging industries) in which the Companies or any of the Company Subsidiaries operate, including fluctuations in the pricing of commodities, or seasonal reductions in the revenues or earnings of any Company or Company Subsidiary that is consistent with such Company’s past operating history (except, with respect to this clause (2), only to the extent that such Effect has a disproportionate adverse effect on the Companies and the Company Subsidiaries, taken as a whole, as compared to the adverse impact such Effect has on other companies operating in the industries in which the Companies or any of the Company Subsidiaries operates); (3) any adverse Effect arising out of, resulting from or attributable to the execution and delivery of this Agreement or the announcement, pendency or consummation of any of the Transactions, in each case, insofar as it relates to the identity or actions of Buyer as opposed to any other person, or any facts or circumstances relating to Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding its or their plans or intentions with respect to the conduct of the business or assets of any Company or any of the Company Subsidiaries; (4) any adverse Effect arising out of or relating to any change in Law, GAAP (including any generally accepted accounting principles of jurisdictions other than the United States, including Canadian GAAP), regulatory accounting requirements or interpretations thereof that apply to a Company or any of the Company Subsidiaries (including the proposal or adoption of any new law, statute, code, ordinance, rule or regulation, or any change in the interpretation or enforcement of any existing law, statute, code, ordinance, rule or regulation) (except, with respect to this clause (4), only to the extent that such Effect has a disproportionate adverse effect on the Companies and the Company Subsidiaries, taken as a whole, as compared to the adverse impact such change has on the other companies operating in the industries or product markets in which the Companies or any of the Company Subsidiaries operates); (5) any failure of any of any Company or Company Subsidiary, individually or aggregated with one or more other Companies or Company Subsidiaries, to meet any projection or forecast (provided, that the exception in the clause shall not prevent or otherwise affect a determination that any event, occurrence, development, matter, fact, condition or change underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (6) any adverse Effect arising out of, resulting from or attributable to any action(s) taken, or failure(s) to take action, by Buyer in breach of this Agreement; (7) any adverse Effect arising out of, resulting from, or attributable to any action(s) taken, or failure(s) to take action, by a Company or any Company Subsidiary as a result of obligations or prohibitions on such Person(s) contained in this Agreement; and (8) any adverse Effect to which Buyer has consented in writing or resulting from or attributable to the failure of a Company or Company Subsidiary to take any action referred to in Section 5.1 due to Buyer’s withholding of consent which consent has been requested by the Sellers in writing in accordance with the provisions of this Agreement (but only to the extent such adverse Effect results from or is attributable to the failure to take any such action and such failure is due to Buyer’s withholding of consent).

“Company Plan” means any Employee Plan sponsored or maintained exclusively by, or for, any Company or Company Subsidiary and with respect to which only current and former employees, directors, or consultants of a Company or Company Subsidiary (or their dependents or beneficiaries) participate or benefit.

“Company Subsidiary” shall mean a Subsidiary of a Company.

“Confidentiality Agreement” shall have the meaning specified in Section 5.3(b).

“Continuing Cut and Stack Customers” shall have the meaning specified in
Section 5.5(b).

“Continuing Employee” shall have the meaning specified in Section 11.1(a).

“Contract” means any oral or written agreement, contract, subcontract, lease, instrument, note, bond, mortgage, indenture, deed of trust, sublease, license, sublicense or other binding arrangement, commitment or obligation, together with all exhibits, schedules, addenda, statements of work, purchase and sales orders and amendments thereto.

“Copyright Office” shall have the meaning specified in Section 3.16(b).

“Credit Agreement” means the Credit Agreement, dated as of April 16, 2013, among Cenveo Corporation, Cenveo, Bank of America, N.A., as administrative agent, and the lenders party thereto, as amended.

“Credit Agreement Release” shall have the meaning specified in Section
1.3(a)(xvi).

“Data Room” means that Intralinks virtual data room with respect to “Project Chronicle” maintained by Barclays Capital Inc.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Designated Shared Contracts” shall have the meaning specified in Section
5.16(b).

“Direct Claim” shall have the meaning specified in Section 9.2(d).

“Disposal Facilities” shall have the meaning specified in Section 3.18(f).

“Disputed Item” shall have the meaning specified in Section 1.4(b).

“DOJ” shall have the meaning specified in Section 5.2(b).

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

“DR Facility” shall mean Washburn Graphics’ facility in San Cristobal, Dominican Republic.

“DR Permit” means any required environmental permit with respect to the DR Facility, regardless of whether such permit is obtained prior to or after the Closing.

“Due Date” shall have the meaning specified in Section 10.6(a).

“Effect” shall have the meaning specified in the definition of Company Material Adverse Effect.

“Effective Time” shall have the meaning specified in Section 1.2.

“Employee Plan” means any Plan providing benefits or covering any current or former employee, director or consultant of any Company or Company Subsidiary (or their dependents or beneficiaries) or any Offeree Employee (or their dependents or beneficiaries), or with respect to which any Company or Company Subsidiary has any current liability or may have any liability prior to or immediately following the Closing Date.

“Employees” means: (i) any employee of any Company or Company Subsidiary; and (ii) the Offeree Employees.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation (but not those terms or conditions of employment that may be implied by applicable common Law), or of a consulting or independent contractor relationship, in respect to any current or former officer, employee, consultant or independent contractor of any of the Companies or Company Subsidiaries.

“Entity Allocation” shall have the meaning specified in Section 10.3.

“Environment” means soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, natural resources, flora and fauna, and ambient air.

“Environmental Claim” means any civil, criminal or administrative action, suit, hearing, lien, demand, claim, order, decree, judgment, investigation, notice of liability or potential liability, notice of violation, injunctive relief, complaint, lawsuit or other legal or administrative proceeding by any Person alleging, or any obligation involving, liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from ownership, lease, operation or use of the business or assets of any of the Companies or Company Subsidiaries or relating to any real property currently or formerly owned, leased, operated or used by any of the Companies or Company Subsidiaries, including the presence, Release of, any Hazardous Materials; or any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Insurance Period” shall have the meaning specified in Section
5.17(a).

“Environmental Law” means any applicable Law, any published guidance by any Governmental Authority and any Order or binding agreement with any Governmental Authority:
(a)relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the Environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation of, response to, or investigation of actual or suspected, Hazardous Materials or property damage, natural resources damage caused by any Hazardous Material. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state, Canadian federal province, municipal or local analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency

Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (“OSHA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Safe Drinking Water Act, as amended, 42 U.S.C. §§ 300f et seq.; the Hazardous Materials Transportation Act, as amended 49 U.S.C. §§ 1801 et seq.; the Atomic Energy Act, as amended, 42 U.S.C. §§ 2011 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et seq.

“Environmental Lease Obligations” shall have the meaning specified in Section
3.18(c).

“Environmental Notice” means any directive, notice of violation, infraction, notice, warning letter or notice, information request or other communication respecting any Environmental Claim, any Hazardous Material Release or compliance or non-compliance with, or Liability or potential Liability under, or compliance or non-compliance with any Environmental Law or any term or condition of any Environmental Permit

“Environmental Permit” means any Permit required under Environmental Laws to operate the business or the assets of the Companies or Company Subsidiaries in the manner they are currently operated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as
amended.

“ERISA Affiliate” means each Person that together with any Company or Company Subsidiary would at any relevant time be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agreement” shall have the meaning specified in Section 5.17(a).

“Estimate Schedule” shall have the meaning specified in Section 1.1(e).

“Estimated Closing Working Capital” means, subject to any changes agreed to by Cenveo Corp in its sole discretion in connection with Section 1.1(e) (if any), Cenveo Corp’s good faith estimate of Closing Working Capital based on the most recent month end balance sheets of the Companies and Company Subsidiaries available at the time of the preparation of such estimate, with such adjustments as are necessary to reflect a good faith estimate of changes from the date of such balance sheet until the Effective Time, as reasonably determined in good faith by Cenveo Corp.

“FCPA” means the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1 et
seq.

“Final     Closing Working Capital” shall have    the meaning specified    in
Section 1.4(c).

“Final Closing Working Capital Date” shall have the meaning specified in
Section 1.4(d).

“Final Purchase Price” means the sum of the Base Purchase Price: (i) plus an amount, if any, equal to the amount by which the Final Closing Working Capital exceeds the Base Working Capital, or minus an amount, if any, equal to the amount by which the Base Working Capital exceeds the Final Closing Working Capital; and (ii) minus the outstanding amount payable under the Specified Capital Leases as of the Closing Date.

“Financial Statements” shall have the meaning specified in Section 3.5(a).

“Florida Act” means the Florida Revised Limited Liability Company Act, as amended from time to time.

“Foreign Plan” means an Employee Plan maintained outside of the United States.

“FTC” shall have the meaning specified in Section 5.2(b).

“Fundamental Representations” means the representations and warranties contained in Sections 2.1 (Organization and Good Standing; Authority), 2.2 (Ownership of Transferred Securities; Title), 2.6 (Brokers), the first six (6) sentences of 3.1 (Organization and Good Standing of the Companies), 3.3 (Capitalization of the Companies), 3.19 (Brokers), 4.1 (Organization and Good Standing of Buyer), 4.2 (Authority), 4.6 (Investment Intent, Etc.) and 4.8 (Brokers).

“Funded Indebtedness” means, as of any time, without duplication, the aggregate amount (including the current portions thereof) of: (a) any principal, interest, fees, expenses, prepayment penalties or premiums or fees associated with the repayment of indebtedness and other amounts in respect of: (i) borrowed money incurred by any Company or Company Subsidiary; and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments which any Company or Company Subsidiary is obligated to pay; (b) any obligations of any Company or Company Subsidiary issued or assumed as the deferred purchase price of property or services, any conditional sale obligations of any Company or Company Subsidiary, any contingent payment or “earnout” obligations and any obligations of any Company or Company Subsidiary under any title retention agreement (but in each case excluding trade accounts payable and other accrued expenses or liabilities to the extent such trade accounts payable and other accrued expenses or liabilities are included in the calculation of Working Capital); (c) any obligations of any Company or Company Subsidiary under leases required to be capitalized in accordance with GAAP; (d) any obligations of any Company or Company Subsidiary for reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction, in each case only to the extent drawn or funded, or any obligations in respect of future contracts, forward contracts, swaps, options, hedging or similar arrangements; (e) obligations under pension plans for the underfunding thereof; (f) non-compete payment obligations of any Company or Company Subsidiary; (g) deferred compensation and/or severance obligations with respect to former employees, agents or consultants of any Company or Company Subsidiary or deferred compensation obligations with respect to current employees, agents or consultants of any Company or Company Subsidiary that are payable, but, in each case, only to the extent such amounts are not included in the calculation of the Working Capital; (h) accrued interest, prepayment premiums or penalties related to any of the obligations referred to in the proceeding clauses (b) through (f); (i) any obligations of the type referred to in clauses

(a) through (f) immediately above of any other Persons for the payment of which any Company or Company Subsidiary is responsible or liable, as obligor, guarantor, surety or otherwise, or secured by a Lien on any assets of such Company or Company Subsidiary (whether or not the obligation secured thereby is assumed by such Company or Company Subsidiary); and (j) declared, but unpaid, dividends or distributions. Notwithstanding the foregoing, the following items shall not be included in any calculation or determination of Funded Indebtedness under this Agreement: (a) subject to the receipt of the Lien Releases at the Closing, indebtedness or other obligations under the Credit Agreement or Indentures, to the extent such indebtedness or other obligations are released pursuant to such Lien Releases; (b) the Note Liability; and (c) to the extent the outstanding amount payable under the Specified Capital Leases as of the Closing Date is deducted from the Base Purchase Price in accordance with the definitions of Closing Purchase Price and Final Closing Purchase Price, the Specified Capital Leases.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any government, any governmental, administrative or regulatory entity, authority, commission, ministry, minister, board, agency, instrumentality, bureau or political subdivision and any court, tribunal or judicial or arbitral body of competent jurisdiction (whether U.S. or any other foreign, national, federal, provincial, state, municipal or local entity or, in the case of an arbitral body, whether governmental, public or private).

“Governmental Authorization” means any Permit, Order or waiver issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law, including the lapse of any waiting period thereunder.

“Hazardous Materials” means any “hazardous substance” as that term is defined under CERCLA and its implementing regulations, 42 U.S.C. §§ 9601 et seq.; any “hazardous material,” as that term is defined under OSHA and its implementing regulations; any “hazardous waste” as that term is defined under RCRA and its implementing regulations; any “solid waste” as that term is defined under RCRA and its implementing regulations; any “toxic substance” as that term is defined under the Toxic Substances Control Act of 1976, as amended, and its implementing regulations, 15 U.S.C. §§ 2601 et seq.; any “pollutant” as that term is defined under the Clean Water Act, as amended, and its implementing regulations, 33 U.S.C. §§ 1362 et seq.; and any other chemical, substance or material, whether solid, liquid, or gas, subject to regulation under Environmental Law because of its detrimental effect on worker safety, human health or the Environment, including oil, petroleum products, radon, radioactive materials or wastes, asbestos, asbestos-containing materials, lead or lead-containing materials, hazardous wastes, natural gas, natural gas liquids, liquefied natural gas, mold, hazardous waste constituents, urea formaldehyde insulation and polychlorinated biphenyls.

“HHR” means Hughes, Hubbard and Reed LLP.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” shall have the meaning specified in Section 5.2(b).

“Identified Environmental Conditions” shall mean the matters identified as a Recognized Environmental Condition, Controlled Recognized Environmental Condition, Historical Recognized Environmental Condition or a De Minimis Condition in any of the Phase I reports set forth in Section 3.18(k) of the Company Disclosure Letter.

“Incentive Compensation Plans” shall have the meaning specified in Section 11.6.

“Income Taxes” shall mean any Taxes in the nature of income or franchise taxes.

“Income Tax Return” shall mean any Tax Return relating to Income Taxes.

“Indemnified Party” shall have the meaning specified in Section 9.2(c).

“Indemnitees” shall have the meaning specified in Section 5.6.

“Indenture Release” shall have the meaning specified in Section 1.3(a)(xv).

“Indentures” means: (a) the Indenture, dated as of June 26, 2014, by and among Cenveo, Cenveo Corporation, the other guarantors named therein and The Bank of New York Mellon, as Trustee and Collateral Agent, relating to the 6.000% Senior Priority Secured Notes due 2019, as amended; (b) the Indenture, dated as of June 26, 2014, by and among Cenveo, Cenveo Corporation, the other guarantors named therein and The Bank of New York Mellon, as Trustee and Collateral Agent, relating to the 8.500% Junior Priority Secured Notes due 2022, as amended; and (c) the Indenture, dated as of March 28, 2012, among Cenveo Corporation, the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 11.50% Senior Notes due 2017 and 7.00% Exchangeable Senior Notes due 2017.

“Initial Termination Date” shall have the meaning specified in Section 8.1(a)(ii).

“Insurance Advisors” shall have the meaning specified in Section 5.10(a).

“Intellectual Property” means all intellectual property rights arising from the following, whether created, protected or arising under the Laws of the United States or any other jurisdiction: (a) trademarks, trade names, service marks, trade dress, slogans, Internet domain names, IP addresses, corporate names and logos, whether registered or unregistered, and any applications for the registration or renewal of the same and all good will associated with any of the foregoing; (b) inventions, improvements and discoveries (regardless of whether patentable), patents and patent applications; (c) copyrights, works of authorship (whether published or unpublished) and any applications for the registration or renewal of the same, (d) trade secrets, confidential proprietary information, customer and supplier lists, Software and computer programs and source code data relating thereto (including all current and historical databases), research records, test information, market surveys, marketing know-how, inventions, know-how, processes and procedures; and (e) any other forms of intellectual property recognized under applicable Law.

“Intercompany Note” means the Amended and Restated Demand Promissory Note dated March 29, 2014 by MMT for the benefit of Cenveo Corp.

“Interim Balance Sheet Date” means September 30, 2015.

“Investigation” means any inquiry or investigation by a Governmental Authority.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of Buyer” or “Buyer’s Knowledge” (or words of similar import) means the actual knowledge of each of the persons listed on Schedule II, after inquiry of their direct reports.

“Knowledge of the Sellers” or “Sellers’ Knowledge” (or words of similar import) means the actual knowledge of each of Hunter Johnson, Wendy Holmvik, Frank Coppola, Tony Apuzzo, Robert Burton, Jr., Scott Goodwin, Ian Scheinmann, Ayman Zameli and Pete Popovics, after inquiry of their direct report, and, with respect to the representations in Section 3.18, after inquiry of the environmental, health and safety manager of each facility; provided, that with respect to the representations in Section 3.23 as they relate to SSPs, no inquiry shall be necessary but the actual knowledge of Jake Klossner shall be included.

“Laws” means all laws, constitutions, treaties, statutes, directives, codes, ordinances, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, decrees, decisions, ruling, consent orders, consent decrees, policies and other requirements of any Governmental Authority, including general principles of common and civil law and equity binding on or affecting the Person referred to in the context in which such word is used.

“Leased Real Property” shall have the meaning specified in Section 3.13(b).

“Legal Expenses” means the reasonable and documented fees, costs and expenses of any kind incurred by any Person indemnified under ARTICLE IX and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

“Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, conditioned sale or other title retention, security interest, defect in title, encumbrance or charge of any kind.

“Lien Releases” shall have the meaning specified in Section 1.3(a)(xvi).

“Listed Intellectual Property” shall have the meaning specified in Section 3.16(b).

“Listed Real Properties” shall have the meaning specified in Section 5.17(a).

“Losses” means all losses, damages, Liabilities, claims, obligations, amounts paid in settlement, fees, costs, payments, penalties, fines, assessments, judgments, Taxes, interest and expenses (including Legal Expenses) of any kind related thereto; provided, however, that Losses shall not include consequential damages (other than consequential damages to the extent foreseeable or to the extent they constitute direct damages (but for the avoidance of doubt excluding any damages based on a diminution in value (including based upon a multiple of earnings)), or punitive or other exemplary damages, except (i) to the extent that any such damages are required to be paid to a third party pursuant to a Third-Party Claim or (ii) with respect to damages resulting from a diminution in value (including based upon a multiple of earnings), such damages shall not be excluded from the definition of Losses solely with respect to a breach of the representations and warranties in Section 3.20 or the second sentence of Section 3.5(a), except insofar as such representations and warranties in the second sentence of Section 3.5(a) relate to inventory or accounts receivable.

“Material Contracts” shall have the meaning specified in Section 3.8(a).

“Mini-Basket” shall have the meaning specified in Section 9.2(a)(iv)(A).

“Minimum Reasonable Cost” shall mean the most reasonable, lowest cost approach to the implementation of a Remedial Action for which the Minimum Reasonable Cost is then being determined. Minimum Reasonable Cost: (i) shall not result in restrictions or actions that materially interfere with the business of the Companies or the Company Subsidiaries as conducted in substantially the same manner as conducted by the Sellers prior to the date hereof; (ii) shall only be applied in a manner that complies with, or yields results which comply with, applicable Environmental Law and other applicable Law, Environmental Permits and Environmental Lease Obligations; and (iii) shall reflect such costs that would be incurred by a reasonable person acting under similar circumstances to perform a Remedial Action if that person did not have any rights to indemnification from any other person.

“Minority Holder” shall have the meaning specified in the recitals hereto.

“Minority Holder Purchase Agreements” shall have the meaning specified in the recitals hereto.

“MMT” shall have the meaning specified in the recitals hereto.

“MMT Common Shares” shall have the meaning specified in Section 1.1(a).

“MMT Preferred Shares” shall have the meaning specified in Section 1.1(c).

“MMT Price” shall have the meaning specified in Section 10.6.

“MMT Shares” shall have the meaning specified in Section 1.1(c).

“Most Recent Balance Sheet” shall have the meaning specified in Section 3.5(a).

“Mutual Release” shall have the meaning specified in Section 1.3(a)(xiv).

“NLT” shall have the meaning specified in Section 5.5(e).

“Non-Party Affiliates” shall have the meaning specified in Section 12.19.

“Note Liability” means, as of the Closing Date, the amount of principal and interest due and payable by MMT to Cenveo Corp under the Intercompany Note.

“Offeree Employees” means any employee who is employed by Cenveo Corp and primarily provides services to the Business.

“Order” means any preliminary or permanent injunction or other order, writ, decree, judgment, stipulation, determination or award entered by or with a Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business of each of the Companies and Company Subsidiaries consistent in all material respects with the past custom and practice, including with regard to nature, frequency and magnitude, of such Company or Company Subsidiary in the operation of its business.

“Organizational Documents” means with respect to an entity (in each case, as amended or restated to the applicable date of determination): (a) the certificate of incorporation and bylaws (or comparable documents) of a corporation; (b) the certificate of formation and limited liability company agreement (or comparable documents) of a limited liability company; or (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (d) any amendment to or restatement of any of the foregoing.

“Owned Real Property” shall have the meaning specified in Section 3.13(a).

“Parent Contracts” shall have the meaning specified in Section 3.8(d).

“Parent Obligations and Guarantees” shall have the meaning specified in Section 5.16(c).

“Parent Releases” shall have the meaning specified in Section 5.16(c).

“Permits” means all licenses, permits, consents, approvals, certificates (including certificates of occupancy or the equivalent), registrations, franchises, authorizations, qualifications and filings which are required to be made with all applicable Governmental Authorities or required under all applicable Laws of the U.S. (federal, state or local) or any other jurisdiction, including Canadian federal, provincial, municipal or local Laws.

“Permitted Liens” means: (a) Liens for Taxes, or statutory Liens arising by operation of Law, in each case not yet due and payable, that are payable without penalty or that are being contested in good faith pursuant to appropriate legal proceedings and for which appropriate reserves have been established; (b) Liens arising or resulting from any action taken by Buyer or any of its Affiliates; (c) Liens identified in Section 3.14 of the Company Disclosure

Letter; (d) with respect to real property or interests therein: (i) zoning restrictions, easements, licenses, covenants, reservations or other restrictions on the use of real property, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such real property in its present use; (ii) any state of facts that an accurate survey of the applicable real property would disclose: (y) any non-material defects or irregularities in title; or (z) present and future Laws, with respect to such real property and the use of improvements thereof; (e) title of a lessor under an operating lease; (f) materialmen’s, mechanics’, workmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business which are not delinquent or are being contested in good faith pursuant to appropriate legal proceedings and for which adequate reserves have been taken or securing obligations which are bonded in a reasonable manner; (g) pledges or deposits in the ordinary course in connection with workers’ compensation, unemployment insurance or other social security legislation; and (h) Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith if adequate reserves with respect thereto have been established and are being maintained and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), estate or other organization (whether incorporated or unincorporated) or government or any agency or political subdivision thereof or any other Governmental Authority.

“Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (whether or not subject to ERISA) and each other material written severance, retention, employment, change-in-control, bonus, incentive, deferred compensation, supplemental retirement or other employee benefit plan, agreement, program, policy or arrangement, that is sponsored or maintained by the Sellers or any Company or Company Subsidiary or any of their ERISA Affiliates or to which the Sellers, any Company or Company Subsidiary, or any of their ERISA Affiliates contributes or is obligated to contribute. Notwithstanding the foregoing, a Plan shall not include any statutory plan with respect to which the Sellers, or any Company or Company Subsidiary, or any of their ERISA Affiliates are obligated to make contributions or comply with under applicable Law.

“Policies” shall have the meaning specified in Section 3.17.

“Pre-Closing Insured Event” shall have the meaning specified in Section 5.10(a).

“Pre-Closing    Straddle Period” shall    have the meaning specified in Section 10.1(c).

“Pre-Closing Tax Period” shall have the meaning specified in Section 10.2(d).

“Pre-Existing Environmental Conditions” shall mean environmental conditions, whether known or unknown, existing in, or under, the Listed Real Property as of the Closing (including the Identified Environmental Conditions).

“PTO” shall have the meaning specified in Section 3.16(b).

“Qualified Environmental Insurance Policy” means an environmental liability policy: (i) issued by a recognized insurance company having an A.M. Best rating of A or better;
(i)having a self-insured retention or deductible of no more than $500,000 per occurrence, which for the first occurrence shall be satisfied by the Sellers as provided herein; (iii) the costs of which (including the premium, broker commissions, underwriting fees, taxes and any other fees and expenses) shall be paid by the Sellers; (iv) having policy limits of at least $5,000,000 per occurrence and $10,000,000 in the aggregate; (v) having a policy period of no less than ten (10) years; (vi) naming WestRock Company and its Subsidiaries and Affiliates as the first named insured thereunder; (vii) covering Pre-Existing Environmental Conditions and having no significant limitations or exclusions from coverage, and (viii) acceptable to Buyer in its sole discretion.

“RCRA” shall have the meaning specified in the definition of Environmental
Laws.

“Real Property” means, together, the Owned Real Property and the Leased Real
Property.

“Real Property Lease” means any Contract under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant of real property.

“Referral Agreement” shall have the meaning specified in Section 5.5(e).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into or through.

“Remedial Action” means any action taken to: (i) cleanup, remove, treat, contain or remediate in any way Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so they do not migrate, endanger or threaten to endanger public health or welfare or indoor or outdoor environment; (iii) perform pre-remedial studies, sampling and investigations and post-remedial monitoring and care; or (iv) respond to requests of any Governmental Authority for information or documentation in any way relating to investigation, delineation, cleanup, removal, treatment, containment or remediation or potential cleanup, removal, treatment, containment or mediation of Hazardous Substances in the indoor or outdoor environment.

“Remediation Costs” means all costs, fines, penalties, assessments, fees, or expenses (including consultant, engineer, and attorneys’ fees, cost overruns, capital expenditures, incremental chemical purchase costs or incremental utility costs and equipment, charges) incurred in connection with any Remedial Action.

“Replacement Contracts” shall have the meaning specified in Section 5.16(b).

“Restricted Territory” shall have the meaning specified in Section 5.5(a).

“Responsible Party” shall have the meaning specified in Section 9.2(c).

“Retained Amount” shall have the meaning specified in Section 10.6.

“Rex 2010” shall have the meaning specified in the recitals hereto.

“Rex 2010 Membership Interests” shall have the meaning specified in
Section 1.1(a).

“Section 338(h)(10) Election” shall have the meaning specified in Section 10.4(a).

“Section 338(h)(10) Forms” shall have the meaning set forth in Section 10.4(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller 401(k) Plan” shall have the meaning specified in Section 11.2(b).

“Seller Basket Amount” shall have the meaning specified in Section 9.2(a)(iv)(A).

“Seller Indemnitee” shall have the meaning specified in Section 9.2(b).

“Seller Insurance Policies” shall have the meaning specified in Section 5.10(a).

“Seller Plan” means any Employee Plan that is not a Company Plan and that is not a Canadian Multi-Employer Plan.

“Sellers” shall have the meaning specified in the preamble hereto.

“Sellers’ Dispute Notice” shall have the meaning specified in Section 1.4(a).

“Sellers’ Transaction Expenses” means (without duplication), to the extent not paid before the Closing, included in the calculation of Closing Working Capital or otherwise expressly addressed under this Agreement (including the Note Liability), the aggregate amount equal to: (a) all amounts payable by any of the Companies or Company Subsidiaries to outside legal counsel, accountants, advisors, brokers, investment bankers, and other third party representatives, and all other out-of-pocket expenses incurred by any of the Companies or Company Subsidiaries (or by any Seller, to the extent such costs and expenses are a liability payable by the Companies or Company Subsidiaries), in each case, in connection with the sale of the Companies and Company Subsidiaries incurred prior to the Closing; (b) all cash bonuses, retention bonuses, change of control payments, severance and similar forms of compensation and similar payments payable by any of the Companies or Company Subsidiaries at, prior to, in connection with or following the Closing, including the employer portion of any payroll, social security, unemployment or similar Taxes incurred by any of the Companies or Company Subsidiaries in connection therewith, to any employees, agents or consultants that become or are payable as a result of the consummation of the transactions contemplated hereby; and (c) any amounts payable by any of the Companies or Company Subsidiaries to the Sellers or any of the Sellers’ Affiliates (other than the Company and Company Subsidiaries).

“Sellers’ WARN Cap” shall have the meaning specified in Section 11.10.

“Significant Customer” shall have the meaning specified in Section 3.20.

“Significant Supplier” shall have the meaning specified in Section 3.21.

“Software” means computer software programs and software systems, including all databases, data compilations, electronic tool sets and compilers, “proprietary” programming code, and, related documentation, whether in source code, object code or human readable form.

“Specified Capital Leases” means the leases set forth in Section 3.5(d)-1 of the Company Disclosure Letter.

“SSP” means each of the Persons listed in Section 3.8(a)(xxi) of the Disclosure Letter (beginning at item 6 therein).

“Straddle Period” shall have the meaning specified in Section 10.1(c).

“Subsidiary” means, with respect to any Person (other than an individual), any corporation, partnership, association or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or the Subsidiary of that Person or a combination thereof; or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or the Subsidiary of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Supply Agreement” shall have the meaning specified in Section 1.3(a)(xi).

“Tax Notice” shall have the meaning specified in Section 10.2(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, assessments, duties, levies, fees and other governmental charges of any kind whatsoever (including taxes on or with respect to net or gross income, employment, value added, rent, excise, occupancy, licensing, sales, use, transfer, ad valorem, intangibles, gross receipts, personal property, real property, franchise, doing business, withholding, duties, customs duties, payroll, stamp and capital) of the United States (federal, state or local) or other applicable jurisdiction, together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of any such penalties, additions or additional amounts.

“Termination Date” shall have the meaning specified in Section 8.1(a)(ii).

“Third-Party Claim” shall have the meaning specified in Section 9.2(c).

“Toledo Air Permit” means that certain Air Pollution Permit-to-Install and Operate No. P0115567 issued by the Ohio Environmental Protection Agency with an effective date of December 16, 2013, along with all amendments and modifications thereto.

“Toledo Air Requirements” means the requirements of the Toledo Air Permit and all Laws applicable to air emissions at the Toledo Facility.

“Toledo Facility” means Cenveo Commercial’s facility located at 1635 Coining Drive, Toledo, Ohio.

“Transaction Documents” means this Agreement, the Buyer Guaranty, the Escrow Agreement, the Transferred Membership Interests Assignment, the Supply Agreement, the TSA, the Referral Agreement, the Mutual Release, the Canadian Tax Agreement, the Assignment Agreement and the other agreements and certificates contemplated hereby and thereby, including each Exhibit and Schedule hereto and thereto.

“Transferred Employees” shall have the meaning specified in Section 11.1(a).

“Transferred Membership Interests” shall have the meaning specified in
Section 1.1(a).

“Transferred Membership Interests Assignment” shall have the meaning specified in Section 1.3(a)(i).

“Transferred Securities” shall have the meaning specified in Section 1.1(c).

“TSA” shall have the meaning specified in Section 1.3(a)(xii).

“Valuation Firm” shall have the meaning specified in Section 10.3.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

“Washburn Graphics” shall have the meaning specified in the recitals hereto.

“Washburn Graphics Shares” shall have the meaning specified in Section 1.1(b).

“WestRock Company” shall have the meaning specified in the recitals hereto.

“Working Capital” means, as of any time of determination: (i) the sum of the value of the current assets of the Companies and Company Subsidiaries that are included in the line item categories of current assets specifically identified on Exhibit J minus; (ii) the sum of the value of the current liabilities that are included in the line item categories of current liabilities specifically identified on Exhibit J (but excluding in the calculation of Closing Working Capital all liabilities for: (a) incurred but not reported insurance claims with respect to workers’ compensation and medical; and (b) Income Taxes for which Cenveo Corp is responsible and rights to refunds or credits to which the Sellers are entitled, pursuant to ARTICLE X of this Agreement), in each case of the foregoing items in clauses (i) and (ii), without duplication, and as determined in accordance with the Accounting Principles.